As filed with the Securities and Exchange Commission on January 21, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SABRA HEALTH CARE LIMITED PARTNERSHIP

SABRA CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware Delaware	6798 6798	27-2712888 27-3642390
(State of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

For Co-Registrants, please see “Table of Co-Registrants” on the following page.

18500 Von Karman, Suite 550

Irvine, CA 92612

(888) 393-8248

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard K. Matros

President and Chief Executive Officer

Sabra Health Care REIT, Inc.

18500 Von Karman, Suite 550

Irvine, CA 92612

(888) 393-8248

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Andor D. Terner, Esq.

Shelly A. Heyduk, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, CA 92660

(949) 823-6900

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
8.125% Senior Notes due 2018 (2)	$225,000,000	100%	$225,000,000	$26,122.50
Guarantees of 8.125% Senior Notes due 2018	(3)	(3)	(3)	(3)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) promulgated under the Securities Act of 1933, as amended.
(2)	The 8.125% Senior Notes due 2018 will be the obligations of Sabra Health Care Limited Partnership and Sabra Capital Corporation.
(3)	Each of the Co-Registrants listed on the “Table of Co-Registrants” on the following page will guarantee on a full and unconditional basis the obligations of Sabra Health Care Limited Partnership and Sabra Capital Corporation under the 8.125% Senior Notes due 2018. No separate filing fee is required pursuant to Rule 457(n) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Name	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Sabra Health Care REIT, Inc.	Maryland	6798	27-2560479
Sabra Health Care, L.L.C.	Delaware	6798	27-2696900
Sabra Health Care Holdings I, LLC	Delaware	6798	27-2713167
Sabra Health Care Holdings II, LLC	Delaware	6798	27-2713398
Orchard Ridge Nursing Center LLC	Massachusetts	6798	04-3072231
New Hampshire Holdings, LLC	Delaware	6798	20-1862503
Oakhurst Manor Nursing Center LLC	Massachusetts	6798	04-3072232
Sunset Point Nursing Center LLC	Massachusetts	6798	04-3072233
Connecticut Holdings I, LLC	Delaware	6798	20-4599420
West Bay Nursing Center LLC	Massachusetts	6798	04-3072226
HHC 1998-1 Trust	Massachusetts	6798	04-6872003
Northwest Holdings I, LLC	Delaware	6798	47-0913206
395 Harding Street, LLC	Delaware	6798	47-0913207
1104 Wesley Avenue, LLC	Delaware	6798	47-0913211
Kentucky Holdings I, LLC	Delaware	6798	20-2512023
Sabra Lake Drive, LLC	Delaware	6798	75-3098968
Bay Tree Nursing Center LLC	Massachusetts	6798	04-3071703
Sabra Health Care Holdings III, LLC	Delaware	6798	27-2713574
Sabra Health Care Holdings IV, LLC	Delaware	6798	27-2713747
Sabra Idaho, LLC	Delaware	6798	27-3541245
Sabra California II, LLC	Delaware	6798	27-3540830
Sabra New Mexico, LLC	Delaware	6798	27-3541140
Sabra Connecticut II, LLC	Delaware	6798	27-3541049
Sabra Ohio, LLC	Delaware	6798	27-3540905
Sabra Kentucky, LLC	Delaware	6798	27-3662491
Sabra NC, LLC	Delaware	6798	27-3662387

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 21, 2011

Prospectus

$225,000,000

Sabra Health Care Limited Partnership

Sabra Capital Corporation

Exchange Offer for

8.125% Senior Notes due 2018

Offer for outstanding 8.125% Senior Notes due 2018, in the aggregate principal amount of $225,000,000 (which we refer to as the “Old Notes”) in exchange for up to $225,000,000 in aggregate principal amount of 8.125% Senior Notes due 2018 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) (which we refer to as the “Exchange Notes” and, together with the Old Notes, the “notes”).

Terms of the Exchange Offer:

•	Expires 5:00 p.m., New York City time, , 2011, unless extended.

•	You may withdraw tendered outstanding Old Notes any time before the expiration or termination of the exchange offer.

•	The exchange offer is subject to customary conditions that may be waived by us.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of Old Notes for the Exchange Notes should not be a taxable exchange for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

•	All Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for the Exchange Notes.

Terms of the Exchange Notes:

•	The Exchange Notes will mature on November 1, 2018. The Exchange Notes will pay interest semi-annually in cash in arrears on May 1 and November 1 of each year, beginning on May 1, 2011.

•

The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, by Sabra Health Care REIT, Inc. and certain of its existing and, subject to certain exceptions, future subsidiaries other than the issuers, Sabra Health Care Limited Partnership and Sabra Capital Corporation.

•

The Exchange Notes and the related guarantees will rank effectively junior to all secured indebtedness to the extent of the value of the collateral securing such debt, pari passu with all existing and future senior unsecured indebtedness and senior to all existing and future indebtedness that by its terms is expressly subordinated to the Exchange Notes.

•	We may redeem the Exchange Notes in whole or in part from time to time. See “Description of Exchange Notes.”

•	Upon a change of control, we must give holders the opportunity to sell their Exchange Notes to us at 101% of their principal amount plus accrued and unpaid interest, if any.

•

The terms of the Exchange Notes are identical to those of the outstanding Old Notes, except the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the Exchange Notes.

For a discussion of the specific risks that you should consider before tendering your outstanding Old Notes in the exchange offer, see “Risk Factors” beginning on page 12 of this prospectus.

No public market exists for the outstanding Old Notes. We do not intend to list the Exchange Notes on any securities exchange and, therefore, no active public market is anticipated for the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker-dealer who acquired Old Notes as a result of market making or other trading activities may use this exchange offer prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes. We have agreed that, for a period of up to 180 days after the closing of the exchange offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Exchange Notes.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information. Any statements that do not relate to historical or current facts or matters are forward-looking statements.

Examples of forward-looking statements include all statements regarding the expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, budgets, the impact of Sabra Health Care REIT, Inc.’s election and qualification as a real estate investment trust, the expected amounts and timing of dividends and distributions, the outcome and costs of litigation, projected expenses and capital expenditures, competitive position, growth opportunities and potential acquisitions, plans and objectives of management for future operations, and compliance with and changes in governmental regulations. You can identify some of the forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “may” and other similar expressions, although not all forward-looking statements contain these identifying words.

You are cautioned that the forward-looking statements made in this prospectus are not guarantees of future performance and that you should not place undue reliance on these forward-looking statements. The forward-looking statements are based on the information currently available and are applicable only as of the date on the cover of this prospectus. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. You should carefully consider the risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including those set forth under the heading “Risk Factors.” We do not intend, nor do we undertake any obligation, to update the forward-looking statements to reflect future events or circumstances, except as required by law.

INDUSTRY AND MARKET DATA

This prospectus includes information with respect to market share and industry conditions from third-party sources or based upon our estimates using such sources when available. While we believe that such information and estimates are reasonable and reliable, we have not independently verified any of the data from third-party sources. Similarly, our internal research is based upon our understanding of industry conditions, and such information has not been independently verified.

NEW SUN INFORMATION

This prospectus includes information regarding Sun Healthcare Group, Inc. (formerly known as SHG Services, Inc.; “New Sun”), a Delaware corporation. Following completion of the Separation and REIT Conversion Merger described in this prospectus, New Sun was renamed Sun Healthcare Group, Inc. and, through its subsidiaries, continues the business and operations of its former parent, Sun Healthcare Group, Inc. (“Old Sun”) and its subsidiaries. The liabilities of New Sun and its subsidiaries consists of indebtedness of New Sun incurred at or prior to the time of the Separation and substantially all of the liabilities of Old Sun and its subsidiaries immediately prior to the Separation, excluding indebtedness of Old Sun repaid at the time of the Separation and mortgage indebtedness to third parties assumed by subsidiaries of Sabra Health Care REIT, Inc. The historical consolidated financial statements of Old Sun became the historical consolidated financial statements of New Sun at the time of the Separation. New Sun is subject to the reporting requirements of the SEC and is required to file with the SEC annual reports containing audited financial information and quarterly reports containing unaudited financial information. The information related to New Sun provided in this prospectus has been provided by New Sun or derived from its public filings. We have not independently verified this information. We have no reason to believe that such information is inaccurate in any material respect. We are providing this data for informational purposes only. New Sun’s filings with the SEC can be found at www.sec.gov.

ii

SUMMARY

This summary highlights information contained in this prospectus. It is not complete and does not contain all of the information that you should consider before participating in the exchange offer. To fully understand the exchange offer, you should read carefully this entire prospectus, including the section entitled “Risk Factors,” the pro forma financial data and the notes thereto, and the Audited Sun Real Properties Combined Balance Sheet and the notes thereto.

As used in this prospectus, unless otherwise specified or the context otherwise requires, the terms “Sabra,” “we,” “our,” and “us” refer to Sabra Health Care REIT, Inc. and its subsidiaries on a consolidated basis.

Sabra Overview

We are a self-administered, self-managed realty company that, directly or indirectly, owns and invests in real estate serving the healthcare industry. We were formed in connection with a restructuring of our former parent company, Sun Healthcare Group, Inc. (“Old Sun”), in which Old Sun separated its operating assets and its real estate assets into two separate publicly traded companies — SHG Services, Inc. (“New Sun”), which continues the business and operations of Old Sun and its subsidiaries, and Sabra Health Care REIT, Inc. The separation of Old Sun’s operating assets (the “Separation”) occurred by means of a spin-off transaction pursuant to which Old Sun distributed to its stockholders on a pro rata basis all of the outstanding shares of common stock of New Sun. Immediately following the Separation, Old Sun merged with and into Sabra, with Sabra surviving the merger (the “REIT Conversion Merger”), and New Sun was renamed “Sun Healthcare Group, Inc.” The Separation and REIT Conversion Merger were completed on November 15, 2010.

Our portfolio consists of 86 properties: (i) 67 skilled nursing facilities, or SNFs, (ii) ten combined skilled nursing, assisted and independent living facilities, (iii) five assisted living facilities, or ALFs, (iv) two mental health facilities, (v) one independent living facility, or ILF, and (vi) one continuing care retirement community (collectively, the “Sabra Properties”). As of September 30, 2010, the Sabra Properties had a total of 9,603 licensed beds, or units, spread across 19 states. Pro forma for the Separation and REIT Conversion Merger, our revenues and Adjusted FFO would have been $52.7 million and $27.0 million, respectively, for the nine months ended September 30, 2010. See Note 3 under “Summary—Summary Adjusted Unaudited Pro Forma Condensed Consolidated Financial Data” for a reconciliation of pro forma net income to pro forma Adjusted FFO.

Subsidiaries of Sabra lease all of the Sabra Properties to subsidiaries of New Sun pursuant to master lease agreements (the “Lease Agreements”). The Lease Agreements are triple-net leases, which have initial terms of between 10 and 15 years and pursuant to which the tenants are responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties (other than taxes on our income) and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. The initial annual aggregate base rent payable by subsidiaries of New Sun under the Lease Agreements is approximately $70.2 million, which translated to a lease coverage ratio of 1.6x (based on estimates of the EBITDAR (defined as EBITDA before center rent expense) of New Sun from the Sabra Properties, divided by the contractual rent to be paid by subsidiaries of New Sun on the Sabra Properties, at the time subsidiaries of Sabra and New Sun entered into the Lease Agreements).

We expect initially to grow our portfolio through the acquisition of skilled nursing and senior housing facilities, including assisted living, independent living and continuing care retirement community facilities. As we acquire additional properties and expand our portfolio, we expect to further diversify by geography, asset class and tenant within the healthcare sector. For example, we expect to pursue the acquisition of medical office buildings, life science facilities (commercial facilities that are primarily focused on life sciences research, development or commercialization, including properties that house biomedical and medical device companies) and hospitals. We plan to be opportunistic in our healthcare real estate investment strategy while investing in assets that allow us to maintain balance sheet strength and liquidity.

Corporate Information

Sabra Health Care Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), and Sabra Capital Corporation, a Delaware corporation (together with the Operating Partnership, the “Issuers”), are wholly owned subsidiaries of Sabra Health Care REIT, Inc., a Maryland corporation. Sabra Health Care REIT, Inc. is a self-administered, self-managed realty company that owns and invests in real estate serving the healthcare industry through the Operating Partnership and other subsidiaries. Sabra Capital Corporation is a wholly owned subsidiary of the Operating Partnership formed for the purpose of acting as a co-issuer of the notes and does not and will not have any substantial operations, assets or revenues.

The subsidiary guarantors of the notes are all organized in the state of Delaware, except Orchard Ridge Nursing Center LLC, Oakhurst Manor Nursing Center LLC, Sunset Point Nursing Center LLC, West Bay Nursing Center LLC, HHC 1998-1 Trust, and Bay Tree Nursing Center LLC, which are organized in the state of Massachusetts.

Sabra’s principal executive offices are located at 18500 Von Karman, Suite 550, Irvine, CA 92612 and our telephone number is (888) 393-8248. We maintain a website at www.sabrahealth.com. None of the information contained on our website or on websites linked to our website is part of this prospectus.

The Exchange Offer

On October 27, 2010, the Issuers sold, through a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), $225,000,000 principal amount of 8.125% Senior Notes due 2018 (the “Old Notes”), all of which are eligible to be exchanged for notes which have been registered under the Securities Act (the “Exchange Notes”). The Old Notes and the Exchange Notes are referred to together as the “notes.”

Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the Old Notes (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we are required to cause a registration statement for substantially identical notes, which will be issued in exchange for the Old Notes, to be filed with the Securities and Exchange Commission (the “SEC”) and to use our commercially reasonable efforts to complete the exchange offer within 240 days following the date on which we issued the Old Notes. You may exchange your Old Notes for Exchange Notes in this exchange offer. You should read the discussion under the headings “—The Exchange Notes,” “The Exchange Offer” and “Description of Exchange Notes” for further information regarding the Exchange Notes.

Securities to be Exchanged	Up to $225,000,000 principal amount of 8.125% Senior Notes due 2018.

The Exchange Offer; Securities Act Registration

We are offering to exchange the Old Notes for an equal principal amount of the Exchange Notes. Old Notes may be exchanged only in denominations of $2,000 of principal amount and any integral multiple of $1,000 in excess thereof.

The exchange offer is being made pursuant to the Registration Rights Agreement, which grants the initial purchasers and any subsequent holders of the Old Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the exchange offer is complete and except for our obligations to file a shelf registration statement under the circumstances described below, you will no longer be entitled to any exchange or registration rights with respect to Old Notes.

You may tender your outstanding Old Notes for Exchange Notes by following the procedures described under the heading “The Exchange Offer.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, or a later date and time to which the Issuers may extend it.

Withdrawal Rights	You may withdraw your tender of the Old Notes at any time prior to the expiration date of the exchange offer. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, some of which we may waive.

We intend to conduct the exchange offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC.

For more information, see “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes Through Brokers and Banks

Since the Old Notes are represented by global book-entry notes, the Depositary Trust Company (“DTC”), as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for Exchange Notes.

To tender your outstanding Old Notes, you must instruct the institution where you keep your Old Notes to tender your Old Notes on your behalf so that they are received on or prior to the expiration of this exchange offer. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “The Exchange Offer.” Your outstanding Old Notes must be tendered in denominations of $2,000 of principal amount and any integral multiple of $1,000 in excess thereof.

In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your outstanding Old Notes into the exchange agent’s account at DTC, under the procedure described in this prospectus under the heading “The Exchange Offer,” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

See “The Exchange Offer” for more information regarding the procedures for tendering Old Notes.

Effect of Not Tendering Old Notes	If you do not tender your Old Notes or if you do tender them but they are not accepted by us, your Old Notes will continue to be subject to the existing restrictions upon transfer. Except for our obligation to file a shelf registration statement under the circumstances described below, we will have no further obligation to provide for the registration under the Securities Act of Old Notes. If your outstanding Old Notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your outstanding Old Notes.

Resale of the Exchange Notes

Under existing interpretations by the staff of the SEC as set forth in no-action letters issued to unrelated third parties and referenced below, we believe that the Exchange Notes issued in the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

•      are not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act;

•      are acquiring the Exchange Notes in the ordinary course of business; and

•      have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes.

In addition, each participating broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for Old Notes that were acquired as a result of market-making or other trading activity must also acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. For more information, see “Plan of Distribution.”

Any holder of Old Notes, including any broker-dealer, who:

•      is our affiliate,

•      does not acquire the Exchange Notes in the ordinary course of its business, or

•      tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of Exchange Notes,

cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an applicable exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes or it may incur liability under the Securities Act. We will not be responsible for, or indemnify against, any such liability.

Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered for exchange.

Appraisal or Dissenters’ Rights	Holders of the Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Material United States Federal Income Tax Considerations	Your exchange of Old Notes for Exchange Notes to be issued in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations” for a summary of U.S. federal tax consequences associated with the exchange of Old Notes for Exchange Notes and the ownership and disposition of those Exchange Notes.

Use of Proceeds	We will not receive any proceeds from the issuance of Exchange Notes pursuant to the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “The Exchange Offer—Exchange Agent.”

Shelf Registration Statement

The Registration Rights Agreement requires that we file a shelf registration statement, in addition to or in lieu of conducting the exchange offer, in the event that:

    (a) we are not permitted to file the exchange offer registration statement or to consummate the exchange offer due to a change in law or SEC policy; or

    (b) for any reason, we do not consummate the exchange offer within 240 days following the date on which we issued the Old Notes; or

    (c) any holder notifies us that:

•      it is not permitted under law or SEC policy to participate in the exchange offer;

•      it cannot publicly resell new notes that it acquires in the exchange offer without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for resales by that holder;

•      it is a broker-dealer and holds Old Notes that it has not exchanged and that it acquired directly from us or one of our affiliates; or

•      the initial purchaser so requests (with respect to Old Notes that have not been resold and that it acquired directly from us or one of our affiliates).

The Exchange Notes

The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The terms of the Exchange Notes are identical to the terms of the Old Notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the Old Notes do not apply to the Exchange Notes. The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes.

Issuers	Sabra Health Care Limited Partnership and Sabra Capital Corporation.

Securities Offered	$225,000,000 principal amount of 8.125% Senior Notes due 2018.

Maturity	November 1, 2018.

Interest	Interest on the Exchange Notes will accrue from the date of the original issuance of the Old Notes or from the date of the last payment of interest on the Old Notes, whichever is later. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will not pay interest on Old Notes tendered and accepted for exchange.

Interest Rate	Interest will accrue at a rate of 8.125% per annum.

Interest Payment Dates	Each May 1 and November 1, beginning on May 1, 2011.

Ranking

The Exchange Notes and the guarantees thereof will be our and the guarantors’ senior unsecured obligations and will rank:

•      senior to all existing and future indebtedness that by its terms is expressly subordinated to the Exchange Notes;

•      pari passu with all existing and future senior unsecured indebtedness;

•      effectively junior to all secured indebtedness to the extent of the value of the collateral securing such debt, including our $100.0 million senior secured revolving credit facility and our mortgage indebtedness; and

•      structurally subordinate to all of the existing and future liabilities of our subsidiaries that do not guarantee the Exchange Notes.

Guarantees	The Exchange Notes will be guaranteed by Sabra Health Care REIT, Inc. and all existing and, subject to certain exceptions, future subsidiaries of the Issuers, other than the Real Property Non-Guarantor Subsidiaries. As used in this prospectus, the “Real Property Non-Guarantor Subsidiaries” are the subsidiaries that hold properties subject to mortgages whose terms prohibit such subsidiaries from entering into guarantees of other indebtedness. In each instance, the Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured basis by the applicable guarantors. If we do not make payments required by the Exchange Notes, the guarantors must make them. The subsidiary guarantees may be released under certain circumstances.

Optional Redemption	We may redeem some or all of the Exchange Notes at any time prior to November 1, 2014 at a price equal to 100% of the principal amount, plus any accrued and unpaid interest to the date of redemption, plus a “make-whole” premium. The “make-whole” premium will be based on a discount rate equal to the yield on a comparable United States Treasury security plus 50 basis points. We may also redeem some or all of the Exchange Notes at any time on or after November 1, 2014, at the redemption prices specified under the section “Description of Exchange Notes—Optional Redemption” plus accrued and unpaid interest, if any, to the redemption date.

Optional Redemption After Equity Offering	At any time prior to November 1, 2013, we may also redeem up to 35% of the original aggregate principal amount of the Exchange Notes with the proceeds from specific kinds of equity offerings at a redemption price equal to 108.125% of the aggregate principal amount of the Exchange Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date. See “Description of Exchange Notes—Optional Redemption.”

Change of Control Offer

If a change in control of our company occurs, we must give holders the opportunity to sell their Exchange Notes to us at 101% of their principal amount plus accrued and unpaid interest, if any.

We, however, may not be able to pay the required price for our Exchange Notes presented to us at the time of a change of control event because we may have insufficient funds.

Restrictive Covenants

The indenture governing the notes (including the Exchange Notes), dated as of October 27, 2010, among the Issuers, Sabra Health Care REIT, Inc., the guarantors named therein, and Wells Fargo Bank, National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of November 4, 2010, among the Issuers, Sabra Health Care REIT, Inc., the guarantors named therein, and Wells Fargo Bank, National Association, as trustee (the “Indenture”) contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•      incur or guarantee additional indebtedness;

•      incur or guarantee secured indebtedness;

•      pay dividends or distributions on, or redeem or repurchase, our capital stock;

•      make certain investments or other restricted payments;

•      sell assets;

•      create liens on our assets;

•      enter into transactions with affiliates;

•      merge or consolidate or sell all or substantially all of our assets; and

•      create restrictions on the ability of our restricted subsidiaries to pay dividends or other amounts to us.

In addition, we are required to maintain Total Unencumbered Assets (as defined in “Description of Exchange Notes”) of at least 150% of our unsecured indebtedness. These covenants are subject to a number of important limitations and exceptions. See “Description of Exchange Notes—Covenants.”

Absence of a Public Market for the Exchange Notes	The Exchange Notes are a new issue of securities with no established public market. We do not intend to apply for listing of the Exchange Notes on any securities exchange.

You should refer to the section titled “Risk Factors” on page 12 of this prospectus for a description of some of the risks you should consider before investing in the Exchange Notes.

Summary Adjusted Unaudited Pro Forma Condensed Consolidated Financial Data

The following table sets forth summary adjusted unaudited pro forma condensed consolidated financial data for Sabra after giving effect to the offering of the Old Notes and to the Separation and REIT Conversion Merger. You should read this summary in conjunction with the pro forma financial information provided under the caption “Unaudited Pro Forma Financial Data.” The unaudited pro forma condensed consolidated financial data are presented for informational purposes only. You should not rely on the pro forma financial data as an indication of the financial position or results of operations for future periods or the results that actually would have been realized had the offering of the Old Notes or the Separation and REIT Conversion Merger occurred prior to the periods presented. As described in Note 3 to the Unaudited Pro Forma Financial Data, the pro forma consolidated income statements exclude certain estimated general and administrative expenses expected to be incurred by Sabra in the first year after the Separation.

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
	(dollars in thousands) (unaudited)
Operating Data:
Net revenues	$52,684	$70,245
Costs and expenses:
General and administrative expenses	6,050	8,066
Depreciation and amortization	17,938	23,917
Interest expense(1)	22,702	30,269

Income before income taxes	5,994	7,993
Income tax expense	—	—

Net income	$5,994	$7,993

Balance Sheet and Other Data (at period end):
Cash and cash equivalents	$71,781
Real estate investments, net of accumulated depreciation	486,190
Total assets	599,820
Total debt	387,185
Net debt(2)	315,404
Total stockholders’ equity	175,464
Other Financial Data:
FFO(3)	$23,932	$31,910
Adjusted FFO(3)	26,973	35,965
Interest expense(1)	22,702	30,269
Ratio of earnings to fixed charges(4)	1.26x	1.26x

(1)	Includes amortization of deferred financing costs of $1.9 million and $1.4 million for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively.
(2)	Net debt consists of total debt less cash and cash equivalents.
(3)

Pro forma funds from operations (“FFO”) and pro forma adjusted funds from operations (“Adjusted FFO”), as presented in this Summary Adjusted Unaudited Pro Forma Condensed Consolidated Financial Data and elsewhere in this prospectus, are financial measures that are derived on the basis of methodologies other than in accordance with generally accepted accounting principles (“GAAP”). Sabra uses FFO and Adjusted FFO in addition to net income to report its operating and financial results and considers both FFO and Adjusted FFO as supplemental measures for the real estate industry and as supplements to GAAP measures. Pro forma FFO as used herein is calculated in accordance with The National Association of Real Estate Investment

Trusts’ definition of “funds from operations,” which is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Pro forma Adjusted FFO as presented herein is FFO adjusted to include estimated general and administrative expenses and to exclude the effect of stock-based compensation expenses and the amortization of financing fees.

Pro forma FFO and pro forma Adjusted FFO are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization and Sabra believes that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. In addition, because pro forma FFO as presented herein does not include certain estimated general and administrative expenses that are expected to be incurred in the first year after the Separation that would typically be reflected in both net income and FFO, we have presented Adjusted FFO to include the effect of these estimated general and administrative expenses. Further, consistent with the key objective of Adjusted FFO as a measure of operating performance, we have also excluded the effect of stock-based compensation expenses and the amortization of financing fees in order to provide a more meaningful measure of Sabra’s operating performance without reference to these non-cash charges. Sabra also believes that such a presentation will provide investors with a more meaningful measure of Sabra’s operating results in comparison to the operating results of other real estate investment trusts (“REITs”).

Pro forma FFO and pro forma Adjusted FFO do not represent pro forma cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and are not indicative of cash available to fund all cash flow needs. Investors are also cautioned that FFO and Adjusted FFO, as presented, may not be comparable to similarly titled measures reported by other REITs due to the fact that not all real estate companies use the same definitions. Sabra compensates for the limitations of FFO and Adjusted FFO by providing investors with pro forma financial statements, along with this detailed discussion of FFO and Adjusted FFO and a reconciliation of FFO and Adjusted FFO to pro forma net income.

The following reconciles pro forma net income to pro forma FFO and pro forma Adjusted FFO (in thousands):

	Nine Months Ended September 30, 2010	Year Ended December 31, 2010
Net income	$5,994	$7,993
Depreciation and amortization	17,938	23,917

FFO	23,932	31,910
Estimated general and administrative expenses(1)	(575)	(766)
Stock-based compensation	2,193	2,924
Amortization of financing fees	1,423	1,897

Adjusted FFO	$26,973	$35,965

(1)	Pro forma net income and FFO include known, recurring general and administrative expenses expected to be incurred by Sabra in the first year after the Separation. Additional recurring general and administrative expenses that are expected to be incurred in the first year after the Separation are estimated to be approximately $0.8 million and are not reflected in pro forma net income and pro forma FFO. Accordingly, pro forma Adjusted FFO is presented to include the effect of these estimated general and administrative expenses along with adjustments to exclude the effect of stock-based compensation expenses, which are projected to be approximately $2.9 million in the first year after the Separation.

(4)	For purposes of the ratio of earnings to fixed charges, earnings consists of net income before fixed charges. Fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest within rental expense.

RISK FACTORS

Before you decide to participate in the exchange offer, you should be aware that an investment in the Exchange Notes involves various risks and uncertainties, including those described below. You should carefully consider the risks and uncertainties described below with all of the other information that is included in this prospectus. If any of these risks actually occur, our business, financial position or results of operations could be materially adversely affected, and you could lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

We will be dependent on New Sun until we substantially diversify our portfolio, and an event that has a material adverse effect on New Sun’s business, financial position or results of operations could have a material adverse effect on our business, financial position or results of operations.

Subsidiaries of New Sun are currently the lessees of all of our properties (with New Sun guaranteeing the obligations under the Lease Agreements) and, therefore, the sole source of our revenues. There can be no assurance that New Sun and its subsidiaries will have sufficient assets, income and access to financing to enable them to satisfy their payment obligations under the Lease Agreements. The inability of New Sun and its subsidiaries to meet their rent obligations would materially adversely affect our business, financial position or results of operations including our ability to pay dividends to our stockholders as required to maintain our status as a REIT. The inability of New Sun and its subsidiaries to satisfy their other obligations under the Lease Agreements such as the payment of taxes, insurance and utilities could have a material adverse effect on the condition of the leased properties as well as on our business, financial position and results of operations. For these reasons, if New Sun were to experience a material adverse effect on its business, financial position or results of operations, our business, financial position or results of operations would also be materially adversely affected.

Due to our dependence on rental payments from New Sun and its subsidiaries as our primary source of revenues, we may be limited in our ability to enforce our rights under the Lease Agreements or to terminate a lease thereunder. Failure by New Sun and its subsidiaries to comply with the terms of the Lease Agreements or to comply with the healthcare regulations to which the leased properties and New Sun’s operations are subject could require us to find other lessees for any affected leased properties and there could be a decrease or cessation of rental payments by New Sun and its subsidiaries. In such event, we may be unable to locate suitable replacement lessees willing to pay similar rental rates or at all, which would have the effect of reducing our rental revenues.

For a description of the relationship between New Sun and Sabra after the Separation and REIT Conversion Merger, see “Relationship Between New Sun and Sabra After the Separation and REIT Conversion Merger.” For a description of the overlapping board membership between New Sun and Sabra, see “Management and Board of Directors—Director Independence.”

Our pro forma financial information included herein does not purport to be indicative of what our results would have achieved as a separate, publicly traded company and may not be a reliable indicator of future results.

Our pro forma financial information included herein may not reflect what our business, financial position or results of operations would have been had we been a separate, publicly traded company during the periods presented, or what our business, financial position or results of operations will be now that we are a separate, publicly traded, independently managed company. We believe that any such differences would be primarily attributable to the following factors, among others:

•

Prior to the Separation and REIT Conversion Merger, our assets and New Sun’s businesses were operated by Old Sun as part of one integrated corporate organization and were not operated as stand-alone companies;

•	As part of the Separation and REIT Conversion Merger, we and New Sun entered into transactions with each other that had not existed historically; and

•

Significant changes may occur in our cost structure, financing and business operations as a result of our operating as a stand-alone company. These changes may result in increased costs associated with reduced economies of scale, stand-alone costs for services currently provided and the legal, accounting, compliance and other costs associated with being a public company.

The pro forma financial information included herein includes adjustments based upon available information believed as of the date hereof to be reasonable to reflect these known and anticipated factors. However, the assumptions we have employed for this purpose may change and actual results may differ. In addition, the pro forma financial information presented herein does not include adjustments for estimated general and administrative expenses.

The continued volatility in the financial markets may impair our ability to raise capital, refinance existing obligations or acquire healthcare properties, each of which may materially adversely impact our business, financial position or results of operations.

The global financial markets have undergone and may continue to experience pervasive and fundamental disruptions. In order to achieve our growth and diversification objectives, we will need to raise additional debt capital and equity capital. The continuation of volatility in the global financial markets could have a material adverse effect on our ability to do so. The capital markets have experienced and may continue to experience significant events, including extreme pricing volatility, dislocations and liquidity disruptions, all of which may contribute further to downward pressure on securities prices, widening credit spreads on prospective debt financing and declines in the market values of U.S. and foreign stock exchanges. The sustainability of a prolonged economic recovery is uncertain and additional levels of market disruption and volatility could impact our ability to obtain new financing or refinance our existing obligations as they mature.

An increase in market interest rates could increase our interest costs on future debt.

If interest rates increase, so could our interest costs for any new debt. This increased cost could make the financing of any acquisition more costly. Rising interest rates could limit our ability to refinance existing debt when it matures or cause us to pay higher interest rates upon refinancing. In addition, an increase in interest rates could decrease the access third parties have to credit, thereby decreasing the amount they are willing to pay for our assets, and consequently limit our ability to reposition our portfolio promptly in response to changes in economic or other conditions.

We intend to pursue acquisitions of additional healthcare properties, which may result in the use of a significant amount of management resources or the incurrence of significant costs and we may not be able to fully realize the potential benefit of such transactions.

We intend to pursue acquisitions of additional healthcare properties. Accordingly, we may often be engaged in evaluating potential transactions and other strategic alternatives. In addition, from time to time, we may engage in discussions that may result in one or more transactions. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transaction, we may devote a significant amount of our management resources to such a transaction. In addition, we may incur significant costs in connection with seeking acquisitions or other strategic opportunities, regardless of whether the contemplated transactions are completed, and in integrating any properties we acquire into our overall portfolio and business strategy in the event that any such transactions are completed. In the event that we consummate an acquisition or strategic alternative in the future, there can be no assurance that the potential benefit of any such transaction will be fully realized.

The fact that we must distribute 90% of our REIT taxable income annually in order to maintain our qualification as a REIT may limit our ability to rely upon rental payments from our leased properties or subsequently acquired properties in order to finance acquisitions. As a result, if debt or equity financing is not available on acceptable terms, further acquisitions might be limited or curtailed.

Required regulatory approvals can delay or prohibit transfers of our healthcare properties, which could result in periods in which we are unable to receive rent for such properties.

Our tenants are operators of skilled nursing and other healthcare facilities, which operators must be licensed under applicable state law and, depending upon the type of facility, certified or approved as providers under the Medicare and/or Medicaid programs. Prior to the transfer of the operations of such healthcare properties to successor operators, the new operator generally must become licensed under state law and, in certain states, receive change of ownership approvals under certificate of need laws (which laws provide for a certification that the state has made a determination that a need exists for the beds located on the applicable property) and, if applicable, Medicare and Medicaid provider approvals. In the event that an existing lease is terminated or expires and a new tenant is found, then any delays in the new tenant receiving regulatory approvals from the applicable federal, state or local government agencies, or the inability of such tenant to receive such approvals, may prolong the period during which we are unable to collect the applicable rent.

We are dependent on the healthcare industry and may be susceptible to the risks associated with healthcare reform, which could materially adversely affect our business, financial position or results of operations.

In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 were signed into law. Together, these two measures make the most sweeping and fundamental changes to the U.S. health care system undertaken since the creation of Medicare and Medicaid. These new laws include a large number of health-related provisions that are scheduled to take effect over the next four years, including expanding Medicaid eligibility, requiring most individuals to have health insurance, establishing new regulations on health plans, establishing health insurance exchanges and modifying certain payment systems to encourage more cost-effective care and a reduction of inefficiencies and waste, including through new tools to address fraud and abuse. Because all of our properties are used as healthcare properties, we are impacted by the risks associated with the healthcare industry, including healthcare reform. While the expansion of healthcare coverage may result in some additional demand for services provided by New Sun and other tenants, reimbursement levels may be lower than the costs required to provide such services, which could materially adversely affect the ability of New Sun and other tenants to generate profits and pay rent under their lease agreements with us and thereby could materially adversely affect our business, financial position or results of operations.

We may not be able to sell properties when we desire because real estate investments are relatively illiquid, which could have a material adverse effect on our business, financial position or results of operations.

Real estate investments generally cannot be sold quickly. In addition, some and potentially substantially all of our properties serve as collateral for our current and future secured debt obligations and cannot readily be sold unless the underlying mortgage indebtedness is concurrently repaid. We may not be able to vary our portfolio promptly in response to changes in the real estate market. A downturn in the real estate market could materially adversely affect the value of our properties and our ability to sell such properties for acceptable prices or on other acceptable terms. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property or portfolio of properties. Further, because Sabra owns appreciated assets that were held before Sabra elected to be treated as a REIT, if Sabra sells any such property in a taxable transaction within the ten-year period following Sabra’s qualification as a REIT, Sabra will generally be subject to corporate tax on that gain to the extent of the built-in gain in that property at the time Sabra became a REIT. The amount of corporate tax that Sabra would pay will vary depending on the actual amount of net built-in gain or loss present in those assets as of the time Sabra became a REIT. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could have a material adverse effect on our business, financial position or results of operations.

Real estate is a competitive business and this competition may make it difficult for us to identify and purchase suitable healthcare properties.

We operate in a highly competitive industry and face competition from other REITs, investment companies, private equity and hedge fund investors, sovereign funds, healthcare operators, lenders and other investors, some of whom are significantly larger than us and have greater resources and lower costs of capital than we do. This competition makes it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives. If we cannot identify and purchase a sufficient quantity of healthcare properties at favorable prices or if we are unable to finance acquisitions on commercially favorable terms, our business, financial position or results of operations could be materially adversely affected.

If we lose our key management personnel, we may not be able to successfully manage our business and achieve our objectives.

Our success depends in large part upon the leadership and performance of our executive management team, particularly Richard K. Matros, our President and Chief Executive Officer. If we lose the services of Mr. Matros, we may not be able to successfully manage our business or achieve our business objectives.

We have a limited number of employees and, accordingly, the loss of any one of our employees could harm our operations.

As of December 31, 2010, we employed six full-time employees, including our executive officers. Accordingly, the impact we may feel from the loss of one of our full-time employees may be greater than the impact such a loss would have on a larger organization. While it is anticipated that we could find replacements for our personnel, the loss of their services could harm our operations, at least in the short term.

We may experience uninsured or underinsured losses, which could result in a significant loss of the capital we have invested in a property, decrease anticipated future revenues or cause us to incur unanticipated expenses.

While the Lease Agreements require, and any new lease agreements are expected to require, that comprehensive insurance and hazard insurance be maintained by the tenants, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes and floods, that may be uninsurable or not economically insurable. Insurance coverage may not be sufficient to pay the full current market value or current replacement cost of a loss. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace properties after they have been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the economic position with respect to a damaged property.

Environmental compliance costs and liabilities associated with real estate properties owned by us may materially impair the value of those investments.

As an owner of real property, we or our subsidiaries are subject to various federal, state and local environmental and health and safety laws and regulations. Although we do not operate or manage our properties, we or our subsidiaries may be held primarily or jointly and severally liable for costs relating to the investigation and clean-up of any property from which there has been a release or threatened release of a hazardous regulated material as well as other affected properties, regardless of whether we knew of or caused the release. In addition to these costs, which are typically not limited by law or regulation and could exceed an affected property’s value, we could be liable for certain other costs, including governmental fines and injuries to persons, property or natural resources. Further, some environmental laws provide for the creation of a lien on a contaminated site in favor of the government as security for damages and any costs the government incurs in connection with such contamination and associated clean-up.

Although we require New Sun, and intend to require other future operators and tenants, to undertake to indemnify us for environmental liabilities they cause, the amount of such liabilities could exceed the financial ability of the tenant or operator to indemnify us. The presence of contamination or the failure to remediate contamination may adversely affect our ability to sell or lease the real estate or to borrow using the real estate as collateral.

The Separation and REIT Conversion Merger could give rise to disputes between us and New Sun, which could have a material adverse effect on our or New Sun’s business, financial position or results of operations.

Disputes between us and New Sun could arise in connection with any of the following agreements entered into between us and New Sun in connection with the Separation and REIT Conversion Merger: (i) a distribution agreement, providing for certain organizational matters, the mechanics related to the Separation and REIT Conversion Merger as well as other ongoing obligations of New Sun and us (the “Distribution Agreement”), (ii) the

Lease Agreements, (iii) an agreement relating to tax allocation matters (the “Tax Allocation Agreement”) and (iv) an agreement between us and New Sun under which New Sun is obligated to provide certain services to us on a transitional basis (the “Transition Services Agreement”).

We may have been able to receive better terms from unaffiliated third parties than the terms we received in agreements entered into in connection with the Separation.

The agreements entered into in connection with the Separation, including the Distribution Agreement, the Lease Agreements, the Tax Allocation Agreement and the Transition Services Agreement, were negotiated in the context of New Sun’s separation from Old Sun while New Sun was still a part of Old Sun. Accordingly, these agreements may not reflect terms that may have been obtained from unaffiliated third parties. Some of the terms of the agreements negotiated in the context of the Separation provided for the initial cash position of each company, the initial indebtedness incurred by each company and the allocation of liabilities, rights and indemnification and other obligations between the companies. We may have received better terms under similar agreements from third parties.

Failure to maintain effective internal control over financial reporting could have a material adverse effect on our ability to report our financial results on a timely and accurate basis.

We are required to maintain internal control over financial reporting pursuant to Rule 13a-15 under the Exchange Act. Failure to maintain such controls could result in misstatements in our financial statements and potentially subject us to sanctions or investigations by the SEC or other regulatory authorities or could cause us to delay the filing of required reports with the SEC and our reporting of financial results. Any of these events could result in a decline in the price or liquidity of the Exchange Notes.

If we and New Sun are treated by the Internal Revenue Service (the “IRS”) as being under common control, both we and New Sun could experience adverse tax consequences.

If we and New Sun are treated by the IRS as being under common control, the IRS will be authorized to reallocate income and deductions between us and New Sun to reflect arm’s length terms. Were the IRS successfully to establish that rents paid by New Sun to us are excessive, (a) New Sun would be denied a deduction for the excessive portion and (b) New Sun would be subject to a penalty on the portion deemed excessive, each of which could have a material adverse effect on the business, financial position or results of operations of New Sun. In addition, New Sun stockholders would be deemed to have received a distribution that was then contributed to our capital. To the extent that rents were insufficient, we (i) would be subject to a penalty on the portion deemed insufficient and (ii) would be deemed to have made a distribution to our stockholders equal to the insufficiency, each of which could have a material adverse effect on our business, financial position or results of operations.

RISKS ASSOCIATED WITH OUR STATUS AS A REIT

Our failure to qualify or loss of our status as a REIT would have significant adverse consequences to us.

Although we intend to operate in a manner that will cause us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year beginning on January 1, 2011, we may be unable or fail to qualify for and maintain REIT status. If we fail to qualify for or lose our status as a REIT, we will face serious tax consequences that will substantially reduce the funds available for satisfying our obligations for each of the years involved because:

•	We would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•

We would be subject to (i) federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates with respect to each such year for which the statute of limitations remains open and (ii) possibly increased state and local taxes; and

•	Unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified.

This treatment would significantly reduce our net earnings and cash flow because of our additional tax liability for the years involved, which could significantly impact our financial condition. As a result of all of these factors, our failure to qualify or maintain our status as a REIT also could impair our ability to implement our business strategy, raise capital and satisfy our obligations.

Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”), for which there are only limited judicial and administrative interpretations. Even a seemingly minor technical or inadvertent mistake could jeopardize REIT status. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as and remain qualified as a REIT. For example, in order for us to qualify or maintain our status as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources, and we must satisfy a number of requirements regarding the composition of our assets. Moreover, the Separation and REIT Conversion Merger may complicate REIT compliance, including the requirement that any earnings and profits accumulated before our qualification as a REIT be distributed by the end of the taxable year with respect to which our REIT election is made. Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, excluding capital gains. In addition, new legislation, regulations, administrative interpretations or court decisions may adversely affect our investors or our ability to remain qualified as a REIT for tax purposes. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, we may not so qualify for any particular taxable year.

Even if we qualify and remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we qualify and remain qualified for taxation as a REIT, we may be subject to certain U.S. federal or state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. Any of these taxes would decrease cash available for the payment of our debt obligations. In addition, we may use taxable REIT subsidiaries to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries. Such taxable REIT subsidiaries will be subject to corporate level income tax at regular rates.

The 90% distribution requirement will decrease our liquidity and may limit our ability to engage in otherwise beneficial transactions.

To comply with the 90% distribution requirement applicable to REITs and to avoid the nondeductible excise tax, Sabra must make distributions to its stockholders. The Indenture governing the notes permits us to declare or pay any dividend or make any distribution that is necessary to maintain our REIT status if the aggregate principal amount of all outstanding Indebtedness of the Parent and its Restricted Subsidiaries on a consolidated basis at such time is less than 60% of Adjusted Total Assets (as each term is defined in the Indenture governing the notes) and to make additional distributions if we pass certain other financial tests.

Sabra is required under the Code to distribute at least 90% of its taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gain, and the Operating Partnership is required to make distributions to Sabra to allow it to satisfy these REIT distribution requirements. However, distributions may limit Sabra’s ability to rely upon rental payments from its properties or subsequently acquired properties to finance investments, acquisitions or new developments.

Although Sabra anticipates that it generally will have sufficient cash or liquid assets to enable Sabra to satisfy the REIT distribution requirement, it is possible that, from time to time, Sabra may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. This may be due to the timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of that income and deduction of those expenses in arriving at our taxable income, on the other hand. In addition, non-deductible expenses such as principal amortization or repayments or capital expenditures in excess of non-cash deductions also may cause Sabra to fail to have sufficient cash or liquid assets to enable Sabra to satisfy the 90% distribution requirement.

In the event that such an insufficiency or such timing differences occur, in order to meet the 90% distribution requirement and maintain Sabra’s status as a REIT, Sabra may have to sell assets at unfavorable prices, borrow at unfavorable terms, make taxable stock dividends, or pursue other strategies. This may require Sabra to raise additional capital to meet its obligations. The terms of our senior secured revolving credit facility and the terms of the Indenture governing the notes restrict our ability to engage in some of these transactions.

RISKS RELATING TO THE EXCHANGE OFFER

You may not be able to sell your Old Notes if you do not exchange them for Exchange Notes in the exchange offer.

If you do not exchange your Old Notes for Exchange Notes in the exchange offer, your Old Notes will continue to be subject to restrictions on transfer. In general, you may not offer, sell or otherwise transfer the Old Notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold pursuant to an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

The Issuers and the guarantors do not currently anticipate that they will register the Old Notes under the Securities Act and, except for the limited instances involving the initial purchasers or holders of the Old Notes who are not eligible to participate in the exchange offer or who do not receive freely transferable Exchange Notes in the exchange offer, they will not be under any obligation to do so under the Registration Rights Agreement or otherwise.

Your ability to sell your Old Notes may be significantly more limited and the price at which you may be able to sell your Old Notes may be significantly lower if you do not exchange them for Exchange Notes in the exchange offer.

To the extent that the Old Notes are tendered and accepted for exchange in the exchange offer, the trading market for the Old Notes that remain outstanding may be significantly more limited. As a result, the liquidity of the Old Notes not tendered and accepted for exchange could be adversely affected. The extent of the market for Old Notes and the availability of price quotations would depend on a number of factors, including the number of holders of Old Notes remaining outstanding and the interest of securities firms in maintaining a market in the Old Notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for the Old Notes that are not exchanged in the exchange offer may be affected adversely to the extent that the Old Notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the Old Notes that are not exchanged more volatile.

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of Exchange Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of Old Notes into the exchange agent’s account at DTC, as depositary, including an Agent’s Message (as defined in “The Exchange Offer—Procedures for Tendering Old Notes Through Brokers and Banks”). We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreement will terminate. See “The Exchange Offer—Procedures for Tendering Old Notes Through Brokers and Banks” and “The Exchange Offer—Consequences of Failure to Exchange.”

Some holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

RISKS RELATING TO THE NOTES

We have substantial indebtedness and the ability to incur significant additional indebtedness.

As of September 30, 2010, on a pro forma basis after giving effect to the offering of the Old Notes and the Separation and REIT Conversion Merger, we had $225.0 million of indebtedness with respect to the notes and aggregate mortgage indebtedness to third parties of approximately $156.7 million ($162.2 million after giving effect to the October 2010 mortgage refinancings) on certain of the Sabra Properties. In addition, shortly after completion of the Separation and REIT Conversion Merger, we had $87.6 million available for borrowing under our senior secured revolving credit facility (given the borrowing base requirements of that facility). Our high level of indebtedness may have the following important consequences to us:

•

It may become more difficult for us to satisfy our obligations (including ongoing interest payments and, where applicable, scheduled amortization payments) with respect to the notes and our other debt;

•	It may limit our ability to obtain additional financing to fund future acquisitions, working capital, capital expenditures or other general corporate requirements;

•	It may increase our cost of borrowing;

•	We may need to dedicate a substantial portion of our cash flow from operations to the payment of debt service, thereby limiting our ability to invest in our business;

•

It may limit our ability to adjust rapidly to changing market conditions and we may be vulnerable in the event of a downturn in general economic conditions or in the real estate and/or healthcare sectors;

•	It may place us at a competitive disadvantage against less leveraged competitors; and

•	It may require us to sell assets and properties at an inopportune time.

In addition, the Indenture governing the notes permits us to incur substantial additional debt, including secured debt (to which the notes will be effectively subordinated). If we incur additional debt, the related risks described above could intensify.

We may be unable to service our indebtedness, including the notes.

Our ability to make scheduled payments on and to refinance our indebtedness, including the notes, depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors beyond our control, including the availability of financing in the international banking and capital markets. Our business may fail to generate sufficient cash flow from operations or future borrowings may be unavailable to us under our senior secured revolving credit facility or from other sources in an amount sufficient to enable us to service our debt, including the notes, to refinance our debt or to fund our other liquidity needs. If we are unable to meet our debt obligations or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, including the notes. We may be unable to refinance any of our debt, including our senior secured revolving credit facility, on commercially reasonable terms or at all. In particular, our senior secured revolving credit facility will mature prior to the maturity of the notes. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as asset sales, equity issuances and/or negotiations with our lenders to restructure the applicable debt. Our senior secured revolving credit facility and the Indenture governing the notes restrict, and market or business conditions may limit, our ability to take some or all of these actions. Any restructuring or refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations. In addition, although the Indenture governing the notes limits our ability to incur additional indebtedness, this limitation is subject to a number of significant exceptions and the amount of additional indebtedness incurred could nevertheless be substantial. Furthermore, the Indenture governing the notes does not impose any limitation on our ability to incur liabilities that are not considered indebtedness under the Indenture.

The notes and the guarantees are unsecured and are effectively subordinated to our secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The notes and the guarantees are the Issuers’ and the guarantors’ unsecured obligations. The Indenture governing the notes generally permits us to incur secured indebtedness so long as we maintain a specified ratio of unencumbered assets to unsecured debt. The notes and the guarantees will be effectively subordinated to all of our existing and future secured debt and that of the guarantors, including our senior secured revolving credit facility, to the extent of the value of the assets securing such obligations. Our obligations under our senior secured revolving credit facility are secured by first lien mortgages on certain of our properties, a pledge of the capital stock of subsidiaries owning such properties and other customary collateral, including an assignment of leases and rents with respect to such mortgaged properties. As of September 30, 2010, on a pro forma basis after giving effect to the Separation and REIT Conversion Merger, we had $156.7 million ($162.2 million after giving effect to the October 2010 mortgage refinancings) of aggregate mortgage indebtedness. In addition, shortly after completion of the Separation and REIT Conversion Merger, we had $87.6 million available for borrowing under our senior secured revolving credit facility (given the borrowing base requirements of that facility). Because the notes are unsecured obligations, your right of repayment may be compromised in the following situations:

•	We enter into bankruptcy, liquidation, reorganization or other winding-up;

•	There is a default in payment under any of our secured debt; or

•	There is an acceleration of any of our secured debt.

If any of these events occurs, the secured lenders could foreclose on our assets in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the Indenture at such time. As a result, upon the occurrence of any of these events, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to fully satisfy your claims. You may therefore not be fully repaid if we or the subsidiary guarantors become insolvent or otherwise fail to make payment on the notes.

The notes are structurally subordinated to all liabilities of our non-guarantor subsidiaries.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries that are not guaranteeing the notes or in the future do not guarantee the notes. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the bankruptcy, liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including creditors (including mortgage holders) and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before distributing any of their assets to us. Pro forma for the Separation and REIT Conversion Merger, our net revenues attributable to the properties held by the Real Property Non-Guarantor Subsidiaries would have been $18.9 million for the nine months ended September 30, 2010, and, as of September 30, 2010, these properties would have accounted for 40% of Sabra’s total real estate investments, net of accumulated depreciation, and would have had aggregate mortgage indebtedness to third parties of approximately $150.3 million ($162.2 million after giving effect to the October 2010 mortgage refinancings).

We rely on our subsidiaries for our operating funds, and our non-guarantor subsidiaries have no obligation to supply us with any funds.

We conduct our operations through subsidiaries and depend on our subsidiaries for the funds necessary to operate and repay our debt obligations. We depend on the transfer of funds from our subsidiaries to make the payments due under the notes. Under certain circumstances, one or more of our subsidiaries may be released from its, or may not be required to provide a, guarantee of the notes, and in such circumstances, will not be required to fund any of our obligations with respect to the notes. Each of our subsidiaries is a distinct legal entity and has no obligation, contingent or otherwise, to transfer funds to us. Further, eight of our facilities are subject to mortgages that are guaranteed by the U.S. Department of Housing and Urban Development (“HUD”) and, accordingly, the subsidiaries holding those facilities are subject to certain limitations on the use of surplus cash from the facilities without prior HUD approval. In addition, our ability to make payments under the notes, and the ability of our subsidiaries to transfer funds to us, could be restricted by the terms of subsequent financings.

Covenants in our debt agreements restrict our activities and could adversely affect our business.

Our debt agreements, including the Indenture governing the notes and our senior secured revolving credit facility, contain various covenants that limit our ability and the ability of our restricted subsidiaries to engage in various transactions including:

•	Incurring additional secured and unsecured debt;

•	Paying dividends or making other distributions on, redeeming or repurchasing capital stock;

•	Making investments or other restricted payments;

•	Entering into transactions with affiliates;

•	Issuing stock of or interests in restricted subsidiaries;

•	Engaging in non-healthcare related business activities;

•	Creating restrictions on the ability of our restricted subsidiaries to pay dividends or other amounts to us;

•	Selling assets; or

•	Effecting a consolidation or merger or selling all or substantially all of our assets.

These covenants limit our operational flexibility and could prevent us from taking advantage of business opportunities as they arise, growing our business or competing effectively. In addition, our senior secured revolving credit facility requires us to maintain specified financial covenants, which include a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum tangible net worth ratio, as well as satisfy other financial condition tests. The Indenture governing the notes requires us to maintain Total Unencumbered Assets (as defined in “Description of Exchange Notes”) of at least 150% of our unsecured indebtedness. Our ability to meet these requirements may be affected by events beyond our control, and we may not meet these requirements.

Our senior secured revolving credit facility also allows for the lenders thereunder to conduct periodic appraisals of our owned properties that secure such facility, and if the appraised values were to decline in the future, the amount that can be borrowed under such facility would be decreased unless we pledge additional assets as collateral.

A breach of any of the covenants or other provisions in our debt agreements could result in an event of default, which if not cured or waived, could result in such debt becoming immediately due and payable. This, in turn, could cause our other debt to become due and payable as a result of cross-acceleration provisions contained in the agreements governing such other debt. We may be unable to maintain compliance with these covenants and, if we fail to do so, we may be unable to obtain waivers from the lenders and/or amend the covenants. In the event that some or all of our debt is accelerated and becomes immediately due and payable, we may not have the funds to repay, or the ability to refinance, such debt.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from subsidiary guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee of the notes could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the debt evidenced by its guarantee:

•	Received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that subsidiary guarantor pursuant to its guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of our creditors or the creditors of the subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	The sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

The present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	It could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor, after giving effect to its guarantee of the notes, is not insolvent, has a fair market value of its assets greater than the total amount of its liabilities (including contingent liabilities), has a present fair salable value of its assets greater than the amount that will be required to pay its probable liabilities on its debts as they become absolute and matured, is able to realize upon its assets and pay its debts and other liabilities, including contingent liabilities, as they mature, and does not have unreasonably small capital. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard. In addition, each guarantee contains a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer laws, or may eliminate the subsidiary guarantor’s obligations or reduce the subsidiary guarantor’s obligations to an amount that effectively makes the guarantee worthless.

We may not have the funds necessary to finance the repurchase of the notes in connection with a change of control offer required by the Indenture governing the notes.

Upon the occurrence of specific kinds of change of control events, the Indenture governing the notes requires us to make an offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest (and additional interest, if any) to the date of repurchase. However, it is possible that we will not have sufficient funds, or the ability to raise sufficient funds, at the time of the change of control to make the required repurchase of the notes. In addition, restrictions under our senior secured revolving credit facility, or future debt, may not allow us to repurchase the notes upon a change of control. If we could not refinance such senior debt or otherwise obtain a waiver from the holders of such debt, we would be prohibited from repurchasing the notes, which would constitute an event of default under the Indenture governing the notes, which in turn would constitute a default under our senior secured revolving credit facility. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the Indenture governing the notes although these types of transactions could affect our capital structure or credit ratings and the holders of the notes. See “Description of Exchange Notes—Repurchase of Notes upon a Change of Control.”

Courts interpreting change of control provisions under New York law (which is the governing law of the Indenture governing the notes) have not provided clear and consistent meanings of such change of control provisions which leads to subjective judicial interpretation. In addition, a court case in Delaware has questioned whether an indenture change of control provision, similar to the one contained in the Indenture governing the notes, related to a change of control as a result of a change in the composition of a board of directors could be unenforceable on public policy grounds. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of a change in the composition of our board of directors is uncertain. Another court may not enforce the change of control provisions in the Indenture as written for the benefit of the holders, and the change of control provisions could be impacted if we become a debtor in a bankruptcy case.

An active trading market may not develop for the notes, which may hinder your ability to liquidate your investment.

The Exchange Notes are a new issue of securities and there is no established trading market for them, or for the Old Notes. We do not intend to applying for listing of the notes on any national securities exchange or seek the admission of the notes for quotation through any automated inter-dealer quotation system. As a result, an active trading market for the notes may not develop or be sustained. If an active trading market for the notes fails to develop or be sustained, the trading price of the notes could be adversely affected.

The liquidity of the trading market for the notes and the trading price quoted for the notes may be adversely affected by many factors, some of which are beyond our control, including:

•	Prevailing interest rates;

•	Demand for high yield debt securities generally;

•	General economic conditions;

•	Our financial condition, performance and future prospects;

•	Our credit rating; and

•	Prospects for companies in our industry generally.

Historically, the market of non-investment grade debt like the notes has been subject to disruptions that have caused substantial market price fluctuations in the price of securities that are similar to the notes. Therefore, even if a trading market for the notes develops, it may be subject to disruptions and price volatility.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The Old Notes were originally issued and sold on October 27, 2010. In connection with the original issuance and sale of the Old Notes, we entered into the Registration Rights Agreement pursuant to which we agreed, for the benefit of the holders of the Old Notes, at our cost, to use our commercially reasonable efforts:

(1)	to file with the SEC an exchange offer registration statement pursuant to which we and the guarantors will offer, in exchange for the Old Notes, new notes identical in all material respects to, and evidencing the same indebtedness as, the Old Notes (but will not contain terms with respect to transfer restrictions or provide for the additional interest described below);

(2)	to cause the exchange offer registration statement to be declared effective under the Securities Act prior to 210 days following the date on which we issued the Old Notes; and

(3)	to cause the exchange offer to be consummated by the 240th day following the date on which we issued the Old Notes (the “Consummation Deadline”).

Under existing interpretations by the staff of the SEC as set forth in no-action letters issued to unrelated third parties and referenced below, we believe that the Exchange Notes issued in the exchange offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by any exchange noteholder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

(1)	such holder is not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act;

(2)	such Exchange Notes are acquired in the ordinary course of the holder’s business; and

(3)	such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

(1)	cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters; and

(2)	in the absence of an applicable exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Exchange Notes or it may incur liability under the Securities Act. We will not be responsible for, or indemnify against, any such liability.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Old Notes for its own account as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read the section entitled “Plan of Distribution” for more details regarding these procedures for the transfer of Exchange Notes. We have agreed, for a period of 180 days after the exchange offer is consummated, to make this prospectus available to any broker-dealer for use in connection with any resale of the Exchange Notes.

In order to participate in the exchange offer, each holder of Old Notes that wishes to exchange Old Notes for Exchange Notes in the exchange offer will be required to make the representations described below under “—Representations.”

Shelf Registration Statement

In the event that:

(1)	we are not permitted to file the exchange offer registration statement or to consummate the exchange offer due to a change in law or SEC policy; or

(2)	for any reason, we do not consummate the exchange offer by the Consummation Deadline; or

(3)	any holder notifies us that:

•	it is not permitted under law or SEC policy to participate in the exchange offer;

•

it cannot publicly resell new notes that it acquires in the exchange offer without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for resales by that holder;

•	it is a broker-dealer and holds Old Notes that it has not exchanged and that it acquired directly from us or one of our affiliates; or

•	the initial purchaser so requests (with respect to Old Notes that have not been resold and that it acquired directly from us or one of our affiliates),

then in addition to or in lieu of conducting the exchange offer, we will be required to file a shelf registration statement with the SEC to cover resales of the Old Notes or the Exchange Notes, as the case may be. In that case, we will use our commercially reasonable efforts to (a) cause the registration statement to become effective (i) in the case of clause (1) above, by the 90th day after we determine we are not permitted to file the exchange offer registration statement or to consummate the exchange offer due to a change in law or policy but in any event not earlier than the 210th day following the issuance of the Old Notes, (ii) in the case of clause (2) above, by the 90th day after the Consummation Deadline, and (iii) in the case of clause (3) above, by the 90th day after receipt of such notice by in any event not earlier than the 210th day following the issuance of the Old Notes, and (b) maintain the effectiveness of the registration statement for two years or such lesser period after which all the notes registered therein have been sold under the Securities Act.

Additional Interest

If (1) we have not filed the exchange offer registration statement or the shelf registration statement by the dates described above as required by the Registration Rights Agreement, (2) the exchange offer registration statement or the shelf registration statement is not declared effective by the dates described above as required by the Registration Rights Agreement, (3) we do not consummate the exchange offer described in this prospectus by the Consummation Deadline, or (4) the shelf registration statement is declared effective, but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with resales of any notes registered under the shelf registration statement during the periods specified in the Registration Rights Agreement, then we will be in default under the Registration Rights Agreement. If one of the registration defaults occurs, the annual interest rate on the Old Notes will increase by $0.05 per week per $1,000 principal amount of transfer restricted securities for the first 90-day period. The amount of additional interest will increase by an additional $0.05 per week per $1,000 principal amount of transfer restricted securities for any subsequent 90-day period until all registration defaults are cured, up to a maximum additional interest rate of $0.20 per week per $1,000 principal amount of transfer restricted securities. When we have cured all of the registration defaults, the interest rate on the Old Notes will revert immediately to the original level.

The exchange offer is intended to satisfy our exchange offer obligations under the Registration Rights Agreement. The notes will not have rights to additional interest as set forth above upon the consummation of the exchange offer.

Terms of the Exchange Offer

We are offering to exchange up to $225.0 million aggregate principal amount of the Exchange Notes, the issuance of which has been registered under the Securities Act, for an equal principal amount of the Old Notes. Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in denominations of $2,000 of principal amount and any integral multiple of $1,000 in excess thereof.

The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that the Old Notes have been registered under the Securities Act and will not have transfer restrictions or contain the additional interest provisions of the Old Notes. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and entitled to the benefits of the Indenture. Consequently, the Old Notes and the Exchange Notes will be treated as a single class of debt securities under the Indenture.

As of the date of this prospectus, Old Notes representing $225.0 million in aggregate principal amount were outstanding, and there was one registered holder, CEDE & Co., as nominee of DTC. This prospectus is being sent to all registered holders of the Old Notes.

The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC. We will be deemed to have accepted for exchange properly tendered Old Notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering the Exchange Notes to such holders.

Old Notes that are not tendered for exchange in the exchange offer or that are tendered but we do not accept for exchange will remain outstanding and continue to accrue interest and will continue to be entitled to the rights and benefits such holders have under the Indenture relating to the Old Notes. The Old Notes that are not exchanged will continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreement will terminate. Holders of the Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “—Fees and Expenses” and “—Transfer Taxes” below.

Expiration Date; Extensions; Amendments

The exchange offer will remain open for at least 30 days, and in all events will remain open for at least 20 full business days. The term “expiration date” will mean 5:00 p.m., New York City time, on , 2011, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing by press release or other public announcement the registered holders of Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

(1)	to delay accepting any Old Notes, to extend the exchange offer or, if any of the conditions to the exchange offer set forth below under “—Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

(2)	to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders by a press release or other public announcement. If we amend the exchange offer in a manner that we determine to constitute a material change in the exchange offer, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment, and we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate an exchange offer as provided in this prospectus before accepting any Old Notes for exchange or if we amend the terms of the exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all event comply with our obligation to exchange promptly all Old Notes properly tendered and accepted for exchange in the exchange offer.

Procedures for Tendering Old Notes Through Brokers and Banks

Since the Old Notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for Exchange Notes. Therefore, to tender Old Notes subject to this exchange offer and to obtain Exchange Notes, you must instruct the institution where you keep your Old Notes to tender your Old Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

To tender your Old Notes in the exchange offer, you must:

(1)	comply with DTC’s Automated Tender Offer Program (“ATOP”) procedures described below; and

(2)	the exchange agent must receive a timely confirmation of a book-entry transfer of the Old Notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted Agent’s Message (defined below), before the expiration date.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON                     , 2011.

In order to accept this exchange offer on behalf of a holder of Old Notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf, will seek to establish an ATOP account with respect to the outstanding Old Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Old Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer, including the letter of transmittal, and that the agreement may be enforced against such participant.

Each Agent’s Message must include the following information:

(1)	Name of the beneficial owner tendering such Old Notes;

(2)	Account number of the beneficial owner tendering such Old Notes;

(3)	Principal amount of Old Notes tendered by such beneficial owner; and

(4)	A confirmation that the beneficial holder of the Old Notes tendered has made the representations for our benefit set forth under “—Representations” below.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS AND AGREES TO BE BOUND BY THE TERMS OF THIS EXCHANGE OFFER, INCLUDING THE LETTER OF TRANSMITTAL.

The delivery of Old Notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering Old Notes. We will ask the exchange agent to instruct DTC to promptly return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Old Notes on behalf of holders of the Old Notes.

When you tender your outstanding Old Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus. By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgements and the representations and warranties it contains, just as if you had signed it.

We will decide all questions about the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered Old Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to: (1) reject any and all tenders of any particular Old Note not properly tendered; (2) refuse to accept any Old Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and (3) waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes before the expiration of the offer. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will reasonably determine. Neither us, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Representations

To participate in the exchange offer, each holder of Old Notes that wishes to exchange Old Notes for Exchange Notes in the exchange offer will be required to make the following representations:

(1)	it has full corporate (or similar) power and authority to tender, exchange, assign and transfer the Old Notes and to acquire the Exchange Notes;

(2)	when the Old Notes are accepted for exchange, the Issuers will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim; and

(3)	if such holder is a broker dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, then such holder will comply with the applicable provisions of the Securities Act with respect to any resale of the Exchange Notes. See “Plan of Distribution.”

Broker-dealers who cannot make the representations in item (3) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the Exchange Notes issued in the exchange offer.

Each holder of Old Notes that wishes to exchange Old Notes for Exchange Notes in the exchange offer and any beneficial owner of those Old Notes also will be required to make the following representations:

(1)	neither the holder nor any beneficial owner of the Old Notes is an “affiliate” (as defined in Rule 405 under the Securities Act) of the Issuers;

(2)	neither the holder nor any beneficial owner of the Old Notes is engaged in or intends to engage in, and has no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the Exchange Notes;

(3)	any Exchange Notes to be acquired by the holder and any beneficial owner of the Old Notes pursuant to the exchange offer will be acquired in the ordinary course of business of the person receiving such Exchange Notes; and

(4)	the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Old Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of Exchange Notes acquired in the exchange offer, you or that person:

(1)	cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters; and

(2)	in the absence of an applicable exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Exchange Notes.

Acceptance of Outstanding Old Notes for Exchange; Delivery of Exchange Notes

We will accept validly tendered Old Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Old Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept any tendered Old Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the Notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

No Guaranteed Delivery

There are no guaranteed delivery procedures provided for by us in conjunction with the exchange offer. Holders of Old Notes must timely tender their Old Notes in accordance with the procedures set forth herein.

Withdrawal Rights

You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1)	specify the name of the person that tendered the Old Notes to be withdrawn;

(2)	identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes; specify the name and number of an account at the DTC to which your withdrawn Old Notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any outstanding Old Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue Exchange Notes in exchange for, any Old Notes and may terminate or amend the exchange offer if, at any time before the acceptance of Old Notes for exchange, (1) we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction, (2) any action or proceeding has been instituted or threatened in any court or before any governmental agency with respect to the exchange offer which, in our judgment, might impair our ability to proceed with the exchange offer or have a material adverse effect on us, or (3) we determine that there has been a material change in our business or financial affairs which, in our judgment, would materially impair our ability to consummate the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of the foregoing rights at any time will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for any Old Notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. In any such event we are required to use our commercially reasonable efforts to promptly obtain the withdrawal of any stop order.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the letter of transmittal to the exchange agent addressed as follows:

WELLS FARGO BANK, NATIONAL ASSOCIATION, EXCHANGE AGENT

By registered or certified mail, overnight delivery:

608 2nd Avenue South, 12th Floor

MAC: N9303-121

Minneapolis, MN 55402

Attention: Bondholder Communications

For Information Call:

(800) 344-5128

Confirm by Telephone:

(800) 344-5128

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made through DTC by Wells Fargo Bank, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees and expenses, fees and expenses of compliance with federal securities and state securities or blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates’ officers employees and by persons so engaged by the exchange agent.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be capitalized and expensed over the term of the Exchange Notes.

Transfer Taxes

If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

Consequences of Failure to Exchange

If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreement and described above, and your Old Notes will continue to be subject to the provisions of the Indenture governing the notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes imposed by the Securities Act and states securities law when we complete the exchange offer. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Old Notes in the exchange offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any additional interest that the Indenture governing the notes provides for if we do not complete the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial, tax, legal and other advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Old Notes in the open market or in privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Old Notes that are not tendered in the exchange offer or to file a shelf registration statement to permit resales of any untendered Old Notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes, we will receive, in exchange, an equal number of Old Notes in like principal amount. The form and terms of the Exchange Notes are identical to the form and terms of the Old Notes, except as otherwise described under the heading “The Exchange Offer—Terms of the Exchange Offer.” The Old Notes properly tendered and exchanged for Exchange Notes will be retired and cancelled. Accordingly, issuance of the Exchange Notes will not result in any change in our capitalization. We have agreed to bear the expense of the exchange offer.

PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the pro forma ratio of earnings to fixed charges of Sabra for the year ended December 31, 2009 and the nine months ended September 30, 2010, which give effect to the offering of the Old Notes and to the Separation and REIT Conversion Merger as if the offering and the Separation and REIT Conversion Merger had occurred on January 1, 2009. Sabra did not have any operations prior to the Separation. Accordingly, a historical ratio of earnings to fixed charges of Sabra for the last five years and the latest interim period is not presented herein. See “Unaudited Pro Forma Financial Data.”

Year Ended December 31, 2009	Nine Months Ended September 30, 2010
1.26x(1)	1.26x(1)

(1)	For purposes of the ratio of earnings to fixed charges presented, earnings consists of net income before fixed charges. Fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest within rental expense.

PRO FORMA CAPITALIZATION

The following table sets forth the unaudited pro forma capitalization of Sabra at September 30, 2010, which gives effect to the offering of the Old Notes and to the Separation and REIT Conversion Merger as if the offering and the Separation and REIT Conversion Merger had occurred on September 30, 2010. Sabra did not have any operations prior to the Separation. Accordingly, no historical capitalization of Sabra is presented herein. See “Unaudited Pro Forma Financial Data.”

	Pro Forma September 30, 2010 (in millions)
Cash and cash equivalents	$71.8

Long-term debt, including amounts due within one year:
Revolving credit facility	$—	(1)
Mortgage notes payable	162.2	(2)
Old Notes	225.0

Total debt	387.2
Common stockholders’ equity	175.5

Total capitalization	$562.7

(1)	Approximately $87.6 million was available for borrowing under Sabra’s $100.0 million senior secured revolving credit facility shortly after completion of the Separation and REIT Conversion Merger.
(2)	Sabra assumed Old Sun’s mortgage indebtedness to third parties associated with certain of the Sabra Properties. The amount reflected gives effect to mortgage refinancings completed by Old Sun in October 2010.

UNAUDITED PRO FORMA FINANCIAL DATA

The following financial statements reflect the unaudited pro forma consolidated balance sheet of Sabra as of September 30, 2010, as if the offering of the Old Notes and the Separation and REIT Conversion Merger had occurred on September 30, 2010, and also reflect the unaudited pro forma consolidated income statement of Sabra for the year ended December 31, 2009 and for the nine months ended September 30, 2010 as if the offering of the Old Notes and the Separation and REIT Conversion Merger had occurred on January 1, 2009. The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to prepare pro formas consistent with the requirements of the SEC. The actual results reported in periods following the transactions may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including differences between the assumptions used to prepare these pro forma financial statements and actual amounts. In addition, no adjustments have been made to the unaudited pro forma consolidated income statements for non-recurring items related to the transactions or for estimated general and administrative expenses expected to be incurred by Sabra in the first year after the Separation (i.e., only known, recurring general and administrative expenses are reflected). As a result, the pro forma financial information does not purport to be indicative of what the financial condition or results of operations would have been had the transactions been completed on the applicable dates of this pro forma financial information. The pro forma financial statements do not purport to project the future financial condition and results of operations after giving effect to the transactions.

Sabra did not have any operations prior to the Separation. The balance sheet of Sabra at the time of the Separation will reflect the assets and liabilities of Sabra at their respective historical carrying values. The audited financial statements to be presented in Sabra’s Annual Report on Form 10-K as of and for the period ended December 31, 2010 will reflect solely the results of operations of Sabra after the Separation.

Unaudited Pro Forma Condensed Consolidated Income Statement

For the Nine Months Ended September 30, 2010

(in thousands)

	Historical Sabra	Pro Forma Adjustments		Pro Forma Sabra
Total net revenues	$—	$52,684	(a)	$52,684

Costs and expenses:
General and administrative expenses	—	6,050	(b)	6,050
Depreciation and amortization	—	17,938	(c)	17,938
Interest expense	—	22,702	(d)	22,702

Total costs and expenses	—	46,690		46,690

Income before income taxes	—	5,994		5,994
Income tax expense	—	—		—

Net income	$—	$5,994		$5,994

Basic earnings per common or common equivalent share	$—			$0.24

Fully diluted earnings per common or common equivalent share	$—			$0.24

Weighted average number of common and common equivalent shares outstanding:
Basic	—	25,030	(e)	25,030
Fully diluted	—	25,148	(e)	25,148

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Income Statement

For the Year Ended December 31, 2009

(in thousands)

	Historical Sabra	Pro Forma Adjustments		Pro Forma Sabra
Total net revenues	$—	$70,245	(a)	$70,245

Costs and expenses:
General and administrative expenses	—	8,066	(b)	8,066
Depreciation and amortization	—	23,917	(c)	23,917
Interest expense	—	30,269	(d)	30,269

Total costs and expenses	—	62,252		62,252

Income before income taxes	—	7,993		7,993
Income tax expense	—	—		—

Net income	$—	$7,993		$7,993

Basic earnings per common or common equivalent share	$—			$0.32

Fully diluted earnings per common or common equivalent share	$—			$0.32

Weighted average number of common and common equivalent shares outstanding:
Basic	—	24,958	(e)	24,958
Fully diluted	—	25,061	(e)	25,061

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2010

(in thousands)

	Historical (Note 1)	Pro Forma Adjustments		Pro Forma Sabra
Assets:
Real estate investments, net of accumulated depreciation	$486,190	$—		$486,190
Cash and cash equivalents	—	71,781	(f)	71,781
Restricted cash	903	4,969	(g)	5,872
Deferred tax asset	—	26,316	(n)	26,316
Intangible assets, net	2,325	7,336	(i)	9,661

Total assets	$489,418	$110,402		$599,820

Liabilities:
Mortgage notes payable	$156,679	$5,506	(j)	$162,185
Accrued liabilities	—	5,013	(k)	5,013
Accrued interest on mortgage notes	763	—		763
Senior unsecured notes	—	225,000	(l)	225,000
Restricted cash obligations	—	5,079	(m)	5,079
Deferred tax liabilities	52,203	(52,203	) (n)	—
Tax liability	—	26,316	(h)	26,316

Total liabilities	209,645	214,711		424,356

Stockholders’ equity:
Old Sun net equity in real estate properties and Sabra stockholders’ equity	279,773	71,781	(f)
		4,969	(g)
		7,336	(i)
		(5,506	) (j)
		(5,013	) (k)
		(225,000	) (l)
		(5,079	) (m)
		52,203	(n)	175,464

Total stockholders’ equity	279,773	(104,309)		175,464

Total liabilities and stockholders’ equity	$489,418	$110,402		$599,820

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1—Sabra Basis of Presentation:

Sabra did not have any operations prior to the Separation. Immediately following the Separation and REIT Conversion Merger, Sabra, through its subsidiaries, owned all of Old Sun’s owned real property (including fixtures and certain personal property associated with the real property, but excluding five healthcare properties located in Georgia, Maryland, Massachusetts and Wyoming as well as administrative office buildings in Albuquerque, New Mexico that were retained by New Sun following the Separation and REIT Conversion Merger). The balance sheet of Sabra at the time of the Separation will reflect the assets and liabilities of Sabra at their respective historical carrying values. The audited financial statements to be presented in Sabra’s Annual Report on Form 10-K as of and for the period ended December 31, 2010 will reflect solely the results of operations of Sabra after the Separation. Following the Separation and REIT Conversion Merger, New Sun has continued the business and operations of Old Sun. The historical operations and the historical consolidated financial statements of Old Sun became the historical consolidated financial statements of New Sun at the Separation.

The accompanying unaudited pro forma consolidated financial statements of Sabra have been prepared based on the Separation and REIT Conversion as described above.

Note 2—Pro Forma Adjustments:

a.	To record rent income associated with the rent from subsidiaries of New Sun in connection with the Lease Agreements at the annual minimum lease payment amount of $70.2 million. Amounts due under the terms of the Lease Agreements are fixed (except for an anticipated annual rent escalator described below), and there is no contingent rental income based upon the revenues or net income which may be derived by New Sun from the Sabra Properties.

The annual rent escalator under each Lease Agreement is the lesser of the percentage change in the Consumer Price Index or 2.50% (but not less than zero).

b.	To record known, recurring general and administrative expenses primarily consisting of compensation-related expenses and certain professional services. Amount excludes a one-time cash bonus payment to Mr. Matros of $400,000 related to the Separation (see “Executive Compensation—Compensation Discussion and Analysis”) and certain estimated general and administrative expenses of $766,000 annually (see Note 3).

c.	To record depreciation expense related to the property and equipment transferred to Sabra by Old Sun.

d.	To record interest expense related to Sabra indebtedness (dollars in millions):

		Interest Expense
	Debt	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Mortgage notes payable	$162.2	$7.2	$9.6
(weighted average annual interest rate 5.9%)
Senior unsecured notes	225.0	13.7	18.3
(annual interest rate 8.125%)

	$387.2	20.9	27.9

Unused facility fee related to revolving credit facility (0.5%)		0.4	0.5
Amortization of deferred financing costs		1.4	1.9

Total interest expense		22.7	30.3

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements—(Continued)

e.	Pro forma earnings per share of Sabra are based upon the exchange of one share of Sabra common stock for every three shares of Old Sun common stock in the REIT Conversion Merger (based on the number of shares of Old Sun common stock outstanding as of September 30, 2010). The pro forma weighted average shares outstanding assume that all shares of Sabra common stock outstanding as of September 30, 2010 were outstanding as of January 1, 2009. In addition, the pro forma weighted average shares outstanding reflect the impact of shares issuable in connection with employee and director stock-based compensation plans as if such plans were put in place at the beginning of the periods presented.

f.	To record cash and cash equivalents distributed by Old Sun to Sabra at the time of the Separation and associated with the October 2010 mortgage refinancings.

g.	To record restricted cash related to assumed mortgages.

h.	To record the estimated liability for uncertain tax positions related to periods prior to the Separation of $26.3 million.

i.	To record deferred financing costs related to the Sabra indebtedness.

j.	To record refinancings of mortgages in October 2010 ($40.0 million of new borrowings less $34.5 million of repayments).

k.	To record various liabilities at the date of the Separation for which cash was allocated to Sabra to pay subsequent to the Separation.

l.	To record the principal amount of the Old Notes. Substantially all of the net proceeds were used to redeem the $200.0 million in aggregate principal amount outstanding of Old Sun’s 9.125% senior subordinated notes due 2015, including accrued and unpaid interest and the applicable redemption premium.

m.	To record obligations to Sun related to HUD loan restricted cash amounts.

n.	The pro forma consolidated financial statements of Sabra assume that Sabra has met all the conditions necessary for Sabra to elect to be treated as a REIT as of January 1, 2011. As a result, no provision for income taxes has been made for the year ended December 31, 2009, or for the nine months ended September 30, 2010. As a REIT, Sabra is subject to corporate income tax on built-in gains (the excess of fair market value over tax basis on properties held by Sabra upon REIT conversion) on taxable dispositions of properties acquired in the REIT Conversion Merger during the first ten years following the election to be taxed as a REIT. This built-in gains tax is generally not payable on dispositions of property to the extent the proceeds from such dispositions are reinvested in qualifying like-kind replacement property as defined in Section 1031 of the Code. In connection with the REIT Conversion Merger, Sabra reversed all the deferred income tax liabilities related to the real properties as it does not expect to dispose of any of these properties in a taxable transaction during the first ten years following the election to be taxed as a REIT. Accordingly, this reversal has been reflected in the pro forma financial information.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements—(Continued)

Deferred tax assets consisted of the following at September 30, 2010 (in thousands):

Historical
Deferred tax assets:
Net operating loss carryforwards	$20,114
Tax credit carryforwards	5,511
Intangible assets	5,196
Other	124

30,945
Less valuation allowance	(4,629)

Total deferred tax assets	$26,316

Federal and state net operating loss (“NOL”) carryforwards of approximately $21.8 million and $250.0 million, respectively, have been attributed to the legal entities that comprise Sabra after the Separation. Sabra’s ability to utilize NOL and tax credit carryforwards will be subject to a variety of factors, including the ability to generate sufficient taxable income and the impact of the REIT Conversion Merger. As a result of the uncertainties relating to the ultimate realization of these tax attribute carryforwards and other deferred tax assets, a valuation allowance of $4.6 million has been recorded.

Note 3—General and Administrative Expenses

The pro forma consolidated income statements exclude estimated general and administrative expenses expected to be incurred by Sabra in the first year after the Separation. Such expenses primarily consist of certain professional services, office costs, and other costs associated with acquisition and development activities.

To the extent requested by Sabra, New Sun will provide Sabra with administrative and support services on a transitional basis pursuant to the Transition Services Agreement. The Transition Services Agreement provides for Sabra to pay New Sun a rate per labor hour of actual services rendered. The pro forma consolidated income statements exclude the impact of Sabra reflecting such payments as general and administrative expenses, which are estimated to be less than $10,000.

Total recurring general and administrative expenses for Sabra are expected to approximate $8.8 million in the first year after the Separation. The total includes the following estimated amounts (on an annualized basis) that are not reflected in the pro forma income statements:

Professional services	$0.2 million
Administrative and other costs	0.6 million

Total	$0.8 million

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We did not have any operations prior to the Separation. Accordingly, we have no historical financial results to present in this prospectus and, therefore, have not included a discussion and analysis of our results of operations. Instead, we have presented above in the section titled “Unaudited Pro Forma Financial Data” an unaudited pro forma consolidated balance sheet as of September 30, 2010 as if the Separation and REIT Conversion Merger had occurred on September 30, 2010 and an unaudited pro forma consolidated income statement for the year ended December 31, 2009 and for the nine months ended September 30, 2010 as if the Separation and REIT Conversion Merger had occurred on January 1, 2009. We have also presented below a discussion and analysis of our anticipated financial results of operations and financial condition following the Separation and REIT Conversion Merger.

As of immediately following the Separation and REIT Conversion Merger, we own, through our subsidiaries, 86 of the 202 properties that Old Sun operated as of October 1, 2010. As of September 30, 2010, on a pro forma basis after giving effect to the offering of the Old Notes and the Separation and REIT Conversion Merger, our only material indebtedness consisted of $225.0 million of indebtedness with respect to the notes and aggregate mortgage indebtedness to third parties of approximately $156.7 million ($162.2 million after giving effect to the October 2010 mortgage refinancings) on certain of the Sabra Properties. Our balance sheet at the time of the Separation will reflect the assets and liabilities of Sabra at their respective historical carrying values, and our statements of income and cash flows will reflect solely our consolidated results of operations after the Separation. Until we have operated for a full year, we will continue to present, for comparison purposes, in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q unaudited pro forma financial data concerning our results of operations as if the Separation and REIT Conversion Merger had occurred prior to the period presented.

Overview

We were incorporated on May 10, 2010 as a wholly owned subsidiary of Old Sun, a provider of nursing, rehabilitative and related specialty healthcare services principally to the senior population in the United States. Pursuant to a restructuring plan by Old Sun, Old Sun restructured its business by separating its real estate assets and its operating assets into two separate publicly traded companies. The Separation occurred by means of a spin-off transaction pursuant to which Old Sun distributed to its stockholders on a pro rata basis all of the outstanding shares of common stock of New Sun. Immediately following the Separation, Old Sun merged with and into Sabra, with Sabra surviving the merger, pursuant to the REIT Conversion Merger, and New Sun was renamed “Sun Healthcare Group, Inc.” The Separation and REIT Conversion Merger were completed on November 15, 2010.

Following completion of the Separation and REIT Conversion Merger, we became a self-administered, self-managed realty company that, directly or indirectly, owns and invests in real estate serving the healthcare industry. Our subsidiaries own substantially all of Old Sun’s owned real property and assumed the liabilities of Old Sun, including mortgage indebtedness to third parties, that are related to the real properties owned by our subsidiaries. Our portfolio currently consists of the 86 Sabra Properties: (i) 67 skilled nursing facilities, (ii) ten combined skilled nursing, assisted living and independent living facilities, (iii) five assisted living facilities, (iv) two mental health facilities, (v) one independent living facility, and (vi) one continuing care retirement community. As of September 30, 2010, the Sabra Properties had a total of 9,603 licensed beds, or units, spread across 19 states. Our subsidiaries lease all of the Sabra Properties to subsidiaries of New Sun pursuant to the Lease Agreements, which are structured as triple-net, master lease agreements with initial terms of between 10 and 15 years.

We expect initially to grow our portfolio through the acquisition of skilled nursing and senior housing facilities, including assisted living, independent living and continuing care retirement community facilities. As we acquire additional properties and expand our portfolio, we expect to further diversify by geography, asset class and tenant within the healthcare sector. For example, we expect to pursue the acquisition of medical office buildings, life science facilities (commercial facilities that are primarily focused on life sciences research, development or commercialization, including properties that house biomedical and medical device companies) and hospitals. We plan to be opportunistic in our healthcare real estate investment strategy while investing in assets that allow us to maintain balance sheet strength and liquidity.

We intend to qualify and elect to be treated as a REIT for U.S. federal income tax purposes commencing with our taxable year beginning on January 1, 2011. We operate through an umbrella partnership (commonly referred to as an UPREIT) structure in which substantially all of our properties and assets are held by the Operating Partnership, of which we are the sole general partner, or by subsidiaries of the Operating Partnership.

Components of Sabra’s Future Revenues and Expenses

Sabra began operating as a separate company following the Separation and REIT Conversion Merger, which was completed on November 15, 2010. The following is a discussion of the most significant components of revenues and expenses that are expected to impact Sabra’s results of operations following completion of the Separation and REIT Conversion Merger.

Revenues

We generate revenues from the lease of the Sabra Properties to subsidiaries of New Sun pursuant to the Lease Agreements. The annual aggregate minimum base rent payable by subsidiaries of New Sun under the Lease Agreements is $70.2 million. Amounts due under the terms of the Lease Agreements are fixed (except for an annual rent escalator described below), and there is no contingent rental income based upon the revenues or net income which may be derived by New Sun from the Sabra Properties. The annual rent escalator is the lesser of the percentage change in the Consumer Price Index or 2.50% (but not less than zero).

General and Administrative Expenses

General and administrative expenses include compensation-related expenses as well as estimates for professional services, office costs and other costs associated with acquisition and development activities. Our recurring total general and administrative expenses are expected to approximate $8.8 million in the first year after the Separation. These expenses exclude a one-time cash bonus payment related to the Separation and REIT Conversion Merger of $400,000 that was paid to Mr. Matros in December 2010 (see “Executive Compensation—Compensation Discussion and Analysis”).

Depreciation and Amortization

We incur depreciation and amortization expenses for the property and equipment transferred to us from Old Sun, which is projected to approximate $23.9 million in the first year after the Separation and REIT Conversion Merger.

Interest

We incur interest expense comprised of costs of borrowings plus the amortization of deferred financing costs related to our indebtedness. We anticipate interest expense to approximate $30.3 million in the first year after the Separation and REIT Conversion Merger. See “—Liquidity and Capital Resources” below for more information.

Liquidity and Capital Resources

We believe that our available cash, operating cash flows and borrowings available to us under our senior secured revolving credit facility provide sufficient funds for our operations, scheduled debt service payments with respect to our notes and mortgage indebtedness on the Sabra Properties, and dividend requirements for the twelve-month period following the Separation.

We intend to invest in additional healthcare properties as suitable opportunities arise and adequate sources of financing are available. We expect that future investments in properties, including any improvements or renovations of current or newly-acquired properties, will depend on and will be financed by, in whole or in part, our existing cash, borrowings available to us under our senior secured revolving credit facility, future borrowings or the proceeds from additional issuances of common stock or other securities. In addition, we expect to seek financing from U.S. government agencies, including through Fannie Mae and HUD, in appropriate circumstances in connection with acquisitions and refinancings of existing mortgage loans.

In connection with the Separation and REIT Conversion Merger, we have recently completed two financing transactions, as described below. As of September 30, 2010, on a pro forma basis after giving effect to the these transactions and the Separation and REIT Conversion Merger, we had $225.0 million of indebtedness with respect to the notes and aggregate mortgage indebtedness to third parties of approximately $156.7 million ($162.2 million after giving effect to the October 2010 mortgage refinancings) on certain of the Sabra Properties. In addition, shortly after completion of the Separation and REIT Conversion Merger, we had $87.6 million available for borrowing under our senior secured revolving credit facility (given the borrowing base requirements of that facility). Although we are subject to restrictions on our ability to incur indebtedness under the Indenture governing the notes and under the terms of our senior secured revolving credit facility, we expect that we will be able to refinance existing indebtedness or incur additional indebtedness for acquisitions or other purposes, if needed. However, there can be no assurance that we will be able to refinance our indebtedness, incur additional indebtedness or access additional sources of capital, such as by issuing common stock or other debt or equity securities, on terms that are acceptable to us or at all.

Loan agreements

8.125% Senior Notes due 2018. On October 27, 2010, we, through the Operating Partnership and Sabra Capital Corporation, issued $225.0 million aggregate principal amount of the Old Notes in a private placement. The notes were sold at par, resulting in gross proceeds of $225.0 million and net proceeds of approximately $219.9 million after deducting discounts, commissions and expenses. On December 6, 2010, substantially all of the net proceeds were used to redeem the $200.0 million in aggregate principal amount outstanding of Old Sun’s 9.125% senior subordinated notes due 2015, including accrued and unpaid interest and the applicable redemption premium.

The obligations under the notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, by Sabra and certain of Sabra’s other existing and, subject to certain exceptions, future subsidiaries.

The notes are redeemable at the option of the Issuers, in whole or in part, at any time, and from time to time, on or after November 1, 2014, at the redemption prices set forth in the Indenture governing the notes, plus accrued and unpaid interest to the applicable redemption date. In addition, prior to November 1, 2014, the Issuers may redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount of the notes redeemed, plus a “make-whole” premium, plus accrued and unpaid interest to the applicable redemption date. At any time, or from time to time, on or prior to November 1, 2013, the Issuers may redeem up to 35% of the principal amount of the notes, using the proceeds of specific kinds of equity offerings, at a redemption price of 108.125% of the principal amount to be redeemed, plus accrued and unpaid interest, if any, to the applicable redemption date.

The notes and the related guarantees are senior unsecured obligations of the Issuers and guarantors of the notes, and rank equally in right of payment with other existing and future unsecured senior indebtedness of the Issuers and the guarantors. The notes are effectively junior to all of the Issuers’ and the Issuers’ consolidated subsidiaries’ secured indebtedness to the extent of the value of the collateral securing such debt, including Sabra’s $100.0 million senior secured revolving credit facility and Sabra’s mortgage indebtedness, and structurally subordinated to all indebtedness of any non-guarantor subsidiaries. If certain change of control events occur, the Issuers must offer to repurchase the notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the applicable repurchase date.

The Indenture governing the notes contains restrictive covenants that, among other things, restrict the ability of Sabra, the Issuers and their restricted subsidiaries to: (i) incur or guarantee additional indebtedness; (ii) incur or guarantee secured indebtedness; (iii) pay dividends or distributions on, or redeem or repurchase, their capital stock; (iv) make certain investments or other restricted payments; (v) sell assets; (vi) create liens on their assets; (vii) enter into transactions with affiliates; (viii) merge or consolidate or sell all or substantially all of their assets; and (ix) create restrictions on the ability of Sabra and its restricted subsidiaries to pay dividends or other amounts to Sabra. The Indenture governing the notes also provides for customary events of default, including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal of, the notes, the failure to comply with certain covenants and agreements specified in the Indenture for a period of time after notice has been provided, the acceleration of other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal of, premium, if any, and accrued interest on all the then outstanding notes may become due and payable immediately.

Sabra, the Issuers and the other guarantors also entered into the Registration Rights Agreement with the initial purchasers of the Old Notes. Under the Registration Rights Agreement, Sabra, the Issuers and the guarantors of the notes have agreed to file a registration statement with the SEC with respect to a registered offer to exchange the Old Notes for a new issue of substantially identical registered notes or, in certain circumstances, to file a shelf registration statement with respect to the Old Notes. In the event that Sabra, the Issuers and the guarantors of the Old Notes fail to satisfy this obligation, the Issuers will be required to pay additional interest to the holders.

Revolving Credit Facility. On November 3, 2010, the Operating Partnership and certain subsidiaries of the Operating Partnership (together with the Operating Partnership, the “Borrowers”) entered into a senior secured revolving credit facility with certain lenders as set forth in the related credit agreement and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (each as defined in such credit agreement).

This credit facility provides for up to a $100.0 million senior secured revolving credit facility (up to $15.0 million of which may be utilized for letters of credit) and includes an accordion feature that allows the Borrowers, through the increase in commitments from existing lenders and/or the addition of new lenders, to increase the borrowing availability under our senior secured revolving credit facility by up to an additional $100.0 million. Borrowing availability under our senior secured revolving credit facility is subject to a borrowing base calculation based on, among other factors, the lesser of (i) the mortgageability cash flow (as such term is defined in the credit agreement relating to our senior secured revolving credit facility) or (ii) the appraised value, in each case of the properties securing our senior secured revolving credit facility. Approximately $87.6 million was available for borrowing under our senior secured revolving credit facility shortly after completion of the Separation and REIT Conversion Merger. Borrowing availability under our senior secured revolving credit facility terminates, and all borrowings mature, on November 3, 2013, subject to a one-year extension option.

Borrowings under our senior secured revolving credit facility bear interest on the outstanding principal amount at a rate equal to an applicable percentage plus, at the Borrowers’ option, either (a) the greater of 1.75% or a LIBOR rate determined by reference to the cost of funds for Eurodollar deposits for the interest period relevant to such borrowing adjusted for statutory reserves (the “Eurodollar Rate”), or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus one-half of 1.0%, (ii) the prime rate as announced by Bank of America, and (iii) the Eurodollar Rate for a one-month period plus 1.0% (the “Base Rate”). The applicable percentage for borrowings under our senior secured revolving credit facility is 3.00% per annum for borrowings at the Base Rate and 4.00% per annum for borrowings at the Eurodollar Rate.

In addition to paying interest on outstanding principal under our senior secured revolving credit facility, the Borrowers are required to pay a facility fee of 0.50% per annum to the lenders in respect of unused borrowings under our senior secured revolving credit facility.

Our senior secured revolving credit facility is secured by, among other things, (i) a first priority lien against certain of the properties owned by certain of our subsidiaries (collectively, the “Borrower Subsidiaries”) and include initially certain of the properties that we, through our subsidiaries, acquired in connection with the Separation and REIT Conversion Merger, (ii) a first priority lien against all personal property owned from time to time by such Borrower Subsidiaries, and (iii) a first priority lien against the membership interests of the Borrower Subsidiaries which are owned by the Operating Partnership. The obligations of the Borrowers under our senior secured revolving credit facility are guaranteed by us and certain of our subsidiaries.

Our senior secured revolving credit facility contains customary covenants that include restrictions on the ability to make acquisitions and other investments, pay dividends, incur additional indebtedness, engage in non-healthcare related business activities, enter into transactions with affiliates and sell or otherwise transfer certain assets as well as customary events of default. Our senior secured revolving credit facility also requires us, through the Borrowers, to comply with specified financial covenants, which include a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum tangible net worth requirement.

Capital expenditures

There are no present plans for the improvement or development of any unimproved or undeveloped property. Accordingly, we anticipate that our aggregate capital expenditure requirements for 2011 will be less than $300,000, which will principally be for corporate office needs. For the period between the Separation and December 31, 2010, our aggregate capital expenditures were $231,000, which was primarily for corporate office needs.

Obligations and Commitments

The following table provides pro forma information concerning our contractual obligations and commitments in future years, including our notes and our mortgage indebtedness to third parties on certain of the Sabra Properties that totals $162.2 million. The following table is presented as of September 30, 2010 (in thousands) as if the Separation and REIT Conversion Merger had occurred on January 1, 2009.

	Payments Due for the Twelve Months Ending September 30,
	Total	2011	2012	2013	2014	2015	After 2015
	(in thousands)
Mortgage Indebtedness(1)	$194,947	$11,947	$11,941	$11,956	$41,332	$27,288	$90,483
Notes(2)	371,249	9,141	18,281	18,281	18,281	18,281	288,984

Total	$566,196	$21,088	$30,222	$30,237	$59,613	$45,569	$379,467

(1)	Mortgage indebtedness includes principal payments and interest payments through the maturity dates. Total interest on mortgage indebtedness, based on contractual rates, is $73.5 million, of which $16.4 million is attributable to variable interest rates determined using the weighted average method.
(2)	Notes includes interest payments payable semi-annually each May 1st and November 1st at a fixed rate of 8.125%. The notes mature on November 1, 2018. Total interest on the notes is $146.2 million.

Impact of Inflation

Our rental income in future years will be impacted by changes in inflation. The Lease Agreements provide for an annual rent escalator, which is the lesser of the percentage change in the Consumer Price Index or 2.50% (but not less than zero).

Off-Balance Sheet Arrangements

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our primary market risk exposure is interest rate risk with respect to our indebtedness. This indebtedness includes the $225.0 million aggregate principal amount of Old Notes outstanding, $162.2 million of mortgage indebtedness to third parties on certain of the properties that our subsidiaries own, and any borrowings under our $100.0 million senior secured revolving credit facility. Pro forma for the Separation and REIT Conversion Merger and the October 2010 refinancing by Old Sun, we had $60.5 million of outstanding variable rate mortgage indebtedness. An increase in interest rates could make the financing of any acquisition by us more costly. Rising interest rates could also limit our ability to refinance our debt when it matures or cause us to pay higher interest rates upon refinancing and increase interest expense on refinanced indebtedness. Assuming a 100 basis point increase in the interest rate related to our variable rate debt, and assuming no change in the pro-forma outstanding debt balance as of September 30, 2010, interest expense would increase $0.2 million. As the index underlying our variable rate mortgages is currently below 100 basis points and is not expected to go below zero and after giving consideration to interest rate floors imbedded in our variable rate debt agreements, interest expense would not be expected to be impacted by a decline in current interest rates.

We may manage, or hedge, interest rate risks related to our borrowings by means of interest rate swap agreements. We also expect to manage our exposure to interest rate risk by maintaining a mix of fixed and variable rates for our indebtedness.

BUSINESS

Overview

We were incorporated on May 10, 2010 as a wholly owned subsidiary of Old Sun, a provider of nursing, rehabilitative and related specialty healthcare services principally to the senior population in the United States. Pursuant to a restructuring plan by Old Sun, Old Sun restructured its business by separating its real estate assets and its operating assets into two separate publicly traded companies. The Separation occurred by means of a spin-off transaction pursuant to which Old Sun distributed to its stockholders on a pro rata basis all of the outstanding shares of common stock of New Sun. Immediately following the Separation, Old Sun merged with and into Sabra, with Sabra surviving the merger, pursuant to the REIT Conversion Merger, and New Sun was renamed “Sun Healthcare Group, Inc.” The Separation and REIT Conversion Merger were completed on November 15, 2010.

Following the restructuring of Old Sun’s business and the completion of the Separation and REIT Conversion Merger, we became a self-administered, self-managed realty company that, directly or indirectly, owns and invests in real estate serving the healthcare industry. Our portfolio currently consists of the 86 Sabra Properties: (i) 67 skilled nursing facilities, (ii) ten combined skilled nursing, assisted living and independent living facilities, (iii) five assisted living facilities, (iv) two mental health facilities, (v) one independent living facility, and (vi) one continuing care retirement community. As of September 30, 2010, the Sabra Properties had a total of 9,603 licensed beds, or units, spread across 19 states. Pro forma for the Separation and REIT Conversion Merger, our revenues and Adjusted FFO would have been $52.7 million and $27.0 million, respectively, for the nine months ended September 30, 2010. See Note 3 under “Summary—Summary Adjusted Unaudited Pro Forma Condensed Consolidated Financial Data” for a reconciliation of pro forma net income to pro forma Adjusted FFO.

Subsidiaries of Sabra lease all of the Sabra Properties to subsidiaries of New Sun pursuant to the Lease Agreements. The Lease Agreements are triple-net leases, which have initial terms of between 10 and 15 years and pursuant to which the tenants are responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties (other than taxes on our income) and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. The initial annual aggregate base rent payable by subsidiaries of New Sun under the Lease Agreements is approximately $70.2 million, which translated to a lease coverage ratio of 1.6x (based on estimates of the EBITDAR of New Sun from the Sabra Properties, divided by the contractual rent to be paid by subsidiaries of New Sun on the Sabra Properties, at the time subsidiaries of Sabra and New Sun entered into the Lease Agreements).

We expect initially to grow our portfolio through the acquisition of skilled nursing and senior housing facilities, including assisted living, independent living and continuing care retirement community facilities. As we acquire additional properties and expand our portfolio, we expect to further diversify by geography, asset class and tenant within the healthcare sector. For example, we expect to pursue the acquisition of medical office buildings, life science facilities (commercial facilities that are primarily focused on life sciences research, development or commercialization, including properties that house biomedical and medical device companies) and hospitals. We plan to be opportunistic in our healthcare real estate investment strategy while investing in assets that allow us to maintain balance sheet strength and liquidity.

Geographic and Property Type Diversification

The following tables set forth certain information concerning the Sabra Properties, which, at September 30, 2010, consisted of 9,603 licensed beds spread across 19 states.

		Number of Licensed Beds/Units(1)
State	Total Number of Centers	Skilled Nursing	Assisted Living	Independent Living	Mental Health	Total	% of Total
New Hampshire	15	1,131	474	—	—	1,605	16.7
Connecticut	10	1,327	23	49	—	1,399	14.6
Kentucky	15	976	172	—	—	1,148	12.0
Ohio	8	954	—	—	—	954	9.9
Florida	5	660	—	—	—	660	6.9
Oklahoma	5	441	71	12	60	584	6.1
Montana	4	538	—	—	—	538	5.6
New Mexico	3	190	120	60	—	370	3.9
Colorado	2	362	—	—	—	362	3.8
Georgia	2	310	—	—	—	310	3.2
California	3	301	—	—	—	301	3.1
Massachusetts	3	301	—	—	—	301	3.1
Idaho	3	229	16	—	22	267	2.8
Rhode Island	2	261	—	—	—	261	2.7
West Virginia	2	185	—	—	—	185	1.9
Tennessee	1	134	—	—	—	134	1.4
North Carolina	1	100	—	—	—	100	1.0
Indiana	1	88	—	—	—	88	0.9
Washington	1	—	36	—	—	36	0.4

Total	86	8,488	912	121	82	9,603	100%

% of Total Beds/Units		88.4%	9.5%	1.3%	0.8%	100%

(1)	“Licensed Beds” refers to the number of beds for which a license has been issued, which may vary in some instances from licensed beds available for use, which is used in the computation of occupancy. Available beds for the Sabra Properties aggregated 9,266.

Of the Sabra Properties, 75 facilities have a single purpose license: 67 skilled nursing, five assisted living, one independent living and two mental health. Furthermore, 11 facilities have two or more licensed designations (skilled, assisted and/or independent living, including one continuing care retirement facility).

State	Skilled Nursing	Assisted Living	Independent Living	Mental Health	CCRC	Multi- license Designation	Total	% of Total
Kentucky	11	2	—	—	—	2	15	17.4
New Hampshire	8	2	—	—	—	5	15	17.4
Connecticut	8	—	1	—	—	1	10	11.6
Ohio	8	—	—	—	—	—	8	9.3
Florida	5	—	—	—	—	—	5	5.8
Oklahoma	3	—	—	1	—	1	5	5.8
Montana	4	—	—	—	—	—	4	4.7
California	3	—	—	—	—	—	3	3.5
Idaho	1	—	—	1	—	1	3	3.5
Massachusetts	3	—	—	—	—	—	3	3.5
New Mexico	2	—	—	—	1	—	3	3.5
Colorado	2	—	—	—	—	—	2	2.3
Georgia	2	—	—	—	—	—	2	2.3
Rhode Island	2	—	—	—	—	—	2	2.3
West Virginia	2	—	—	—	—	—	2	2.3
Indiana	1	—	—	—	—	—	1	1.2
North Carolina	1	—	—	—	—	—	1	1.2
Tennessee	1	—	—	—	—	—	1	1.2
Washington	—	1	—	—	—	—	1	1.2

Total	67	5	1	2	1	10	86	100%

Occupancy Trends

The following table sets forth the occupancy percentage for the Sabra Properties for the periods indicated.

	Occupancy %(1)
	Nine Months Ended September 30, 2010	Year Ended December 31,
		2009	2008	2007	2006	2005
Skilled Nursing Facilities (67 facilities)	87.7%	89.7%	90.4%	91.0%	89.6%	86.6%
Combination SNF/ALF/ILF (10 facilities)	92.0	92.5	93.7	93.2	92.2	93.1
Senior Housing (7 facilities)(2)	87.0	89.0	91.4	93.5	85.3	77.8
Mental Health (2 facilities)	83.1	81.5	82.6	79.9	86.9	85.3

Total (86)	88.2%	90.0%	90.9%	91.4%	89.6%	87.0%

(1)	The percentages are computed by dividing the average daily number of beds occupied by the total number of available beds for use during the periods indicated (beds of acquired facilities are included in the computation following the date of acquisition only).
(2)	Senior housing is comprised of five assisted living facilities, one independent living facility, and one continuing care retirement community.

You should not rely upon occupancy percentages, either individually or in the aggregate, to determine the performance of a facility. Other factors that may impact the performance of a facility include the sources of payment, terms of reimbursement and the acuity level of the patients (i.e., the condition of patients that determines the level of skilled nursing and rehabilitation therapy services required).

Skilled Mix Trends

The following table sets forth the skilled mix of the skilled nursing facilities included in the Sabra Properties for the periods indicated.

	SNF Skilled Mix %(1)
	Nine Months Ended September 30, 2010	Year Ended December 31,
		2009	2008	2007	2006	2005
SNF Skilled Mix (as a percentage of revenue)	39.3%	39.4%	39.2%	35.9%	34.4%	33.1%

(1)	Skilled mix is defined as the total Medicare and non-Medicaid managed care patient revenue at the skilled nursing facilities included in the Sabra Properties divided by the total revenue at the skilled nursing facilities included in the Sabra Properties for any given period.

Tenants and Operators

All of the Sabra Properties are operated by subsidiaries of New Sun, and their obligations are guaranteed by New Sun. Subsidiaries of New Sun entered into the Lease Agreements with subsidiaries of Sabra to lease the Sabra Properties. The parties to each Lease Agreement consist of multiple lessors (i.e., subsidiaries of Sabra) and multiple tenants (i.e., subsidiaries of New Sun). The Lease Agreements are triple-net leases, which have initial terms of between 10 and 15 years and pursuant to which the tenants are responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties (other than taxes on the income of the lessor) and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. Events of default under the Lease Agreements include the acceleration of indebtedness under New Sun’s credit facility resulting from a default by New Sun. The initial annual aggregate base rent payable by subsidiaries of New Sun under the Lease Agreements is approximately $70.2 million, which translated to a lease coverage ratio of 1.6x (based on estimates of the EBITDAR of New Sun from the Sabra Properties, divided by the contractual rent to be paid by subsidiaries of New Sun on the Sabra Properties, at the time subsidiaries of Sabra and New Sun entered into the Lease Agreements). At the option of the Tenant, each Lease Agreement may be extended for up to two five-year renewal terms beyond the initial term at the then currently in place rental rate. Under the Lease Agreements, there is an annual rent escalator equal to the lesser of the percentage change in the Consumer Price Index or 2.50% (but not less than zero), which would also apply to the exercise of a renewal option. There are no purchase options. See “Relationship Between New Sun and Sabra After the Separation and REIT Conversion Merger—The Lease Agreements” for a further description of the Lease Agreements, including a summary of the expiration dates and renewal dates under the Lease Agreements.

Our Industry

We operate as a REIT that invests in income-producing healthcare facilities, principally long-term care facilities, located in the United States. As we acquire additional properties and expand our portfolio, we expect to further diversify by geography, asset class and tenant within the healthcare sector. We focus primarily on the approximately $144 billion (as of December 2009) United States nursing home industry and other senior housing segments such as assisted living and independent living facilities. According to the American Health Care Association, the nursing home industry was comprised of approximately 15,700 facilities with approximately 1.7 million Medicare certified beds in the United States as of December 2009. The nursing home industry is highly fragmented. As of December 2009, the ten largest for-profit chains combined operated approximately 14% of the industry’s beds, with the largest company operating approximately 2.2% of the industry’s beds.

The primary growth drivers for the long-term care industry are expected to be the aging of the population and increased life expectancies. According to the United States Census Bureau, the number of Americans aged 65 or older is projected to increase from approximately 40 million in 2010 to approximately 54.8 million by 2020, representing a compounded annual growth rate of 3.2%. In addition to positive demographic trends, we expect demand for services provided by skilled nursing facilities to continue increasing due to the impact of cost containment measures adopted by the federal government that encourage patient treatment in more cost effective settings, such as skilled nursing facilities. As a result, high acuity patients that previously would have been treated in long-term acute care hospitals and inpatient rehabilitation facilities are increasingly being treated in skilled nursing facilities. According to the Centers for Medicare & Medicaid Services (“CMS”), nursing home expenditures are projected to grow from approximately $144 billion in 2009 to approximately $246 billion in 2019, representing a compounded annual growth rate of 5.5%. We believe that these trends will support an increasing demand for long-term care services, which in turn will support an increasing demand for our properties.

Competitive Strengths

We believe the following competitive strengths will contribute significantly to our success:

Geographically Diverse and Stable Property Portfolio

Our portfolio of 86 properties, comprising 9,603 licensed beds, is broadly diversified by location across 19 states. The properties in any one state did not account for more than 17% of our total licensed beds and, pro forma for the Separation and REIT Conversion Merger, the properties in any one state did not account for more than 19% of our rental revenue, in each case for the nine months ended September 30, 2010. Our geographic diversification will limit the effect of a decline in any one regional market on our overall performance. Old Sun’s occupancy percentage remained stable at between 87.0% and 91.4% over the five years prior to the Separation and REIT Conversion Merger.

Financially Secure Tenants

New Sun’s subsidiaries are currently our only tenants. New Sun is an established provider of specialty healthcare services with strong financial performance. As of October 1, 2010, New Sun, through its subsidiaries, operated 202 inpatient centers spread across 25 states. New Sun has a diverse source of payors and a diverse business mix, including skilled nursing, assisted living and mental health services. New Sun’s operations stand to benefit from attractive industry fundamentals, including an aging population and a shift in patient care to skilled nursing facilities. New Sun’s net revenues were $1.4 billion for the nine months ended September 30, 2010. Pro forma for the offering of the Old Notes and the Separation and REIT Conversion Merger, New Sun’s outstanding debt, net of cash, totaled $78.4 million as of June 30, 2010. New Sun’s management team has a proven track record of public company performance. Additionally, New Sun is publicly traded and is subject to SEC reporting requirements, which provide ongoing transparency regarding its operating and financial performance.

Long-Term Lease Structure

Our subsidiaries lease the Sabra Properties to subsidiaries of New Sun under the Lease Agreements with initial terms of between 10 and 15 years and no purchase options. After the initial term of each Lease Agreement, the subsidiaries of New Sun will have the option to extend such lease through the use of two five-year renewal options. The Lease Agreements are structured as “triple-net” leases, under which New Sun and its subsidiaries are responsible for insurance, taxes, utilities, maintenance and repairs related to the Sabra Properties. The initial annual aggregate base rent payable by subsidiaries of New Sun under the Lease Agreements is approximately $70.2 million, which translated to a lease coverage ratio of 1.6x (based on estimates of the EBITDAR of New Sun from the Sabra Properties, divided by the contractual rent to be paid by subsidiaries of New Sun on the Sabra Properties, at the time subsidiaries of Sabra and New Sun entered into the Lease Agreements). Additionally, base rent will escalate at an annual rate of the lesser of 2.50% and the percentage change in the Consumer Price Index (but not less than zero). We expect that we will enter into similarly structured leases with future skilled nursing facility and senior housing tenants as well.

Strong Relationships with Operators

The members of our management team have developed an extensive network of relationships with qualified local, regional and national operators of skilled nursing and senior housing facilities across the United States. This extensive network has been built by our management team through over 20 years of operating experience, involvement in industry trade organizations and the development of banking relationships and investor relations within the skilled nursing and senior housing industries. We intend to work collaboratively with our operators to help them achieve their growth and business objectives. We believe these strong relationships with operators will allow us to effectively source investment opportunities.

Ability to Identify Talented Operators

As a result of our management team’s operating experience, network of relationships and industry insight, we anticipate that we will be able to identify qualified local, regional and national operators. We will seek operators who possess local market knowledge, demonstrate hands-on management, have proven track records and emphasize patient care. Our management team’s experience gives us a key competitive advantage in objectively evaluating an operator’s financial position, emphasis on care and operating efficiency.

Significant Experience in Proactive Asset Management

The members of our management team have significant experience developing systems to collect and evaluate data relating to the underlying operational and financial success of healthcare companies and healthcare-related real estate assets. We will take advantage of this experience and expertise to provide our operators with significant assistance in the areas of marketing, development, facility expansion and strategic planning. We will actively monitor the operating results of our skilled nursing and senior housing facilities and work closely with our operators to identify and capitalize on opportunities to improve the operations of our facilities and the overall financial and operating strength of our operators.

Experienced Management Team

Although our management team has limited experience in operating a REIT, it has extensive healthcare and real estate experience. Mr. Matros, Chairman, President and Chief Executive Officer of Sabra, has approximately 20 years of experience in the acquisition, development and disposition of skilled nursing facilities and other healthcare facilities, including nine years at Old Sun. Harold W. Andrews, Jr., Executive Vice President, Chief Financial Officer and Secretary of Sabra, is a finance professional with more than 10 years of experience in both the provision of healthcare services and healthcare real estate. Talya Nevo-Hacohen, Executive Vice President, Chief Investment Officer and Treasurer of Sabra, is a real estate finance executive with more than 20 years of experience in real estate finance, acquisition and development, including three years of experience managing and implementing the capital markets strategy of an S&P 500 healthcare REIT. Through years of public company experience, our management team also has extensive experience accessing both debt and equity capital markets to fund growth and maintain a flexible capital structure.

Business Strategies

We intend to pursue business strategies focused on opportunistic acquisitions and property diversification. We do not currently have a fixed schedule of the number of acquisitions we intend to make over a particular time period, but instead we intend to pursue those acquisitions that meet our investing and financing strategy and that are attractively priced. We also intend to develop our relationships with tenants and healthcare providers with a goal to progressively expand the mixture of tenants managing and operating our properties.

The key components of our business strategies include:

Diversify Asset Portfolio

We expect to diversify through the acquisition of new properties and the development of new tenant relationships. We will employ a disciplined, opportunistic acquisition strategy with an initial focus on the acquisition of skilled nursing and senior housing facilities. Over time, we expect to pursue the acquisition of other healthcare property types, such as medical office buildings, life sciences facilities (commercial facilities that are primarily focused on life sciences research, development or commercialization, including properties that house biomedical and medical device companies) and hospitals. As we acquire additional properties, we expect to further diversify by geography, asset class and tenant within the healthcare sector.

Maintain Balance Sheet Strength and Liquidity

We will seek to maintain a capital structure that provides the resources and flexibility to support the growth of our business. As of September 30, 2010, on a pro forma basis after giving effect to the offering of the Old Notes and the Separation and REIT Conversion Merger, we had approximately $159.4 million in liquidity, consisting of unrestricted cash and cash equivalents and available borrowings under our senior secured revolving credit facility. Further, we expect to opportunistically seek access to U.S. government agency financing, including through Fannie Mae and HUD. We intend to maintain a mix of credit facility debt, mortgage debt and unsecured term debt which, together with our anticipated ability to complete future equity financings, we expect will fund the growth of our operations.

Develop New Tenant Relationships

We intend to cultivate our relationships with tenants and healthcare providers, in addition to New Sun, in order to expand the mixture of tenants operating our properties and, in doing so, to reduce our dependence on any single tenant or operator. We expect that this objective will be achieved over time as part of our overall strategy to acquire new properties and further diversify our overall portfolio of healthcare properties.

Capital Source to Underserved Operators

We believe that there is a significant opportunity to be a capital source to healthcare operators through the acquisition and leasing of healthcare properties that are consistent with our investment and financing strategy, but that, due to size and other considerations, are not a focus for larger healthcare REITs. We intend to utilize our management team’s operating experience, network of relationships and industry insight to identify financially strong and growing operators in need of capital funding for future growth. In appropriate circumstances, we may negotiate with operators to acquire individual healthcare properties from those operators and then lease those properties back to the operators pursuant to long-term triple-net leases.

Strategic Capital Improvements

We intend to continue to support operators by providing capital to them for a variety of purposes, including for capital expenditures and facility modernization. We expect to structure these investments as either lease amendments that produce additional rents or as loans that are repaid by operators during the applicable lease term.

Pursue Strategic Development Opportunities

We intend to work with our operators to identify strategic development opportunities. These opportunities may involve replacing or renovating facilities in our portfolio that may have become less competitive. We also intend to identify new development opportunities that present attractive risk-adjusted returns. These projects could include development opportunities with New Sun or working with other operators or developers to identify, design, develop or construct new facilities. There are no present plans for the improvement or development of any unimproved or undeveloped property.

Portfolio of Healthcare Properties

We have a geographically diverse portfolio of healthcare properties in the United States that offer a range of long-term care health services in the areas of skilled nursing, assisted and independent living and mental health. Our initial portfolio consists of the Sabra Properties. Of these properties, we own fee title to 80 properties and title under long-term ground leases for six properties.

Our portfolio consists of the following types of healthcare facilities, all of which are currently operated by subsidiaries of New Sun:

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Skilled nursing facilities. Skilled nursing facilities provide services that include daily nursing, therapeutic rehabilitation, social services, housekeeping, nutrition and administrative services for individuals requiring certain assistance for activities in daily living. A typical skilled nursing facility includes mostly one and two bed units, each equipped with a private or shared bathroom and community dining facilities. Rehab Recovery Suites, which specialize in Medicare and managed care patients, are currently located in 30 of the skilled nursing facilities that we own and lease to subsidiaries of New Sun. Solana Alzheimer’s units, which are dedicated to the care of residents afflicted with Alzheimer’s disease, are located in 21 of the skilled nursing facilities that we own and lease to subsidiaries of New Sun.

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Assisted living facilities. Assisted living facilities provide services that include minimal nursing assistance, housekeeping, nutrition, laundry and administrative services for individuals requiring minimal assistance for activities in daily living. Assisted living facilities permit residents to maintain some of their privacy and independence as they do not require constant supervision and assistance. Assisted living facilities typically are comprised of one and two bedroom suites equipped with private bathrooms and efficiency kitchens. Services bundled within one regular monthly fee usually include three meals per day in a central dining room, daily housekeeping, laundry, medical reminders and 24-hour availability of assistance with the activities of daily living, such as eating, dressing and bathing. Professional nursing and healthcare services are usually available at the facility on call or at regularly scheduled times.

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Independent living facilities. Independent living facilities are age-restricted multi-family properties with central dining facilities that provide services that include security, housekeeping, nutrition and limited laundry services. Our independent living facilities are designed specifically for independent seniors who are able to live on their own, but desire the security and conveniences of community living. Independent living facilities typically offer several services covered under a regular monthly fee.

•	Mental health facilities. Mental health facilities provide a range of inpatient and outpatient behavioral health services for adults and children through specialized treatment programs.

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Continuing Care Retirement Community. Continuing care retirement communities provide, as a continuum of care, the services described above for independent living facilities, assisted living facilities and skilled nursing facilities in an integrated campus, under long-term contracts with the residents.

We believe that all of the Sabra Properties are adequately covered by insurance and are suitable for their intended uses as described above.

Investment and Financing Strategy

We intend to invest in additional healthcare properties as suitable opportunities arise and adequate sources of financing are available. In making investments in healthcare properties, our investment objectives are to increase cash flow, provide quarterly cash distributions, maximize the value of its properties and acquire properties with cash flow growth potential. Initially, we intend to structure our acquisitions with triple-net leases; however, we may choose to pursue other forms of investment structures, including taxable REIT subsidiary structures, mezzanine and secured debt investments, and joint ventures.

We expect that future investments in properties, including any improvements or renovations of current or newly-acquired properties, will depend on and will be financed by, in whole or in part, our existing cash, borrowings available to us pursuant to our senior secured revolving credit facility, future borrowings or the proceeds from additional issuances of common stock or other securities. In addition, we expect to seek financing from U.S. government agencies, including through Fannie Mae and HUD, in appropriate circumstances in connection with acquisitions and refinancings of existing mortgage loans.

Competition

We compete for real property investments with other REITs, investment companies, private equity and hedge fund investors, sovereign funds, healthcare operators, lenders and other investors. Some of our competitors are significantly larger and have greater financial resources and lower costs of capital than we do. Increased competition will make it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives. Our ability to compete is also impacted by national and local economic trends, availability of investment alternatives, availability and cost of capital, construction and renovation costs, existing laws and regulations, new legislation and population trends. See “Risk Factors—Risks Relating to Our Business—Real estate is a competitive business and this competition may make it difficult for us to identify and purchase suitable healthcare properties.”

In addition, revenues from our properties are dependent on the ability of our tenants and operators to compete with other healthcare operators. These operators compete on a local and regional basis for residents and patients, and the operators’ ability to successfully attract and retain residents and patients depends on key factors such as the number of facilities in the local market, the types of services available, the quality of care, reputation, age and appearance of each facility and the cost of care in each locality. Private, federal and state payment programs and the effect of other laws and regulations may also have a significant impact on the ability of our tenants and operators to compete successfully for residents and patients at the properties.

Our Employees

As of December 31, 2010, we employed six full-time employees (including our executive officers), none of whom is subject to a collective bargaining agreement.

Government Regulation

The tenants of our properties who operate the skilled nursing, assisted living, independent living and mental health facilities are subject to extensive and complex federal, state and local healthcare laws and regulations, including anti-kickback, anti-fraud and abuse provisions codified under the Social Security Act. These provisions prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare and Medicaid. Sanctions for violating these anti-kickback, anti-fraud and abuse provisions include criminal penalties, civil sanctions, fines and possible exclusion from government programs such as Medicare and Medicaid. If a center is decertified as a Medicare or Medicaid provider by CMS or a state, the center will not thereafter be reimbursed for caring for residents that are covered by Medicare and Medicaid, and the center would be forced to care for such residents without being reimbursed or to transfer such residents.

Our tenants’ skilled nursing centers and mental health centers are licensed under applicable state law, and are certified or approved as providers under the Medicare and Medicaid programs. State and local agencies survey all skilled nursing centers on a regular basis to determine whether such centers are in compliance with governmental operating and health standards and conditions for participation in government sponsored third party payor programs. Under certain circumstances, the federal and state agencies have the authority to take adverse actions against a center or service provider, including the imposition of a monitor, the imposition of monetary penalties and the decertification of a center or provider from participation in the Medicare and/or Medicaid programs or licensure revocation. Challenging and appealing notices or allegations of noncompliance can require significant legal expenses and management attention.

Various states in which our tenants operate our centers have established minimum staffing requirements or may establish minimum staffing requirements in the future. Failure to comply with such minimum staffing requirements may result in the imposition of fines or other sanctions. Most states in which our tenants operate have statutes requiring that prior to the addition or construction of new nursing home beds, to the addition of new services or to certain capital expenditures in excess of defined levels, the tenant first must obtain a certificate of need, which certifies that the state has made a determination that a need exists for such new or additional beds, new services or capital expenditures. The certification process is intended to promote quality healthcare at the lowest possible cost and to avoid the unnecessary duplication of services, equipment and centers. This certification process can restrict or prohibit the undertaking of a project or lengthen the period of time required to enlarge or renovate a facility or replace a tenant.

Our subsidiaries own eight health facilities with mortgage loans that are guaranteed by HUD. Those facilities are subject to the rules and regulations of HUD, including periodic inspections by HUD, although the tenants of those facilities have the primary responsibility for maintaining the facilities in compliance with HUD’s rules and regulations. The regulatory agreements entered into by each owner and each operator of the property restrict, among other things, any sale or other transfer of the property, modification of the lease between the owner and the operator, use of surplus cash from the property except upon certain conditions, renovations of the property and use of the property other than for a skilled nursing facility, all without prior HUD approval.

In addition, as an owner of real property, we are subject to various federal, state and local environmental and health and safety laws and regulations. These laws and regulations address various matters, including asbestos, fuel oil management, wastewater discharges, air emissions, medical wastes and hazardous wastes. The costs of complying with these laws and regulations and the penalties for non-compliance can be substantial. For example, although we do not operate or manage our properties, we may be held primarily or jointly and severally liable for costs relating to the investigation and clean up of any property from which there has been a release or threatened release of a regulated material as well as other affected properties, regardless of whether we knew of or caused the release. In addition to these costs, which are typically not limited by law or regulation and could exceed the property’s value, we could be liable for certain other costs, including governmental fines and injuries to persons, property or natural resources. See “Risk Factors—Risks Relating to Our Business—Environmental compliance costs and liabilities associated with real estate properties owned by us may materially impair the value of those investments.”

The Operating Partnership

We own substantially all of our assets and properties and conduct our operations through the Operating Partnership. We believe that conducting business through the Operating Partnership provides flexibility with respect to the manner in which we structure and acquire properties. In particular, an UPREIT structure could enable us to acquire additional properties from sellers in tax deferred transactions. In these transactions, the seller would typically contribute its assets to the Operating Partnership in exchange for limited partnership interests. Holders of these limited partnership interests would be entitled to redeem their partnership interests for shares of the stock of Sabra on a specified basis, or, at our option, an equivalent amount of cash. We manage and control the Operating Partnership and are its sole general partner.

The benefits of our UPREIT structure include the following:

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Access to capital. We believe the UPREIT structure provides us with access to capital for refinancing and growth. Because an UPREIT structure includes a partnership as well as a corporation, we can access the markets through the Operating Partnership issuing equity or debt as well as the corporation issuing capital stock or debt securities. Sources of capital include possible future issuances of debt or equity through public offerings or private placements.

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Growth. The UPREIT structure allows stockholders, through their ownership of common stock, and the limited partners, through their ownership of limited partnership units, an opportunity to participate in the growth of the real estate market through an ongoing business enterprise.

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Tax deferral. The UPREIT structure will provide property owners who transfer their real properties to the Operating Partnership in exchange for limited partnership units the opportunity to defer the tax consequences that otherwise would arise from a sale of their real properties and other assets to us or to a third party. As a result, this structure will allow us to acquire assets in a more efficient manner and may allow us to acquire assets that the owner would otherwise be unwilling to sell because of tax considerations.

General Information

Our principal executive offices are located at 18500 Von Karman, Suite 550, Irvine, CA 92612, and our telephone number is (888) 393-8248. We maintain a website at www.sabrahealth.com. Sabra Health Care REIT, Inc. files reports with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. We will make such filings available free of charge on our website as soon as reasonably practicable after such information has been filed or furnished with the SEC. In addition, investors and other members of the public are able to read and copy any materials filed or furnished with the SEC at the SEC’s Public Reference at 100 F Street, NE, Washington, DC 20549. Information concerning the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. This information, and any other reports, proxy and information statements or other information filed or furnished with the SEC by issuers, can also be obtained free of charge on the Internet site maintained by the SEC, www.sec.gov.

Legal Proceedings

Pursuant to the Distribution Agreement, any liability arising from or relating to legal proceedings involving the Sabra Properties has been assumed by us and we will indemnify New Sun (and its subsidiaries, directors, officers, employees and agents and certain other related parties) against any losses arising from or relating to such legal proceedings. In addition, pursuant to the Distribution Agreement, New Sun has agreed to indemnify us (and our subsidiaries, directors, officers, employees and agents and certain other related parties) for any liability arising from or relating to legal proceedings involving Old Sun’s healthcare business prior to the Separation, and, pursuant to the Lease Agreements, the tenants agree to indemnify us for any liability arising from operation at the real property leased from us. Immediately prior to the Separation, Old Sun was a party to various legal actions and administrative proceedings, including various claims arising in the ordinary course of its healthcare business, which are subject to the indemnities to be provided by New Sun to us. While these actions and proceedings are not believed to be material, individually or in the aggregate, the ultimate outcome of these matters cannot be predicted. The resolution of any such legal proceedings, either individually or in the aggregate, could have a material adverse effect on New Sun’s business, financial position or results of operations, which, in turn, could have a material adverse effect on our business, financial position or results of operations if New Sun or its subsidiaries are unable to meet their indemnification obligations.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our policies with respect to investments, financing and certain other activities. These policies may be amended and revised from time to time at the discretion of our board of directors. The Indenture governing the notes and our senior secured revolving credit facility limit our ability to make certain investments, incur or guarantee indebtedness or sell our assets. See “Description of Exchange Notes—Covenants” and “Description of Other Indebtedness.”

Investment Policies

Investments in Real Estate or Interests in Real Estate

We conduct substantially all of our investment activities through the Operating Partnership. Our investment objectives are to increase cash flow, provide quarterly cash distributions, maximize the value of our properties and acquire properties with cash flow growth potential. Our business is focused on healthcare properties and activities directly related thereto. We have not established a specific policy regarding the relative priority of our investment objectives. We lease our properties to subsidiaries of New Sun pursuant to triple-net leases under which the New Sun subsidiaries are responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties (other than taxes on the income of the lessor) and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. For a discussion of our properties, business and other strategic objectives, see “Business.”

We intend to have a geographically diverse portfolio of healthcare properties in the United States. We anticipate that future investment and development activity will be focused primarily in the United States, but will not be limited to any geographic area. We intend to engage in future investment activities in a manner that is consistent with requirements applicable to REITs for U.S. federal income tax purposes. These requirements do not have limitations on the percentage of our assets that may be invested in any one real estate asset or on the concentration of investments in any one location or facility type.

We do not have a specific policy as to the amount or percentage of our assets that will be invested in any specific property, but anticipate that our real estate investments will continue to be diversified among a relatively large number of facilities. Our portfolio of investments consists of 86 properties spread across 19 states. We expect initially to grow our portfolio through the acquisition of skilled nursing and senior housing facilities including assisted living, independent living and continuing care retirement community facilities. As we acquire additional properties and expand our portfolio, we expect to further diversify by geography, asset class and tenant within the healthcare sector.

We expect to pursue our investment objectives through the ownership of properties by the Operating Partnership, but may also make investments in other entities, including joint ventures, if we determine that doing so would be our most effective means of raising capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring properties, or a combination of these methods. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to our policy not to make investments that would cause us to meet the definition of an “investment company” under the Investment Company Act of 1940, as amended, or the Investment Company Act.

From time to time, we may make investments or agree to terms that support the objectives of our tenants without necessarily maximizing our short-term financial return, which may allow us to build long-term relationships and acquire properties otherwise unavailable to our competition. We believe that these dynamics create long-term, sustainable relationships and, in turn, profitability for us.

Purchase, Sale and Development of Properties

Our policy is to acquire properties primarily for cash flow growth potential and long-term value. Although we do not currently intend to sell any properties, we will sell certain properties where our board of directors or management determines such properties do not fit our strategic objectives or where such action would be in the best interest of our stockholders. From time to time, we may engage in strategic development opportunities. These opportunities may involve replacing or renovating properties in our portfolio that have become economically obsolete or identifying new sites that present an attractive opportunity and complement our existing portfolio. There are no present plans for the improvement or development of any unimproved or undeveloped property.

Investments in Real Estate Mortgages

Our policy is to make investments in healthcare real estate properties. We do not currently intend to invest in mortgages or other real estate interests.

Investments in Securities or Interests in Entities Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the gross income and asset requirements required for REIT qualification, we may, but do not presently intend to, invest in securities of entities engaged in real estate activities or securities of other issuers (including partnership interests, limited liability company interests or other joint venture interests in special purpose entities owning properties), including for the purpose of exercising control over such entities. We may acquire some, all or substantially all of the securities or assets of other REITs or entities engaged in real estate activities where such investment would be consistent with our investment policies and the REIT requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one entity, other than those imposed by the gross income and asset tests we must meet in order to qualify as a REIT under the Code. If we were to acquire investment securities, we would limit the total amount of such securities so that we would not, as a result of such investment, meet the definition of an “investment company” under the Investment Company Act.

Financing Policies

We expect to employ leverage in our capital structure in amounts that we determine appropriate from time to time. Our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur, but will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or variable rate. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur nor do they restrict the form of our indebtedness (including recourse or nonrecourse debt and cross-collateralized debt). We may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.

To the extent that our board of directors or management determines that it is necessary to raise additional capital, we may borrow under our senior secured revolving credit facility, issue debt or equity securities, including securities senior to our common stock, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes), assume secured indebtedness, obtain mortgage financing on a portion of our owned properties, engage in a joint venture, or employ a combination of these methods. As long as the Operating Partnership is in existence, the proceeds of all equity capital raised by us will be contributed to the Operating Partnership in exchange for additional interests in the Operating Partnership, which will dilute the ownership interests of the limited partners in the Operating Partnership.

Investment and Other Policies

We may, but do not presently intend to, make investments other than as previously described. We may offer shares of our common stock, other equity securities senior to our common stock, or debt securities in exchange for cash or property and to repurchase or otherwise reacquire shares of our common stock or other equity or debt securities in exchange for cash or property. Similarly, we may offer additional operating partnership units, which are redeemable for cash or property. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. We have not engaged in trading, underwriting or the agency distribution or sale of securities of other issuers and do not intend to do so. We intend to make investments in such a manner consistent with the REIT requirements of the Code unless, because of business circumstances or changes in the Code (or the Treasury Regulations promulgated thereunder), our board of directors determines that it is no longer in our best interests to qualify as a REIT. Our policies with respect to such activities may be reviewed and modified from time to time by our board of directors.

Lending Policies

We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification rules, we may make loans to third parties. For example, we may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold, or we may consider making loans to, or guaranteeing the debt of, joint ventures in which we participates or may participate in the future. We may choose to guarantee the debt of certain joint ventures with third parties. Consideration for those guarantees may include fees, long-term management contracts, options to acquire additional ownership and promoted equity positions. We do not currently intend to engage in any significant lending activities. However, our board of directors may adopt a lending policy without notice to or the vote of our stockholders.

Reporting Policies

We are subject to the information reporting requirements of the Exchange Act, pursuant to which we file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. Such filings are publicly available to our stockholders.

RELATIONSHIP BETWEEN NEW SUN AND SABRA AFTER THE SEPARATION AND REIT CONVERSION MERGER

To govern their ongoing relationship, New Sun and Sabra or their respective subsidiaries, as applicable, entered into the various agreements as described in this section on or prior to completion of the Separation.

The Distribution Agreement

The Distribution Agreement provides for the various actions taken in connection with the Separation, the conditions to the Separation and the relationship between the parties subsequent to the Separation.

Pursuant to the Distribution Agreement, New Sun will assume any liability and indemnify us (and our subsidiaries, directors, officers, employees and agents and certain other related parties) against any losses arising from or relating to legal proceedings involving Old Sun’s healthcare business prior to the Separation, and we will assume any liability and indemnify New Sun (and its subsidiaries, directors, officers, employees and agents and certain other related parties) against any losses arising from or relating to legal proceedings involving Old Sun’s real property assets owned by us subsequent to the Separation. See “Business—Legal Proceedings.” Any liability arising from or relating to legal proceedings prior to the Separation, other than those arising from or relating to legal proceedings involving Old Sun’s healthcare business or such real property assets, will be assumed by New Sun.

In addition, the Distribution Agreement provides for cross-indemnities that require (i) us to indemnify New Sun (and its subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising from or relating to the liabilities assumed by us or the breach of the Distribution Agreement by us and (ii) New Sun to indemnify us (and our subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising from or relating to the liabilities assumed or retained by New Sun or the breach of the Distribution Agreement by New Sun.

Pursuant to the Distribution Agreement, each of the parties agrees to use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate the transactions contemplated by the Distribution Agreement. The Distribution Agreement provides that if any contemplated internal mergers and stock and asset transfers have not been effected on or prior to the date of the Separation, the parties will cooperate to effect these transfers as quickly thereafter as reasonably practicable. The entity retaining any asset or liability that should have been transferred prior to completion of the Separation will continue to hold that asset for the benefit of the party entitled thereto or that liability for the account of the party required to assume it, and must take any other action as may be reasonably requested by the party to whom such asset was to be transferred or by whom such liability was to be assumed in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or liability been transferred or assumed as contemplated by the Distribution Agreement.

New Sun and Sabra agreed in the Distribution Agreement that New Sun would pay all costs associated with the Separation and REIT Conversion that were incurred prior to the Separation. All costs relating to the Separation or REIT Conversion incurred after the Separation will be borne by the party incurring such costs.

With respect to any period in which we have made or will make an election to be taxed as a REIT, New Sun will not make any indemnity payments to us in an amount that could cause us to fail to qualify as a REIT. The unpaid amount, if any, of such indemnity will be placed in escrow and will be paid to us only upon the satisfaction of certain conditions related to the REIT income requirements under the Code. Any such amount held in escrow after five years will be released back to New Sun.

The Distribution Agreement also provides for the execution and delivery of certain other agreements governing the relationship between New Sun and Sabra following the Separation. See “—The Lease Agreements,” “—The Tax Allocation Agreement,” and “—The Transition Services Agreement” below.

The Lease Agreements

Subsidiaries of New Sun (each a “Tenant”) entered into the Lease Agreements with certain of our subsidiaries (each a “Lessor”) pursuant to which the Tenants lease the Sabra Properties (consisting of 67 skilled nursing facilities, ten combined skilled nursing, assisted and independent living facilities, five assisted living facilities, two mental health facilities, one independent living facility and one continuing care retirement community). The obligations of the Tenants under the Lease Agreements are guaranteed by New Sun.

The following description of the Lease Agreements does not purport to be complete but contains a summary of the material provisions of the Lease Agreements.

Term and Renewals. The Lease Agreements provide for the lease of land, buildings, structures and other improvements on the land, easements and similar appurtenances to the land and improvements, and equipment relating to the operation of the leased properties. The parties to the Lease Agreements consist of multiple Lessors and multiple Tenants.

The Lease Agreements provide for initial terms of between 10 and 15 years and no purchase options. At the option of the Tenant, the Lease Agreements may be extended for up to two five-year renewal terms beyond the initial terms at the then currently in place rental rate plus an annual rent escalator equal to the lesser of the percentage change in the Consumer Price Index or 2.50% (but not less than zero). If the Tenant elects to renew the term of one or more expiring Lease Agreements, the renewal will be effective as to all, but not less than all, of the leased property then subject to the applicable Lease Agreements.

Except as is necessary to group facilities together for secured financing purposes, the facilities under the Lease Agreements are grouped by geography, so that all of the Sabra Properties that are located in a particular state or region are covered by one master Lease Agreement.

The following chart sets forth the expiration dates under the Lease Agreements:

	Facility Renewals
Expiration date	Skilled Nursing	Multi- License Designation	Senior Housing(1)	Mental Health	Total
December 31, 2020	26	1	2	2	31
June 30, 2021	5	1	1	—	7
December 31, 2021	21	3	1	—	25
December 31, 2022	10	2	2	—	14
June 30, 2024	1	—	—	—	1
December 31, 2025	4	3	1	—	8

					86

(1)	Senior housing is comprised of five assisted living facilities, one independent living facility, and one continuing care retirement community.

Extension of the term of any of the Lease Agreements is subject to the following conditions: (1) no event of default under any of the Lease Agreements having occurred and being continuing, and (2) the Tenant providing timely notice of its intent to renew. The term of the Lease Agreements is subject to termination prior to the expiration of the then current term upon default by the Tenant in its obligations, if not cured within any applicable cure periods set forth in the Lease Agreements, and certain other conditions described in the Lease Agreements, such as material damage to or destruction or condemnation of a leased property.

A Tenant does not have the ability to terminate its obligations under the Lease Agreements prior to its expiration without the Lessor’s consent. If a Lease Agreement is terminated prior to its expiration other than with a Lessor consent, the Tenant may incur charges such as continued payment of rent through the end of the lease term and maintenance costs for the property.

Rental Amounts and Escalators. The Lease Agreements are commonly known as a triple-net lease. Accordingly, in addition to rent, the Tenant is required to pay the following: (1) all facility maintenance, (2) all insurance required in connection with the leased properties and the business conducted on the leased properties, (3) taxes levied on or with respect to the leased properties (other than taxes on the income of the Lessor) and (4) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

Under the Lease Agreements, the initial annual aggregate base rent payable by subsidiaries of New Sun is approximately $70.2 million. The Lease Agreements provide for an annual rent escalator equal to the lesser of the percentage change in the Consumer Price Index or 2.50% (but not less than zero).

Maintenance and Capital Improvements. The Tenant is responsible for maintenance of the properties in good repair and condition, and is required to pay the expenses of all maintenance, repair and restoration. In furtherance of these obligations, the Tenant is obligated each year to make maintenance expenditures in an amount set forth in the Lease Agreements. The Tenant is also responsible to maintain all personal property located at the leased properties in good repair and condition as is necessary to operate the leased properties in compliance with applicable legal, insurance and licensing requirements.

The Lease Agreements provide that the Tenant may, but is not required to, make capital improvements to a leased property, subject to the Lessor’s approval of the plans and specifications and any required mortgagee consent. The Lessor may, at its option, elect to pay for all or a portion of any such capital improvement, in which case the rent under the Lease Agreements will be increased for that leased property. If the Lessor elects not to finance the capital improvement and the Tenant elects to proceed with such capital improvement, the Tenant will be required to fund any costs, but the rent will not be adjusted. Any such capital improvement, whether or not the costs of which are funded by the Lessor, will become subject to the terms of the Lease Agreements and become the property of the Lessor upon termination of the Lease Agreements.

Use of the Leased Property. The Lease Agreements require that the Tenant utilize a leased property solely for the provision of healthcare services as specified in the Lease Agreements and related uses and such other uses as the Lessor of the leased property may otherwise approve. The Tenant is responsible for maintaining or causing to be maintained all licenses, certificates and permits necessary for the leased properties to comply with various healthcare and other regulations. With certain exceptions, the Tenant is also obligated to operate continuously each leased property as a provider of healthcare services.

Events of Default. Under the Lease Agreements, an “Event of Default” will be deemed to occur upon certain events, including: (1) the failure by a Tenant to pay rent or other amounts when due or within two business days of the due date, (2) the failure by a Tenant to comply with the covenants set forth in the Lease Agreements when due or within any applicable cure period, (3) certain events of bankruptcy or insolvency with respect to a Tenant or a guarantor, (4) the maturity of indebtedness under New Sun’s then-current credit facility is accelerated as a result of a default, (5) an event of default occurs under the New Sun guaranty of the Lease Agreements, (6) a Tenant breaches a representation or warranty in the Lease Agreements in a material manner, (7) a cross default occurs under other Lease Agreements, or another agreement between Sabra and New Sun or their subsidiaries, and is not cured within any applicable grace period, (8) a default occurs in respect of a loan secured by a leased property, which default is the responsibility of the Tenant or New Sun or (9) the occurrence of certain events of regulatory non-compliance which would reasonably be expected to have a material adverse effect on the operations at the leased property or the financial condition of the Tenant.

Remedies for an Event of Default. Upon an Event of Default under one of the Lease Agreements, the Lessor of the leased property may, at its option, exercise the following remedies:

(1) terminate the Lease Agreements to which such Event of Default relates, repossess any leased property, relet any leased property to a third party and require that the Tenant pay to the Lessor, as liquidated damages, the net present value of the rent for the balance of the term, discounted at 8.0%, plus any past due rent and costs related to the exercise of remedies;

(2) without terminating the Lease Agreements to which such Event of Default relates but subject to certain limitations under the Lease Agreements and applicable law, repossess the leased property and relet the leased property with the Tenant remaining liable under such Lease Agreements for all obligations to be performed thereunder, including the difference, if any, between the rent under such Lease Agreements and the rent payable as a result of the reletting of the leased property; and

(3) seek any and all other rights and remedies available under law or in equity.

In addition to the remedies noted above, under the Lease Agreements, in the case of a facility-specific event of default, the Lessor may terminate the Lease Agreements as to the leased property to which the Event of Default relates, and may, but need not, terminate the entire Lease Agreement.

Assignment and Subletting. Except as noted below, the Lease Agreements provide that a Tenant may not assign or otherwise transfer any leased property or any portion of a leased property as a whole (or in substantial part), including by virtue of a change of control of a Tenant, without the consent of the Lessor, which may not be unreasonably withheld if the proposed assignee (1) is a creditworthy entity with sufficient financial stability to satisfy its obligations under the related Lease Agreements, (2) has sufficient experience in operating healthcare properties for the purpose of the applicable property’s primary intended use, (3) has a favorable operational reputation and character, (4) has an acceptable regulatory record and (5) has all licenses, permits, approvals and authorizations to operate the facility and agrees to comply with the use restrictions in the related Lease Agreements. The obligation of a Lessor to consent to a subletting or assignment may be subject to the reasonable approval rights of any mortgagee.

The Lease Agreements also provide that a Tenant may assign or otherwise transfer any leased property or a portion thereof to an affiliate subject to the Lessor’s reasonable approval of the transfer documents. Upon any such assignment or transfer, the Tenant will not be released from obligations under the applicable Lease Agreement and New Sun will not be released from the related obligations under its guaranty.

In addition, the Lease Agreements allow a Tenant to sublease all or a portion of a facility to a third party subject to a Lessor’s reasonable approval of the third party’s business and operating experience and reputation. Upon any such sublease, the Tenant will not be released from obligations under the applicable Lease Agreements and New Sun will not be released from the related obligations under its guaranty.

Purchase Rights. The Lease Agreements provide that, in the event the Lessors are interested in disposing of any or all of the leased property which is the subject of the Lease Agreements, the Tenant will have a first right to negotiate with the Lessor with respect to the terms of the purchase of the affected leased property.

The Tax Allocation Agreement

Under the Tax Allocation Agreement, New Sun is responsible for and will indemnify us against (i) all federal income taxes, including any taxes resulting from the restructuring of Old Sun’s business and the distribution of shares of New Sun common stock to Old Sun’s stockholders, that are reportable on any tax return for periods prior to and including the Separation that includes Sabra or one of its subsidiaries, on the one hand, and New Sun or one of its subsidiaries, on the other hand, (ii) all state and local income taxes in jurisdictions in which it is expected that net operating losses or other tax attributes will be sufficient to offset tax liability for such returns in such periods, and (iii) all transfer taxes resulting from the restructuring of Old Sun’s business and the distribution of shares of New Sun common stock to Old Sun’s stockholders. With respect to non-income taxes (other than transfer taxes) and income taxes in state and local jurisdictions in which it is not expected that net operating losses or other tax attributes will be sufficient to offset tax liability, tax liability was allocated between New Sun and us using a closing of the books method on the date of Separation.

After the 2010 tax year, we and New Sun have agreed, to the extent allowable by applicable law, to allocate all net operating loss attributes generated in prior years to New Sun. New Sun will prepare, at its own cost, all tax returns and elections for periods prior to and including the date of the Separation. In addition, New Sun will generally have the right to control the conduct and disposition of any audits or other proceeding with regard to such periods. In addition, from and after the distribution date of the Separation, New Sun will be entitled to any refund or credit for such periods.

New Sun included in the cash allocation made to Old Sun pursuant to the Distribution Agreement an amount equal to an estimate of such unpaid taxes described above for the 2010 taxable year. New Sun will only indemnify us against such taxes if, and to the extent, such taxes exceed such estimate. With respect to any period in which we have made or will make an election to be taxed as a REIT, New Sun will not make any indemnity payments to us in an amount that could cause us to fail to qualify as a REIT. The unpaid amount, if any, of such indemnity will be placed in escrow and will be paid to us only upon the satisfaction of certain conditions related to the REIT income requirements under the Code. Any such amount held in escrow after five years will be released back to New Sun.

The Tax Allocation Agreement is not binding on the IRS or any other governmental entity and does not affect the liability of each of New Sun, Sabra, and their respective subsidiaries and affiliates, to the IRS or any other governmental authority for all U.S. federal, state or local or non-U.S. taxes of the Old Sun consolidated group relating to periods through the distribution date for the Separation. Accordingly, although the Tax Allocation Agreement described above allocates tax liabilities between New Sun and us, we could be liable for tax liabilities not allocated to us under the Tax Allocation Agreement in the event that any tax liability is not discharged by New Sun.

The Transition Services Agreement

To the extent we request, New Sun will provide us with administrative and support services on a transitional basis pursuant to the Transition Services Agreement, including finance and accounting, human resources, legal support, and information systems support (the “Transition Services”) for a period of up to one year following the Separation, subject to any permitted extensions contained therein. The Transition Services Agreement provides for us to pay New Sun a rate per labor hour of actual services rendered.

The Transition Services Agreement provides that we have the right to terminate a Transition Service after an agreed notice period. The Transition Services Agreement also contains provisions whereby we generally agree to indemnify New Sun for all claims, losses, damages, liabilities and other costs incurred by New Sun to a third party which arise in connection with the provision of a Transition Service, other than those costs resulting from New Sun’s gross negligence or willful misconduct.

MANAGEMENT AND BOARD OF DIRECTORS

Sabra Health Care REIT, Inc.

Set forth below are the names, ages (as of December 31, 2010) and positions of the persons who serve as the directors and executive officers of Sabra.

Name	Age	Position
Richard K. Matros	57	Chairman, President and Chief Executive Officer
Harold W. Andrews, Jr.	46	Executive Vice President, Chief Financial Officer and Secretary
Talya Nevo-Hacohen	51	Executive Vice President, Chief Investment Officer and Treasurer
Craig A. Barbarosh	43	Director
Robert A. Ettl	51	Director
Michael J. Foster	57	Director
Milton J. Walters	68	Director

Sabra Health Care Limited Partnership and Sabra Capital Corporation

The Operating Partnership is managed by Sabra, its general partner. Sabra Capital Corporation is a wholly owned subsidiary of the Operating Partnership. Set forth below are the names, ages (as of December 31, 2010) and positions of the persons who are the current executive officers and directors of Sabra Capital Corporation.

Name	Age	Position
Richard K. Matros	57	Chief Executive Officer and President; Director
Harold W. Andrews, Jr.	46	Chief Financial Officer and Secretary
Talya Nevo-Hacohen	51	Vice President and Treasurer

Directors

As described above, the directors of Sabra consist of Messrs. Barbarosh, Ettl, Foster, Matros and Walters.

Sabra believes that its directors should be of high character and integrity, be accomplished in their respective fields, have relevant expertise and experience and collectively represent a diversity of age, background and experience. The disclosure below identifies and describes the key experience, qualifications and skills that are important for persons who serve on Sabra’s board of directors in light of its businesses and structure. The specific experiences, qualifications and skills that the board of directors of Sabra considered in selecting the individuals below to serve as directors of Sabra are included in their individual biographies.

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Leadership experience. Sabra’s board believes that directors with experience in a significant leadership position, such as having served as chief executive officer of another entity, will provide the Sabra board with special insights. These individuals generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

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Finance experience. Sabra’s board believes that an understanding of finance and financial reporting processes is important for its directors and therefore it seeks directors who are financially knowledgeable. Sabra measures its operating and strategic performance primarily by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to its success.

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Industry experience. Sabra seeks directors with experience as executives or directors or in other leadership positions in the industries in which it operates. Sabra’s board believes that such experience is important to the director’s understanding of Sabra’s operations, risks and opportunities.

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Public company experience. Sabra’s board believes that directors with experience as executives or directors in publicly owned corporations, including as members of the key standing board committees of those corporations, will be more familiar with the securities laws and other issues faced by public companies that do not affect privately owned corporations.

•	Other experience. Sabra seeks directors who bring diverse, yet relevant experience to the board of directors.

Craig A. Barbarosh has been a partner of the international law firm of Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) since 1999 and is a nationally recognized restructuring expert. He has served in several leadership positions while a partner at Pillsbury including serving on the firm’s Board of Directors, as the Chair of the firm Board’s Strategy Committee, as a co-leader of the firm’s national Insolvency & Restructuring practice section and as the Managing Partner of the firm’s Orange County office. Mr. Barbarosh also currently serves as a director, and as chair of the nominating committee and member of the transaction and compensation committees, of Quality Systems, Inc., a developer and marketer of healthcare information systems. Mr. Barbarosh received a Juris Doctorate with honors from the University of the Pacific, McGeorge School of Law in 1992 and a Bachelor of Arts in Business Economics from the University of California at Santa Barbara in 1989. Mr. Barbarosh has received certificates from Harvard Business School for completing executive education courses on Private Equity and Venture Capital (2007) and Strategic Financial Analysis for Business Evaluation (2010).

Director Qualifications:

•	Public company experience—current director and chair of the nominating committee of a public company; and

•	Other experience as a practicing attorney specializing in the area of financial and operational restructuring and related mergers and acquisitions.

Robert A. Ettl currently serves as Chief Operating Officer of Harvard Management Company (HMC). Mr. Ettl joined HMC in October 2008. HMC manages the endowment for Harvard University. Previously, he was a Managing Director with Allianz Global Investors from 2001 to 2008, where he was most recently Chief Executive Officer for the Alpha Vision hedge fund subsidiary from 2003 to 2007 and served as an internal management consultant from 2007 to 2008. He was also the firm’s Global Chief Technology and Operations Officer from 2001 to 2003. Prior to its acquisition by Allianz, Mr. Ettl held various roles at Pacific Investment Management Co. (“PIMCO”) from 1995 to 2000. He joined PIMCO in 1995 as Chief Operations Officer, later focusing on PIMCO’s international expansion as Chief Operating Officer of PIMCO’s Global unit in 1998 and became Executive Vice President and Chief Information Officer in 1999. Mr. Ettl has previously held management positions in Salomon Brothers’ government arbitrage trading analytics, technology and operations divisions. He also was associated with Arthur Andersen & Co. (now Accenture) as a senior consultant. Mr. Ettl served as a director of Advent Software, Inc., a provider of software and services for the investment management industry, from November 2007 until November 2009. Mr. Ettl holds a B.A. degree in Economics, a M.B.A. in Finance, and a Master of Public Health in Health Administration from Columbia University.

Director Qualifications:

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Leadership experience—expertise managing operations of financial services companies in a variety of officer positions including chief executive officer, chief operating officer, and chief technology officer;

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Finance experience—chief operating officer of Harvard Management Company responsible for managing Harvard University’s endowment and related assets and previously chief executive officer of a hedge fund;

•	Industry experience—management consulting in the healthcare field; and

•	Public company experience—former director and the audit committee member of a public company.

Michael J. Foster served as a member of Old Sun’s board of directors from 2005 until the Separation and continues to serve as a member of New Sun’s board of directors. Mr. Foster is a managing director of RFE Management Corp. of New Canaan, Connecticut, where he has been employed since 1989. RFE Management Corp. is the investment manager for RFE Investment Partners V, L.P., RFE Investment Partners VI, L.P. and RFE Investment Partners VII L.P. (collectively referred to as “RFE”) and other private equity investment funds. Mr. Foster was a director of several publicly held healthcare companies five or more years ago, including Res-Care.,

Inc., a provider of residential, therapeutic and educational support to people with developmental or other disabilities, from 2001 to 2005. Mr. Foster is also, and has been previously, a director of several privately held portfolio companies of RFE, including Peak Medical Corporation, an operator of long-term care inpatient centers, from 1998 to 2005.

Director Qualifications:

•	Industry experience—former director of a long-term care company;

•	Public company experience—former director of several public companies; and

•	Other experience as director of multiple privately held companies.

Richard K. Matros serves as Sabra’s Chairman, President and Chief Executive Officer and was Old Sun’s Chairman of the Board and Chief Executive Officer from 2001 until the Separation. Mr. Matros served as Chief Executive Officer and President of Bright Now! Dental from 1998 to 2000. From 1998 until its sale in May 2008, Mr. Matros was also the managing partner of CareMeridian, and continues to hold a partnership interest in a number of entities that own and lease real property to CareMeridian. Previously, from 1994-1997, he served Regency Health Services, Inc., a publicly held long-term care operator, holding positions as Chief Executive Officer, President, director and Chief Operating Officer. Prior to that time, from 1988 to 1994, he served Care Enterprises, Inc., holding positions as Chief Executive Officer, President, Chief Operating Officer, director and Executive Vice President—Operations. Mr. Matros currently serves on the advisory board for RFE Investment Partners.

Director Qualifications:

•	Industry experience—executive of long-term care companies for over 20 years and experience in long-term care companies for 35 years;

•	Public company experience—former and current chief executive officer of publicly held companies; and

•	Leadership experience—former and current chief executive officer.

Milton J. Walters served as a member of Old Sun’s board of directors from 2001 until the Separation and continues to serve as a member of New Sun’s board of directors. Mr. Walters has served with investment banking companies for over 40 years, including: President of Tri-River Capital since 1999; Managing Director of Prudential Securities from 1997 to 1999; Senior Vice President and Managing Director of Smith Barney from 1984 to 1988, where he was in charge of the financial institutions group; and Managing Director of Warburg Paribas Becker from 1965 to 1984, where he was in charge of the financial institutions group. He has served on the board of directors of Decision One Corporation, a privately held information technology services company, since 2003 and is currently the chairman of its audit committee, and on the board of directors and audit committee of Fredericks of Hollywood Group, Inc., a publicly held company that designs, manufactures and sells women’s clothing, since 2008.

Director Qualifications:

•	Public company experience—current director and member of an audit committee of a public company;

•	Leadership experience—current president and former managing director of investment banking companies; and

•	Finance experience—current audit committee chairman of private company and extensive experience from 40 years of investment banking positions.

Executive Officers

The biographical information for Richard K. Matros is included under “—Directors” above.

Harold W. Andrews, Jr. serves as Sabra’s Executive Vice President, Chief Financial Officer and Secretary. Mr. Andrews also serves as managing partner of Journey Health Properties, LLC and Journey Lane 5, LLC, two real estate holding entities he organized to own and lease specialized healthcare facilities and a commercial office building. From 1997 to May 2008, Mr. Andrews was also a partner and Chief Financial Officer of CareMeridian, LLC (“CareMeridian”), a healthcare company that specialized in offering subacute and skilled nursing for patients suffering from traumatic brain injury, spinal cord injury and other catastrophic injuries. Previously, from 1996 to 1997, Mr. Andrews served as the Vice President of Finance for Regency Health Services, Inc., a provider of post-acute care services. Prior to that time, he spent 10 years in public accounting at Arthur Andersen LLP, including serving as senior manager for publicly traded healthcare and real estate companies. Mr. Andrews is also a CPA and a member of the AICPA and Financial Executives International. He also serves on the board of directors of Links Players International, a non-profit organization.

Talya Nevo-Hacohen serves as Sabra’s Executive Vice President, Chief Investment Officer and Treasurer. From September 2006 to August 2008 and from February 2009 to November 2010, Ms. Nevo-Hacohen served as an advisor to private real estate developers and operators regarding property acquisitions and dispositions, corporate capitalization, and equity and debt capital raising. From August 2008 to February 2009, Ms. Nevo-Hacohen was a Managing Director with Cerberus Real Estate Capital Management, LLC, an affiliate of Cerberus Capital Management, L.P., a private investment firm. From 2003 to 2006, Ms. Nevo-Hacohen served as Senior Vice President—Capital Markets and Treasurer for HCP, Inc., a healthcare REIT. Previously, from 1993 to 2003, Ms. Nevo-Hacohen worked for Goldman, Sachs & Co. where she was a Vice President in the investment banking and finance, operations and administration divisions. Prior to her affiliation with Goldman Sachs, she practiced architecture and was associated with several architectural firms in New York.

Director Independence

Our board of directors, upon the recommendation of its Nominating and Governance Committee, has formally determined the independence of its directors. Our board of directors has affirmatively determined that none of Messrs. Barbarosh, Ettl, Foster, or Walters has a relationship that, in the opinion of our board of directors, would interfere with the director’s exercise of independent judgment in carrying out his responsibilities as a director and that, accordingly, each of those directors is “independent” under the applicable rules of the NASDAQ Stock Market.

Messrs. Foster and Walters also serve on the board of directors of New Sun. In serving on the board of directors of both New Sun and Sabra, Messrs. Walters and Foster have an actual conflict of interest with respect to matters at Sabra involving New Sun. In order to mitigate this conflict of interest, we adopted governance guidelines prior to the Separation that prohibit Messrs. Walters and Foster from participating in board discussions at Sabra to the extent the discussions relate to negotiations, disputes or other material matters involving New Sun. Our board may, in the future, also form committees of independent directors to discuss and act upon matters involving New Sun. Aside from these matters, we do not expect to exclude Messrs. Walters and Foster from any other board business or company information and do not expect that Messrs. Foster’s or Walters’ membership on New Sun’s board of directors will interfere with such director’s exercise of independent judgment in carrying out his responsibilities as a director of Sabra. See “Relationship Between New Sun and Sabra After the Separation and REIT Conversion Merger.”

Further, there are no family relationships between any of the individuals who serve as members of our board of directors and as our executive officers.

Committees of the Board of Directors

The standing committees of our board of directors include: Audit, Compensation and Nominating and Governance. The members of these standing committees are appointed by and serve at the discretion of our board of directors. Each member of our Audit Committee, Compensation Committee and Nominating and Governance Committees are “independent” under the applicable rules of the NASDAQ Stock Market, and each member of the Audit Committee is also “independent” under Rule 10A-3 under the Exchange Act.

Our Chief Executive Officer and Secretary expect to regularly attend meetings of our board committees when they are not in executive session, and to report on matters that are not addressed by other officers. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

Audit Committee. The Audit Committee is responsible for overseeing Sabra’s accounting and financial reporting processes. In addition, the Audit Committee is responsible for periodically discussing Sabra’s policies for the assessment and management of risks to Sabra that could materially and adversely impact Sabra’s financial position or operating results, or the financial reporting of the same, with management and Sabra’s internal auditors and independent accountants, as well as Sabra’s plans to monitor, control and minimize risks pursuant to such policies. The Audit Committee is also responsible for primary risk oversight relating to Sabra’s financial reporting, accounting and internal controls, and oversees risks relating to insurance matters, general and professional liability and workers’ compensation.

The Audit Committee held one meeting during 2010. The Audit Committee is currently comprised of Mr. Barbarosh (Chair), Mr. Foster and Mr. Walters.

Compensation Committee. The Compensation Committee oversees and determines the compensation of Sabra’s Chief Executive Officer and other executive officers, including salaries, bonuses, grants of equity-based compensation, approves all employment and severance agreements for executive officers, approves significant changes to benefit plans and performs such other functions as the board of directors of Sabra may direct. The Compensation Committee also administers Sabra’s stock incentive plans and makes recommendations to the board of directors of Sabra concerning the compensation of the directors.

The Compensation Committee takes into account recommendations of Sabra’s Chief Executive Officer in determining the compensation (including stock awards) of executive officers other than the Chief Executive Officer. Otherwise, Sabra’s officers do not have any role in determining the form or amount of compensation paid to the executive officers of Sabra. In addition, the Compensation Committee retains the power to appoint and delegate matters to a subcommittee, but any such subcommittee will not have final decision-making authority on behalf of the Committee. The Compensation Committee is not currently expected to appoint or delegate any matters to a subcommittee. The Compensation Committee meets as necessary to formulate its compensation decisions. Such meetings may include one or more of Sabra’s executive officers or consultants retained by the Compensation Committee.

The Compensation Committee held two meetings during 2010. The Compensation Committee is currently comprised of Mr. Ettl (Chair), Mr. Barbarosh and Mr. Walters.

Nominating and Governance Committee. The Nominating and Governance Committee is responsible for governance issues, and oversees Sabra’s assessment and management of risks and issues related to Sabra’s governance structure. The Nominating and Governance Committee will recommend to the board of directors of Sabra nominees for election to the board at annual meetings of stockholders. The Nominating and Governance Committee oversees Sabra’s corporate governance guidelines and will recommend any changes to the corporate governance guidelines to the board of directors of Sabra.

The Nominating and Governance Committee did not meet during 2010. The Nominating and Governance Committee is currently comprised of Mr. Ettl (Chair), Mr. Foster and Mr. Walters.

Compensation Committee Interlocks and Insider Participation

No individual who serves as a member of the board of directors of Sabra and a member of Sabra’s compensation committee is or has been one of Sabra’s former or current executive officers or had any relationships requiring disclosure under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. No person who is serving as an executive officer of Sabra served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which currently serve on the board of directors of Sabra.

DIRECTOR COMPENSATION—FISCAL 2010

The following table provides information on the compensation of the members of our Board of Directors who are not also our employees (“Non-Employee Directors”) for the period from November 15, 2010 through December 31, 2010, which is the portion of our 2010 fiscal year following the Separation and REIT Conversion Merger. The compensation paid to Mr. Matros, who is also one of our employees, is presented above in the Summary Compensation Table and the related tables. Mr. Matros is not entitled to receive additional compensation for his service as a director.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1)(2)(3) (c)	Total ($) (d)
Craig A. Barbarosh	9,563	63,325	72,888
Robert A. Ettl	8,563	63,325	71,888
Michael J. Foster	8,000	63,325	71,325
Milton J. Walters	8,000	63,325	71,325

(1)	Amounts reported represent the aggregate grant date fair value of the time-based stock units granted to the Non-Employee Directors following the Separation and REIT Conversion Merger. The aggregate grant date fair value of these awards was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. The reported award values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements. The stock units are valued on the grant date assuming that all of the units are vested and issued on the grant date.
(2)	On December 17, 2010, each Non-Employee Director received an initial equity award of 2,188 stock units in connection with his appointment to the Board of Directors following the Separation and REIT Conversion Merger. The grant date fair value of each director’s initial equity award was $40,000. Each Non-Employee Director also received a pro-rata annual equity award of 1,276 stock units on December 17, 2010. The grant date fair value of each director’s pro-rata annual equity award was $23,325.
(3)	As of December 31, 2010, each Non-Employee Director held 3,464 unvested stock units (consisting of the stock units granted to each director as part of his initial and pro-rata annual equity awards as described above).

Director Compensation. Under our Directors’ Compensation Policy approved on December 17, 2010, each Non-Employee Director is entitled to receive the following as cash compensation: (1) an annual retainer of $40,000, payable in four equal quarterly installments, and (2) $1,000 for each Committee (but not Board of Directors) meeting attended, with the meeting fee reduced to $500 for telephonic meetings lasting less than thirty minutes or for in-person meetings which the director attends other than in person. Any Non-Employee Director serving as Chair of the Board or as the Lead Independent Director and each Chairperson of a Committee of the Board of Directors is entitled to receive an additional annual retainer, payable in four equal quarterly installments, as follows: $20,000 for Chair or Lead Independent Director, $12,500 for Audit, $7,500 for Compensation, and $5,000 for Nominating and Governance. The annual retainer and any additional retainers are each pro-rated for partial years of service.

Beginning in 2011, the directors have the right to elect to receive their annual retainers and any additional annual retainers in the form of stock units in lieu of cash, which units would be issued as of the last day of the quarter in which the retainers relate and the units would be valued as of the award date. In addition, each of the Non-Employee Directors is entitled to receive (a) an initial award of restricted stock units in connection with the director’s appointment to the Board of Directors valued at $40,000 on the date of the award and (b) an annual award of restricted stock units valued at $40,000 on the date of the award. Each director’s initial award vests monthly over two years, is not distributable as shares of our common stock until the earlier of the fifth anniversary of the grant date, a change in control or the director’s separation from service from the Board of Directors, and any unvested restricted stock units shall accelerate and vest in full on the occurrence of a change in control or the Non-Employee

Director’s death or disability. Each director’s annual award of restricted stock units generally has the same terms as the initial award described above, but will vest over a period of one year (and will in all events become vested in connection with the annual meeting of Sabra’s stockholders occurring in the year following the date of grant). All stock units are entitled to receive dividend equivalent payments, which are either paid in cash on a current basis or reinvested into additional stock units. Each director’s annual award of restricted stock units is pro-rated for partial years of service.

Each of our Non-Employee Directors is reimbursed for out-of-pocket expenses for attendance at Board of Directors and Committee meetings.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

As discussed elsewhere in this prospectus, we became a separate publicly traded company when our former parent company, Old Sun, restructured its business by separating its operating assets and its real estate assets into New Sun and Sabra. The Separation occurred by means of a spin-off of Old Sun’s operating assets to New Sun, with New Sun continuing the business and operations of Old Sun and its subsidiaries. Immediately following the Separation, Old Sun and Sabra effected the REIT Conversion Merger, with Sabra surviving the merger, and New Sun was renamed “Sun Healthcare Group, Inc.” The Separation and REIT Conversion Merger were completed on November 15, 2010. Following the Separation and REIT Conversion Merger, Old Sun’s Chairman and Chief Executive Officer, Richard K. Matros, became our Chairman, President and Chief Executive Officer. In addition, two finance professionals with significant experience in the real estate industry became our other two executive officers. Harold W. Andrews, Jr., a finance professional with more than 10 years of experience in both the provision of healthcare services and healthcare real estate, became our Executive Vice President, Chief Financial Officer and Secretary. Talya Nevo-Hacohen, a real estate finance executive with more than 20 years of experience in real estate finance, acquisition and development, became our Executive Vice President, Chief Investment Officer and Treasurer. Messrs. Matros and Andrews and Ms. Nevo-Hacohen have been our only three executive officers since the Separation and REIT Conversion Merger, and are referred to as the Named Executive Officers in this prospectus.

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the Named Executive Officers for the period from November 15, 2010 through December 31, 2010, which is the portion of our 2010 fiscal year following the Separation and REIT Conversion Merger. During this time, we took the following compensation actions:

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We entered into employment agreements with each of the Named Executive Officers. These agreements establish each executive’s initial base salary, entitle each executive to participate in our executive bonus plan (which will be established in 2011) and set forth the terms of each executive’s severance benefit protections.

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We granted an initial equity award to each of the Named Executive Officers to provide a performance-based compensation opportunity over a multi-year period and to further link the executives’ interests with those of our stockholders. The initial equity award consists of time-based stock units (“Time-Based Units”), funds from operations-based stock units (“FFO Units”), and relative total stockholder return-based stock units (“TSR Units”). The mix of Time-Based Units, FFO Units and TSR Units was chosen so that the vesting of 2/3 of each executive’s initial equity award is performance-contingent (in addition to being contingent on continued employment).

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Mr. Matros held stock options that were originally granted by Old Sun. These stock options were assumed by us following the Separation and REIT Conversion Merger. However, in light of our status as a REIT and the expectation of our dividend payments, the economic value of these stock options (determined as described under “—Long-Term Incentives – Initial Equity Awards and Make-Whole Award” below) was diminished following the Separation and REIT Conversion Merger. Therefore, in addition to his initial equity award, we granted Mr. Matros additional time-based stock units to compensate him for the reduction in value of these stock options that was caused by our conversion to a REIT (we refer to these additional stock units as “Make-Whole Units”).

•	We awarded Mr. Matros a special discretionary bonus in recognition of his substantial achievements in connection with our formation, capitalization and separation from Old Sun.

The compensation actions described above represent our executive compensation program for the portion of our 2010 fiscal year following the Separation and REIT Conversion Merger. Because the Separation and REIT Conversion Merger occurred in November 2010, we did not have any annual incentive bonus program in effect for this period. However, we will establish an annual incentive bonus program for our 2011 fiscal year (which is our first full year following the Separation and REIT Conversion Merger).

Compensation Program and Objectives

Our compensation program for executives is intended to:

•	attract and retain quality executive officers;

•	motivate and reward high performance levels;

•	align the interests of our executive officers with the interests of our stockholders;

•	enhance profitability; and

•	inspire teamwork and loyalty among the executives.

We believe that our executive compensation program, as reflected in our 2010 compensation actions, is appropriately structured to accomplish these objectives. We believe that the structure of our initial equity award grants—with 2/3 of each executive’s award consisting of FFO Units and TSR Units where vesting is contingent on both our performance and the executive’s continued employment—will motivate our executives to achieve high performance levels and, because of the performance-based nature of the vesting schedules and the fact that the awards are payable in shares of our common stock, further align the interests of the executives with those of our stockholders. We believe that the terms of each executive’s employment agreement, including the initial base salary and the terms of the severance benefit protections provided for in each agreement, allowed us to assemble a qualified executive team that is capable of successfully leading Sabra following the Separation and REIT Conversion Merger.

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee of our Board of Directors (the “Committee”) has the authority to determine the amount of compensation given to each of the Named Executive Officers. The Committee approves our executive compensation philosophy and procedures, and is responsible for administering our equity compensation plans, including approving grants of awards under the plans. The Committee is also responsible for approving employment agreements for any of the Named Executive Officers. In performing its duties, the Committee is authorized to consider the recommendations of our Chairman and Chief Executive Officer when determining the compensation of the other Named Executive Officers.

The elements of our executive compensation program, as reflected in our 2010 compensation actions, were each approved by the Committee. None of the Named Executive Officers is a member of the Committee or, except for recommendations made by Mr. Matros with respect to the compensation of the other Named Executive Officers, had any role in determining the compensation of the Named Executive Officers.

Role of the Compensation Consultant

Prior to the Separation and REIT Conversion Merger, the Compensation Committee of the Board of Directors of Old Sun retained Frederic W. Cook & Company, Inc. (“FWC”), an independent compensation consultant, to prepare a recommended executive compensation program for Sabra to implement following the Separation and REIT Conversion Merger. FWC analyzed the salaries, target bonus opportunities, target cash compensation opportunities, equity award opportunities and targeted total direct compensation at similar peer companies (listed below), and provided recommended base salary, target bonus and initial equity award amounts for each of the Named Executive Officers. Following the Separation and REIT Conversion Merger, the Committee retained FWC and reviewed the report prepared by FWC, and used this report when determining the amount of each Named Executive Officer’s initial base salary and equity award grant.

FWC also provided recommendations regarding the appropriate structure of the Named Executive Officers’ initial equity award grants, including the vesting provisions and payout ranges. FWC recommended that the initial equity award grants consist of a mixture of Time-Based Units, FFO Units and TSR Units, as this mixture is consistent with equity award programs used by other REITs, and results in the vesting of 2/3 of each executive’s initial equity award grant being performance-contingent in addition to being contingent on continued employment. FWC also analyzed the value of the stock options assumed by us that were originally granted by Old Sun to Mr. Matros in light of our status as a REIT, and provided recommendations regarding the appropriate size and structure of the Make-Whole Units granted to Mr. Matros. Following the Separation and REIT Conversion Merger, the Committee reviewed the report prepared by FWC, and used this report when determining the structure of the Named Executive Officers’ initial equity award grants and Mr. Matros’s Make-Whole Units.

FWC also advised on other aspects of executive compensation as requested by the Committee following the Separation and REIT Conversion Merger. FWC reports only to the Committee, and does not perform services for us, except for executive compensation related services on behalf of, and as instructed by, the Committee.

Peer Companies

When determining the amount of each Named Executive Officer’s initial base salary and equity award grant, the Committee, with the assistance of FWC, considered the compensation paid by the following peer companies:

Acadia Realty Trust Associated Estates Realty Corp CapLease Cedar Shopping Centers Cogdell Spencer Cousins Properties Education Realty Trust First Potomac Realty Healthcare Realty Trust	Hersha Hospitality Trust Inland Real Estate Corp Investors Real Estate Trust LTC Properties Medical Properties Trust National Health Investors Omega Healthcare Parkway Properties Sun Communities

The peer companies are all publicly traded REITs or companies with significant real estate operations, and several of the peer companies are also publicly-traded health care REITs. The Committee believes that the peer companies are an appropriate reference point for compensation decisions with respect to the Named Executive Officers based on each peer company’s similarity to Sabra taking into account their respective businesses, revenues, funds from operations, number of employees, market capitalization, enterprise value, and the talent pool for which they compete.

Material Elements of Compensation

Base Salaries. We pay each Named Executive Officer a base salary to provide each executive with a minimum, fixed level of cash compensation. The initial annual base salary for Mr. Matros was set at $700,000, while the initial annual base salaries for Mr. Andrews and Ms. Nevo-Hacohen were each set at $325,000. When determining the amount of each executive’s initial base salary, we generally set the amount at approximately the 75th percentile of the base salaries paid by our peer companies to similarly situated executives. Even though our revenues, funds from operations and market capitalization are expected to be lower than a majority of our peer companies, we believe targeting the Named Executive Officers’ base salaries at the 75th percentile was appropriate. This level was chosen because, except for Mr. Matros, following the Separation and REIT Conversion Merger, we were required to recruit a new executive team with substantial industry experience and contacts that would be capable of immediately executing our operating plan. This level was also chosen because of the significant work involved in connection with our formation, capitalization and separation from Old Sun.

The initial base salary established for Mr. Matros exceeds the 75th percentile of the base salaries paid by our peer companies to their Chief Executive Officers. Unlike the other Named Executive Officers, Mr. Matros was a former employee of Old Sun who joined us in connection with the Separation and REIT Conversion Merger. Prior to joining us, Mr. Matros was paid an annual base salary of $875,000 by Old Sun. Following the Separation and REIT

Conversion Merger, we reduced Mr. Matros’s annual base salary to $700,000 in order to establish a base salary amount that more closely approximated the 75th percentile of base salaries paid by our peer companies. We did not believe that any additional reduction to Mr. Matros’s base salary was appropriate in light of the significant work involved following the Separation and REIT Conversion Merger.

The base salary that was paid to each Named Executive Officer for the portion of our 2010 fiscal year following the Separation and REIT Conversion Merger is reported in the “Summary Compensation Table” below.

Annual Incentive Compensation and Discretionary Bonus

Because the Separation and REIT Conversion Merger occurred in November 2010, we did not have any annual incentive bonus program in effect for the portion of our 2010 fiscal year following these transactions. We will establish an annual incentive bonus program for our 2011 fiscal year (which is our first full year following the Separation and REIT Conversion Merger), and the Named Executive Officers will each be entitled to participate in the bonus program pursuant to the terms of their employment agreements.

In December 2010, we paid Mr. Matros a special discretionary bonus of $400,000 in recognition of his substantial achievements in connection with our formation, capitalization and separation from Old Sun. Our formation began with Mr. Matros’s idea of separating Old Sun’s real estate portfolio from its operating assets and culminated in the completion of the Separation and REIT Conversion Merger. The key achievements obtained through the leadership of Mr. Matros included (1) the receipt of the necessary third party landlord consents; (2) the receipt of the necessary state regulatory approvals, including a number of change of ownership approvals; (3) a $232 million equity offering by Old Sun; (4) our offering of the Old Notes and the syndication and closing of our senior secured revolving credit facility; and (5) completion of the Separation and REIT Conversion Merger prior to December 31, 2010, which allows Sabra to qualify and elect to be treated as a REIT for U.S. federal income tax purposes for its 2011 tax year. In addition to the discretionary bonus, Mr. Matros will also be entitled to receive any pro-rata annual incentive bonus that is earned under Old Sun’s annual incentive bonus program for 2010 in respect of his service as Old Sun’s Chairman and Chief Executive Officer for the period prior to the Separation and REIT Conversion Merger.

Mr. Matros’s discretionary bonus is reported in the “Summary Compensation Table” below.

Long-Term Incentives – Initial Equity Awards and Make-Whole Award

In General. In November 2010, following the Separation and REIT Conversion Merger, we granted an initial equity award to each of the Named Executive Officers to provide a performance-based compensation opportunity over a multi-year period. For each executive, the Committee approved a total dollar value for the equity award, which was then converted into an award with respect to the applicable number of shares of common stock based on the closing price of a share of common stock on the regular trading date immediately preceding the grant date. The total grant date dollar value of Mr. Matros’s equity award was set at $2,400,000, while the total grant date dollar value of the equity awards for Mr. Andrews and Ms. Nevo-Hacohen was set at $1,200,000. These values differ from the total amounts reported in the “Summary Compensation Table” and “Grants of Plan-Based Awards” tables below because the amounts in those tables are based on the grant-date fair value of the awards as determined under the accounting principles used in our financial reporting (as outlined in the notes to those tables), while the Committee used the dollar amounts above for purposes of determining the number of shares to award to each executive.

As with base salaries, when determining the total dollar value of each executive’s initial equity award, we generally set the amount with reference to approximately the 75th percentile of the equity award opportunities granted by our peer companies to similarly situated executives. However, each executive’s award was structured as a “front loaded” award and represents two years’ worth of incentives, so the value of each executive’s initial equity award was set at approximately two times the 75th percentile level (e.g., if the 75th percentile level for an executive was approximately $1,000,000, the total dollar value of his equity award would have been approximately $2,000,000). The Committee, with the assistance of FWC, determined to structure the awards as front loaded awards to give each executive a meaningful unvested equity position in Sabra immediately following the Separation and REIT Conversion Merger. As a result of the front loaded structure of the initial awards, we do not anticipate granting any additional long-term equity incentive awards to the Named Executive Officers during calendar 2011, and we will also take the front-loaded nature of the initial awards into account when determining the amount of any long-term equity incentive awards to be granted to the Named Executive Officers in 2012 and 2013.

One third of the total dollar value of each executive’s initial equity award was awarded in the form of Time-Based Units, FFO Units and TSR Units. As a result, each initial equity award consisted of an approximately equal number of Time-Based Units, FFO Units and TSR Units, the terms of which are described in more detail below.

In addition to his initial equity award, Mr. Matros was granted Make-Whole Units. In connection with the Separation and REIT Conversion Merger, the options and stock units originally granted to Mr. Matros by Old Sun were assumed by us and converted into awards with respect to shares of Sabra’s common stock having the same intrinsic value. As a result, the existing “spread” value of Mr. Matros’s Old Sun option awards was preserved in connection with our assumption of the awards. However, the fair value of the assumed Old Sun option awards as determined under the accounting principles used in our financial reporting (which is generally thought to be the best estimate of the value of compensatory options) is lower as a result of our assumption of the awards. The lower option values result from Sabra’s status as a REIT, including the expectation that as a REIT its stock price volatility will be lower than Old Sun’s, as well as the requirement that Sabra distribute annually the majority of its net income to stockholders in the form of dividends. With assistance from FWC, we set the value of the Make-Whole Units (determined on the grant date) at a level that approximates the lost fair value of the options as determined under the accounting principles used in our financial reporting. Subject to Mr. Matros’s continued employment, the Make-Whole Units become vested over a period of four years following the grant date. This new vesting requirement is imposed on all of Mr. Matros’s Make-Whole Units even though a portion of Mr. Matros’s Old Sun options were fully vested.

Time-Based Units. The Time-Based Units are included as part of each executive’s initial equity award to provide an equity incentive linked to the value realized by our stockholders that becomes earned based on the executive’s continued employment with us. Each executive’s Time-Based Units become vested in equal annual installments over a period of five years. While we intend to ordinarily grant time-based stock units with a four-year vesting schedule, we imposed a longer five-year vesting schedule on the Time-Based Units due to the front-loaded nature of the November 2010 awards, which were granted in connection with the Separation and REIT Conversion Merger and are viewed by the Committee as compensation for 2011.

FFO Units. The FFO Units are included as part of each executive’s initial equity award to motivate them to execute our multi-year operating plan and increase our funds from operations performance, and to provide an equity incentive linked to the value realized by our stockholders. The FFO Units become eligible to vest based on our funds from operations performance for the calendar year 2013 relative to a target funds from operations goal for that year as established by the Committee. We believe the targeted funds from operations level is reasonably attainable if we are successful in executing our operating plan and increasing our funds from operations performance over the next three years, culminating in 2013. The choice of 2013 as the performance measurement year is intended to give the executives a period of time to execute on Sabra’s operating plan and grow the business.

100% of each executive’s target number of FFO Units will become eligible to vest if we achieve the targeted 2013 performance level. If we achieve less than 75% of the targeted performance level (the threshold level), 0% of each executive’s target number of FFO Units will become eligible to vest, while if we achieve 125% or more of the targeted performance level (the maximum level), 150% of each executive’s target number of FFO Units will become eligible to vest. Performance between the threshold level and the targeted performance level will result in between 0% and 100% of each executive’s target number of FFO Units becoming eligible to vest, with the percentage becoming eligible to vest generally decreasing 4% for each 1% decrease in the targeted performance level achieved (e.g., if we achieve 95% of the targeted performance level, 80% of each executive’s target number of FFO Units will become eligible to vest). Performance between the targeted performance level and the maximum level will result in between 100% and 150% of each executive’s target number of FFO Units becoming eligible to vest, with the percentage becoming eligible to vest generally increasing 2% for each 1% increase in the targeted performance level achieved. This vesting schedule thus includes a steeper 4-1 reduction for below-target performance relative to the 2-1 increase for above-target performance.

Any FFO Units that become eligible to vest based on our funds from operations performance are also subject to a vesting condition based on the executive’s continued employment. 50% of any FFO Units that become eligible to vest based on performance will ordinarily become payable if the executive remains employed by us through the last day of the performance period (December 31, 2013), while the remaining 50% of the FFO Units will ordinarily become payable if the executive remains employed by us on the first anniversary of that date (December 31, 2014). The additional one-year time-based vesting period was imposed due to the front-loaded nature of the November 2010 awards, which were granted in connection with the Separation and REIT Conversion Merger and are viewed by the Committee as compensation for 2011.

TSR Units. The TSR Units are included as part of each executive’s initial equity award to motivate the executives to increase our stockholders’ total return, and to provide an equity incentive linked to the value realized by our stockholders. The TSR Units become eligible to vest based on our relative total stockholder return over a three-year performance period measured against the following publicly-traded REITs: Alexandria RE Equities, AMB Property Corp, Biomed Realty Trust, Boston Properties, Brandywine Realty Trust, Cogdell Spencer, Commonwealth REIT, Corporate Office Properties, DCT Industrial Trust, Digital Realty Trust, Douglas Emmett, Duke Realty Corp, Dupont Fabros Technology, Eastgroup Properties, First Industrial Realty, First Potomac Realty, Franklin Street Properties, Government Properties, HCP, Health Care REIT, Healthcare Realty Trust, Highwoods Properties, Kilroy Realty Corp, Lexington Realty Trust, LTC Properties, Mack-Cali Realty Corp, Medical Properties Trust, Mission West Properties, Monmouth Real Estate Investment, MPG Office Trust, National Health Investors, Nationwide Health Properties, Omega Healthcare, Parkway Properties, Piedmont Office Realty, Prologis, SL Green Realty Corp, Senior Housing Properties, Terreno Realty Corp, Universal Health Realty, and Ventas. This group of companies is referred to as the “TSR Peer Companies.” Although there is some overlap, the TSR Peer Companies differ from the peer companies described above because these companies were selected because they are either healthcare, office or industrial REITs. In contrast, the peer companies were selected based on their revenues, funds from operations, number of employees, market capitalization and enterprise value. The Committee believes that the selection criteria for relative TSR performance can be different than for compensation benchmarking peers because REIT sectors are affected by similar economic forces (with REIT size playing a relatively small role in shareholder return), while compensation amounts correlate with both the REIT sector and Sabra’s size.

100% of each executive’s target number of TSR Units will become eligible to vest if we achieve a total stockholder return percentile ranking at the 70th percentile relative to the TSR Peer Companies. The 70th percentile was chosen as the target performance level in order to align target performance with the target value of the awards, which, as discussed above, was determined with reference to approximately the 75th percentile of the equity award opportunities granted by our peer companies. If our total stockholder return percentile ranking relative to the TSR Peer Companies is less than the 30th percentile (the threshold level), 0% of each executive’s target number of TSR Units will become eligible to vest, while if we achieve a total stockholder return percentile ranking relative to the TSR Peer Companies at or above the 95th percentile (the maximum level), 150% of each executive’s target number of TSR Units will become eligible to vest. (Although if we achieve a negative absolute total stockholder return over the performance period, the maximum percentage of each executive’s target number of TSR Units eligible to become vested is in all events capped at 100%, in recognition that in such event, while our total stockholder return may have exceeded that of our peers, our stockholders have not realized a positive total stockholder return on an absolute basis for this period.) As with the FFO Units, performance between the threshold level and the maximum level will result in between 0% and 150% of each executive’s target number of TSR Units becoming eligible to vest, with the vesting schedule including a steeper 2.5-1 percentage reduction for below-target performance relative to the 2-1 percentage increase for above-target performance. The selection of a three year period to measure total stockholder return helps ensure that performance must be achieved and sustained over a period of years in order for the awards to vest.

Like the FFO Units, any TSR Units becoming eligible to vest based on our relative stockholder return performance are also subject to a vesting condition based on the executive’s continued employment. The TSR Units similarly impose an additional one-year time-based vesting period due to the front-loaded nature of the awards.

Dividend Equivalents. The Time-Based Units, FFO Units, TSR Units and Make-Whole Units each entitle the executive to receive an additional credit of stock units having a value equal to the amount of the ordinary cash dividends paid on the shares of common stock underlying the award (e.g., dividend equivalents are reinvested in additional units). Any additional stock units credited as a dividend equivalent payment will not be paid unless they vest and are subject to the same vesting requirements as the stock unit awards to which they relate (including the applicable performance conditions).

Section 162(m) Vesting Requirement. In order to help assure deductibility of the Time-Based Units and the FFO Units granted to the Named Executive Officers pursuant to Section 162(m) of the Code, these awards are initially subject to a performance condition before they are eligible to become vested in accordance with their terms. This performance condition requires us to achieve a minimum earnings per share for the 2011 calendar year equal to $0.18 per share.

Clawback. The Time-Based Units, FFO Units, TSR Units and Make-Whole Units are each subject to the terms of our recoupment, clawback or similar policy as may be in effect from time to time, and to any similar provisions of applicable law.

The grant-date fair value of the Time-Based Units, the FFO Units, the TSR Units and the Make-Whole Units as determined under the accounting principles used in our financial reporting are reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” tables below, and a related narrative description of the awards is included following the “Grants of Plan-Based Awards” table.

Severance Benefits

We believe that severance protections, particularly in the context of the uncertainty surrounding any potential change in control transaction, play a valuable role in attracting and retaining quality executive officers. We provide severance protections to each of the Named Executive Officers pursuant to their employment agreements, and believe that these potential benefits helped us to assemble a qualified executive team that is capable of successfully leading Sabra following the Separation and REIT Conversion Merger. The level of severance benefits provided to Mr. Matros is generally similar to the level of severance benefits he was entitled to receive from Old Sun prior to the Separation and REIT Conversion Merger. The level of severance benefits for the other Named Executive Officers was determined based on their seniority and with reference to Mr. Matros’s severance benefits.

As described in more detail below under the heading “Potential Payments Upon Termination or Change in Control,” each of the Named Executive Officers would be entitled to severance benefits in the event of a termination of employment by us without “good cause” or by the executive for “good reason” (as those terms are defined in each executive’s employment agreement). We do not believe that the Named Executive Officers should be entitled to receive their cash severance benefits merely because a change in control transaction occurs, and a change in control does not, in and of itself, entitle any Named Executive Officer to receive severance benefits. However, the amount of each Named Executive Officer’s severance benefits is likely to increase in connection with a qualifying termination in connection with or following a change in control. We offer these increased benefits in order to encourage our Named Executive Officers to remain employed with us, and focus on the creation of value for stockholders, during an important time when their prospects for continued employment following a change in control transaction may be uncertain. No Named Executive Officer is entitled to receive a “gross-up” or similar payment for any excise taxes that may become payable in connection with a change in control pursuant to Sections 280G and 4999 of the Code, and, depending on what results in the best after-tax benefit for the executive, benefits may be “cut back” instead in such circumstances.

The terms of the Time-Based Units, FFO Units, TSR Units and Make-Whole Units each provide for accelerated vesting in connection with certain terminations of the Named Executive Officers’ employment with us, including a termination due to death, disability or a termination by us without good cause or by the executive for good reason but only if such termination occurs in connection with or following a change in control. Please see the “Potential Payments Upon Termination or Change in Control” section below for a discussion of the termination of employment-based vesting provisions of these equity awards.

Stock Ownership Guidelines

The Named Executive Officers are encouraged to retain, during their tenure with us, all of the shares of Sabra common stock obtained by them pursuant to Sabra’s equity incentive plans, subject to individual circumstances which may require (1) withholding of shares to pay withholding taxes or the exercise price on stock options, or (2) the sale of shares, but only in compliance with our Insider Trading Policy.

Policy with Respect to Section 162(m)

In making its compensation decisions, the Committee considers the impact of Section 162(m) of the Code. Under Section 162(m), we are generally precluded from deducting compensation in excess of $1.0 million per year for our Named Executive Officers, unless the payments are made under qualifying performance-based plans. The Committee believes that the majority of the compensation of each Named Executive Officer should be performance-based, and generally designs our incentive programs to comply with Section 162(m). However, while it is generally the Committee’s intention to maximize the deductibility of compensation paid to the Named Executive Officers, deductibility is only one among a number of factors used by the Committee in ascertaining appropriate levels or modes of compensation. The Committee maintains the flexibility to approve compensation for the Named Executive Officers based upon an overall determination of what it believes to be in our best interests, even if the compensation paid may not be deductible. For example, the Make-Whole Units are not intended to constitute deductible qualifying performance-based compensation for purposes of Section 162(m) of the Code.

Assessment of Risk

The Committee takes risk into consideration when reviewing and approving executive compensation, including when it approved our executive compensation program, as reflected in our 2010 compensation actions. The Committee has concluded that the current executive compensation program reflected in our 2010 compensation actions does not encourage inappropriate or excessive risk-taking. In making its determination, the Committee noted that each Named Executive Officer’s compensation for the portion of our 2010 fiscal year following the Separation and REIT Conversion Merger consisted primarily of a fixed base salary and long-term equity incentive awards that are subject to a multi-year vesting schedule and, in the case of Time-Based Units, FFO Units and TSR Units, performance conditions that are not solely dependent on stock price.

SUMMARY COMPENSATION TABLE—FISCAL 2010

The following table provides information on the compensation of the Named Executive Officers for the period from November 15, 2010 through December 31, 2010, which is the portion of our 2010 fiscal year following the Separation and REIT Conversion Merger. Because only three individuals served as our executive officers during 2010 following the Separation and REIT Conversion Merger, we have only three Named Executive Officers for 2010.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($) (2) (3) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compen-sation ($) (g)	All Other Compen- sation ($) (i)	Total ($) (j)
Richard K. Matros Chairman, President & Chief Executive Officer	2010	80,769	400,000	3,867,619	—	—	—	4,348,388
Harold W. Andrews, Jr. Executive Vice President, Chief Financial Officer & Secretary	2010	37,500	—	1,184,821	—	—	—	1,222,321
Talya Nevo-Hacohen Executive Vice President, Chief Investment Officer & Treasurer	2010	37,500	—	1,184,821	—	—	—	1,222,321

(1)	Represents a special bonus paid to Mr. Matros in recognition of his substantial achievements in connection with our formation, capitalization and separation from Old Sun.
(2)	Amounts reported represent the aggregate grant date fair value of the time-based stock units (“Time-Based Units”), the funds from operations-based stock units (“FFO Units”) and the relative total stockholder return-based stock units (“TSR Units”) granted to the Named Executive Officers following the Separation and REIT Conversion Merger, together with time-based stock units granted to Mr. Matros following the Separation and REIT Conversion Merger to compensate him for the lower value of his stock options originally granted by Old Sun following our assumption of the options due to our status as a REIT (“Make-Whole Units”). The aggregate grant date fair value of these awards was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. Each of these awards is intended to provide compensation to the Named Executive Officers over a multi-year period, and the amounts reported do not reflect whether the Named Executive Officers have actually realized or will realize a financial benefit from the awards.
(3)

The reported award values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements. The Time-Based Units and Make-Whole Units are valued on the grant date assuming that all of the units are vested and issued on the grant date. The FFO Units are valued based on the probable outcome of the applicable performance conditions as determined on the grant date, which results in a grant date fair value of the FFO Units granted to Messrs. Matros and Andrews and Ms. Nevo-Hacohen of $800,000, $400,000, and $400,000, respectively. If we achieve the highest level of performance under the FFO Units, the grant date fair value of the FFO Units granted to Messrs. Matros and Andrews and Ms. Nevo-Hacohen would increase to $1,200,000, $600,000, and $600,000, respectively. We measure the fair value of our TSR Units granted to employees using the Monte Carlo Simulation method, which takes into account assumptions such as the expected volatility of our common stock, the risk-free interest rate based on the contractual term of the award, expected dividend yield (assuming full reinvestment), vesting schedule and the probability that the market conditions of the award will be achieved. The TSR Units are valued on the grant date using the following assumptions:

Risk Free Interest Rate:	0.72%
Expected Stock Price Volatility:	50.4%
Expected Service Period:	3 years
Expected Dividend Yield (assuming full reinvestment):	0%

Description of Employment Agreements – Salary and Incentive Bonus Payments

Following the Separation and REIT Conversion Merger, we entered into employment agreements with each of the Named Executive Officers, and certain of the terms of these agreements are briefly described below. Each executive’s agreement has an initial three-year term. The initial term is extended for a new three-year term on each anniversary of the effective date, unless either party provides 60 days notice prior to the applicable anniversary of the effective date, in which case the agreement will terminate on the anniversary of the effective date occurring in the second year following the year in which such notice was provided. Each agreement is also subject to earlier termination in connection with an executive’s termination of employment, and has a maximum term of ten years.

Each executive’s employment agreement provides for an initial annual base salary to the executive ($700,000 for Mr. Matros and $325,000 for each of Mr. Andrews and Ms. Nevo-Hacohen) that is subject to annual merit increases. Each executive’s agreement entitles the executive to an annual incentive bonus pursuant to the terms of our executive bonus plan. Each executive’s agreement also provides that the executive is entitled to participate in our usual benefit programs for our senior executives, to accrue paid time off in accordance with our policy for senior executives and to be reimbursed for the executive’s business expenses.

GRANTS OF PLAN-BASED AWARDS—FISCAL 2010

The following table sets forth certain information concerning the grants of Time-Based Units, Make-Whole Units, FFO Units and TSR Units to the Named Executive Officers following the Separation and REIT Conversion Merger. All of these awards were granted under our 2009 Performance Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Thresh- old (#)	Target (#)	Maximum (#)	of Stock or Units (#)
(a)	(b)	(f)	(g)	(h)	(i)	(l)
Richard K. Matros Make-Whole Units Time-Based Units FFO Units TSR Units	11/22/10 11/22/10 11/22/10 11/22/10	— — 9,281 6,033	— — 46,404 46,404	— — 69,606 69,606	86,878 46,404 — —	1,497,777 800,000 800,000 769,842
Harold W. Andrews, Jr. Time-Based Units FFO Units TSR Units	11/22/10 11/22/10 11/22/10	— 4,640 3,016	— 23,202 23,202	— 34,803 34,803	23,202 — —	400,000 400,000 384,821
Talya Nevo-Hacohen Time-Based Units FFO Units TSR Units	11/22/10 11/22/10 11/22/10	— 4,640 3,016	— 23,202 23,202	— 34,803 34,803	23,202 — —	400,000 400,000 384,821

(1)	Amounts reported reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 based on the assumptions and methodologies referenced in footnotes (2) and (3) of the “Summary Compensation Table,” and, in the case of the FFO Units, the probable outcome of the applicable performance conditions. These amounts do not reflect whether the Named Executive Officer has actually realized or will realize a financial benefit from the awards (such as by vesting in an award).

Description of Equity Awards

Following the Separation and REIT Conversion Merger, we granted Time-Based Units, FFO Units and TSR Units to each of the Named Executive Officers. In addition, we also granted Make-Whole Units to Mr. Matros following the Separation and REIT Conversion Merger. Each stock unit subject to an award of Time-Based Units, FFO Units, TSR Units and Make-Whole units represents the contractual right to receive one share of Sabra’s common stock. All of these awards were granted under our 2009 Performance Incentive Plan, and the awards are all subject to the terms of the 2009 Performance Incentive Plan. Certain of the terms of these awards are briefly described below.

Vesting Terms for Time-Based Units. Subject to the executive’s continued employment, each executive’s Time-Based Units vest in equal annual installments over a period of five years following the grant date.

Vesting Terms for FFO Units. The FFO Units become eligible to vest based on our funds from operations performance for the calendar year 2013 relative to a target funds from operations goal for 2013 established by the Committee. We believe the targeted funds from operations level is reasonably attainable if we are successful in executing our operating plan and increasing our funds from operations performance over the next three years, culminating in 2013. 100% of each executive’s target number of FFO Units will become eligible to vest if we achieve the targeted performance level. If we achieve less than 75% of the targeted performance level (the threshold level), 0% of each executive’s target number of FFO Units will become eligible to vest, while if we achieve 125% or more of the targeted performance level (the maximum level), 150% of each executive’s target number of FFO Units will become eligible to vest. Performance between the threshold level and the targeted performance level will result in between 0% and 100% of each executive’s target number of FFO Units becoming eligible to vest, with the percentage becoming eligible to vest generally decreasing 4% for each 1% decrease in the targeted performance level achieved (e.g., if we achieve 95% of the targeted performance level, 80% of each executive’s target number of FFO Units will become eligible to vest). Performance between the targeted performance level and the maximum level will result in between 100% and 150% of each executive’s target number of FFO Units becoming eligible to vest, with the percentage becoming eligible to vest generally increasing 2% for each 1% increase in the targeted performance level achieved.

Any FFO Units becoming eligible to vest based on our funds from operations performance are also subject to a vesting condition based on the executive’s continued employment. 50% of any FFO Units that become eligible to vest based on performance will ordinarily become payable if the executive remains employed by us through the last day of the performance period (December 31, 2013), while the remaining 50% of the FFO Units will ordinarily become payable if the executive remains employed by us on the first anniversary of that date (December 31, 2014).

Vesting Terms for TSR Units. The TSR Units become eligible to vest based on our relative total stockholder return over a three-year performance period measured against the TSR Peer Companies. The TSR Peer Companies are listed in the “Compensation Discussion and Analysis” above. The performance period begins on January 1, 2011 and ends on December 31, 2013. 100% of each executive’s target number of TSR Units will become eligible to vest if we achieve a total stockholder return percentile ranking at the 70th percentile relative to the TSR Peer Companies. If our total stockholder return percentile ranking relative to the TSR Peer Companies is less than the 30th percentile (the threshold level), 0% of each executive’s target number of TSR Units will become eligible to vest, while if we achieve a total stockholder return percentile ranking relative to the TSR Peer Companies at or above the 95th percentile (the maximum level), 150% of each executive’s target number of TSR Units will become eligible to vest. (Although if we achieve a negative absolute total stockholder return over the performance period, the percentage of each executive’s target number of TSR Units eligible to become vested is in all events capped at 100%.) Performance between the threshold level and the targeted 70th percentile level will result in between 0% and 100% of each executive’s target number of TSR Units becoming eligible to vest, with the percentage becoming eligible to vest generally decreasing 2.5% for each 1% decrease in percentile ranking achieved. Performance between the targeted 70th percentile level and the maximum level will result in between 100% and 150% of each executive’s target number of TSR Units becoming eligible to vest, with the percentage becoming eligible to vest generally increasing 2% for each 1% increase in percentile ranking achieved.

Any TSR Units becoming eligible to vest based on our relative total stockholder return performance are also subject to a vesting condition based on the executive’s continued employment. 50% of any TSR Units that become eligible to vest based on performance will ordinarily become payable if the executive remains employed by us through the last day of the performance period (December 31, 2013), while the remaining 50% of the TSR Units will ordinarily become payable if the executive remains employed by us on the first anniversary of that date (December 31, 2014).

Vesting Terms for Make-Whole Units. Subject to the executive’s continued employment, the Make-Whole Units vest in equal annual installments over a period of four years following the grant date.

Termination of Employment. Unvested Time-Based Units, FFO Units, TSR Units and Make-Whole Units will generally terminate in connection with an executive’s termination of employment. However, vesting will be accelerated in connection with certain types of terminations of employment, as described in more detail in the “Potential Payments Upon Termination or Change in Control” section below.

Dividend Equivalents. The Time-Based Units, FFO Units, TSR Units and Make-Whole Units each entitle the executive to receive an additional credit of stock units having a value equal to the amount of the ordinary cash dividends paid on the shares of common stock underlying the award (e.g., dividend equivalents are reinvested in additional units). Any additional stock units credited as a dividend equivalent payment will in all cases be subject to the same vesting requirements applicable to the stock unit awards to which they relate (including the applicable performance conditions).

Section 162(m) Vesting Requirement. In order to help assure deductibility of the Time-Based Units and the FFO Units granted to the Named Executive Officers pursuant to Section 162(m) of the Code, these awards are initially subject to a performance condition before they are eligible to become vested in accordance with their terms. This performance condition requires us to achieve a minimum earnings per share for the 2011 calendar year equal to $0.18 per share.

Clawback. The Time-Based Units, FFO Units, TSR Units and Make-Whole Units are each subject to the terms of our recoupment, clawback or similar policy as may be in effect from time to time, and to any similar provisions of applicable law.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2010

The following table presents information regarding the outstanding equity awards with respect to shares of our common stock held by each of our Named Executive Officers as of December 31, 2010, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards				Stock Awards
Name	Number of Securities Under- lying Unexer- cised Options (#) Exer- cisable (1)	Number of Securities Under- lying Unexer- cised Options (#) Unexer- cisable (1)	Option Exercise Price ($) (1)	Option Expir- ation Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
(a)	(b)	(c)	(e)	(f)	(g)		(h)	(i)		(j)
Richard K. Matros	45,657	—	11.99	05/18/11	74,715	(3)	1,374,756	9,281	(6)	170,770
	41,640	—	12.34	05/18/12	86,878	(4)	1,598,555	6,033	(7)	111,007
	32,477	—	14.37	05/30/13	46,404	(5)	853,834
	33,435	11,145	21.63	03/14/14
	57,142	57,143	21.83	03/16/15
	21,428	64,286	17.31	03/16/16
	—	85,714	17.17	03/23/17
Totals	231,779	218,288			207,997		3,827,145	15,314		281,777
Harold W. Andrews, Jr.					23,202	(5)	426,917	4,640	(6)	85,376
								3,016	(7)	55,494
Totals					23,202		426,917	7,656		140,870
Talya Nevo-Hacohen					23,202	(5)	426,917	4,640	(6)	85,376
								3,016	(7)	55,494
Totals					23,202		426,917	7,656		140,870

(1)	Represents stock options originally granted to Mr. Matros by Old Sun that were assumed by us in connection with the Separation and REIT Conversion Merger.
(2)	The dollar amounts shown are determined by multiplying the number of shares or units reported by the closing price of our common stock of $18.40 on December 31, 2010. For FFO Units and TSR Units, the number of units reported is equal to the number of units that will vest and become payable if we achieve the applicable threshold performance goals.
(3)

Represents stock units originally granted to Mr. Matros by Old Sun that were assumed by us in connection with the Separation and REIT Conversion Merger. 11,145 of these units are scheduled to vest on March 15, 2011. 8,571 of these units are scheduled to vest in substantially equal installments on March 15, 2011 and March 15, 2012.

23,571 of these units are scheduled to vest in substantially equal installments on March 15, 2011, March 15, 2012 and March 15, 2013. 31,428 of these units are scheduled to vest in substantially equal installments on April 15, 2011, March 15, 2012, March 15, 2013 and March 15, 2014.

(4)	Represents Make-Whole Units that are scheduled to vest in substantially equal installments on December 22, 2011, November 22, 2012, November 22, 2013, November 22, 2014 and November 22, 2015.
(5)	Represents Time-Based Units that, subject to the satisfaction of an initial performance vesting requirement, are scheduled to vest in substantially equal installments on January 22, 2012, November 22, 2012, November 22, 2013 and November 22, 2014.
(6)	Represents FFO Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest in substantially equal installments on December 31, 2013 and December 31, 2014.
(7)	Represents TSR Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest in substantially equal installments on December 31, 2013 and December 31, 2014.

OPTION EXERCISES AND STOCK VESTED—FISCAL 2010

The following table provides information concerning any shares of our common stock acquired by the Named Executive Officers on exercise of stock options or upon the vesting of stock awards following the Separation and REIT Conversion Merger through the end of our 2010 fiscal year on December 31, 2010.

	Option Awards (1)		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Richard K. Matros	—	—	—	—
Harold W. Andrews, Jr.	—	—	—	—
Talya Nevo-Hacohen	—	—	—	—

(1)	None of the Named Executive Officers exercised any stock options or vested in any stock awards with respect to shares of our common stock during the period following the Separation and REIT Conversion Merger through the end of our 2010 fiscal year.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment with us and/or a change in control of Sabra. These benefits are generally provided under the Named Executive Officers’ employment agreements or under the terms governing outstanding equity-based awards. For each Named Executive Officer, payment of the severance benefits provided for under his or her employment agreement is conditioned upon the executive’s execution and delivery of (and not revoking) a general release in favor of us. All of the benefits described below would be provided by us. Please see “Compensation Discussion and Analysis” above for a discussion of how the level of these benefits was determined.

Severance Benefits – Employment Agreements. In the event that a Named Executive Officer’s employment is terminated by us without “good cause” or by the executive for “good reason” (as those terms are defined in each executive’s employment agreement), each executive will be entitled to receive the following benefits under his or her employment agreement:

•

a lump sum cash severance payment equal to his or her annual base salary then in effect multiplied by a severance multiplier (equal to 2.25 for Mr. Matros and 1.5 for each of Mr. Andrews and Ms. Nevo-Hacohen);

•	any accrued and unpaid bonus for any prior fiscal year;

•

a prorated bonus payment for the year in which the termination occurs based on actual performance, with any bonus earned becoming payable within seventy-four days after the completion of the year in which the executive’s termination occurs; and

•

continued coverage for the executive and his or her family members under our health plans or, at the executive’s option, a monthly cash payment equal to the applicable COBRA premium for such continued coverage, for up to 24 months for Mr. Matros and up to 18 months for each of Mr. Andrews and Ms. Nevo-Hacohen.

Under the employment agreements, if a Named Executive Officer’s employment is terminated by us without good cause or by the executive for good reason on or within two years following a change in control of Sabra (including a termination by us without good cause that occurs up to six months prior to a change in control at the request of the party seeking to effect the change in control), each executive will be entitled to receive the following benefits under his or her employment agreement in lieu of the benefits described above:

•	a lump sum cash severance payment equal to his or her annual base salary plus target bonus for the then current year multiplied by a severance multiplier of two;

•	any accrued and unpaid bonus for any prior fiscal year;

•

a prorated target bonus payment for the year in which the termination occurs calculated assuming we achieve 100% of the applicable financial performance target(s), with any bonus earned becoming payable within seventy-four days after the completion of the year in which the executive’s termination occurs; and

•

continued coverage for the executive and his or her family members under our health plans or, at the executive’s option, a monthly cash payment equal to the applicable COBRA premium for such continued coverage, for up to 24 months.

However, the benefits described above may be limited—if any payments under an executive’s employment agreement or otherwise trigger the excise tax imposed by Section 4999 of the Code, payments to the executive will be reduced as provided in the agreement to a level that does not trigger the excise tax if the total after tax-benefit of such reduction exceeds the total after tax-benefit if such reduction is not made.

If a Named Executive Officer’s employment terminates due to his or her death or disability, the executive will be paid any accrued and unpaid bonus for any prior fiscal year, and a prorated bonus payment for the year in which the termination occurs.

Restrictive Covenants. The employment agreements with the Named Executive Officers include each executive’s agreement that he or she will not disclose any of our confidential information at any time during or after employment. In addition, each executive has agreed that, for a period of two years following a termination of employment, he or she will not solicit our employees or customers or materially interfere with any of our business relationships. Each agreement also includes mutual non-disparagement covenants by the Named Executive Officer and us. If a Named Executive Officer breaches any of these restrictive covenants, we may generally cease further payment of the executive’s severance benefits and recover any severance benefits that were paid to the executive before the breach.

Accelerated Vesting – Equity Awards. Outstanding equity awards granted to the Named Executive Officers under our 2009 Performance Incentive Plan will be subject to accelerated vesting in connection with certain types of terminations of employment, as described below:

•

Time-Based Units and Make-Whole Units. If an executive’s employment terminates due to death or disability, or as a result of a termination by us without good cause or by the executive for good reason within thirty days prior to or eighteen months after a change in control of Sabra, any unvested Time-Based Units and Make-Whole Units will become fully vested.

•

FFO Units. If an executive’s employment terminates due to death or disability, or as a result of a termination by us without good cause or by the executive for good reason within thirty days prior to or eighteen months after a change in control of Sabra, the executive’s target number of FFO Units will become fully vested.

•

TSR Units. If an executive’s employment terminates due to death or disability, the executive’s target number of TSR Units will become fully vested. If an executive’ employment terminates as a result of a termination by us without good cause or by the executive for good reason within thirty days prior to or eighteen months after a change in control of Sabra, then any TSR Units earned based on actual performance will become fully vested.

In addition, the stock options and stock units originally granted by Old Sun that were assumed by us in connection with the Separation and REIT Conversion Merger will also generally become fully vested in connection with an executive’s termination of employment due to death or disability (and for options, as a result of a termination by us without good cause or by the executive for good reason), or upon a change in control of Sabra.

The following table provides information concerning the potential termination or change in control payments that would be made to each Named Executive Officer under the circumstances described above. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to the Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control) occurred on December 31, 2010. In the following table, we use the term “involuntary termination” to refer to a termination by us without good cause or by the executive for good reason.

	Cash Severance ($)(1)	Equity Acceleration Value ($)(2)(3)(4)	Health Benefits ($)	Total ($)(5)
Richard K. Matros Death or Disability Involuntary Termination Involuntary Termination in Connection With Change in Control	— 1,575,000 1,400,000	5,710,294 175,500 5,710,294	— 44,863 44,863	5,710,294 1,795,363 7,155,157
Harold W. Andrews, Jr. Death or Disability Involuntary Termination Involuntary Termination in Connection With Change in Control	— 487,500 650,000	1,280,750 — 1,280,750	— 26,521 33,359	1,280,750 514,021 1,964,109
Talya Nevo-Hacohen Death or Disability Involuntary Termination Involuntary Termination in Connection With Change in Control	— 487,500 650,000	1,280,750 — 1,280,750	— 21,595 28,791	1,280,750 509,095 1,959,541

(1)	None of the Named Executive Officers was entitled to a bonus payment from us for our 2010 fiscal year, so the bonus-based severance provisions contained in each executive’s employment agreement would not result in any additional severance amounts.
(2)	Based upon the closing price of our common stock ($18.40) on December 31, 2010.

(3)	In the event of a change in control, the stock options and stock units originally granted by Old Sun that were assumed by us in connection with the Separation and REIT Conversion Merger would generally become fully vested regardless of whether the executive’s employment is terminated. The value of this acceleration for Mr. Matros would have been $1,550,256 for a change in control occurring on December 31, 2010.
(4)	For TSR Units, we have assumed that the target number of units would become vested in connection with a change in control, although the actual number of TSR Units (if any) that would become vested in connection with a change in control is based on actual performance, and could be higher or lower than the target number of units.
(5)	We have assumed that no Named Executive Officer’s severance benefits would be “cut back” under his or her employment agreement in order to obtain the greatest after tax-benefit after giving effect to the excise tax imposed under Section 4999 of the Code. The actual severance benefits payable to the Named Executive Officers may be less than the amounts reported above as a result of the application of this “cut-back.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sabra’s board of directors has adopted a written Related Person Transaction Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) Sabra was, is or will be a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) a related person has or will have a direct or indirect interest. For purposes of this policy, a related person is (i) any person who is, or at any time since the beginning of Sabra’s last fiscal year was, an executive officer, director or director nominee of Sabra, (ii) any person who is known to be the beneficial owner of more than 5% of Sabra’s common stock, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial interest.

Under this policy, Sabra’s Audit Committee is responsible for reviewing, approving or ratifying each related person transaction or proposed transaction. In determining whether to approve or ratify a related person transaction, the Audit Committee would consider all relevant facts and circumstances of the related person transaction available to the Audit Committee and would approve only those related person transactions that are in, or not inconsistent with, the best interests of Sabra and its stockholders, as the Audit Committee determines in good faith. No member of the Audit Committee would be permitted to participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person.

In addition, there is an ongoing relationship between New Sun and Sabra following the Separation and REIT Conversion Merger. See “Relationship Between New Sun and Sabra After the Separation and REIT Conversion Merger.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Sabra common stock as of January 14, 2011 for the following: (i) each of Sabra’s directors and Named Executive Officers and (ii) all persons who are directors and executive officers of Sabra as a group. There are no persons known to us that own more than 5% of Sabra common stock.

Name of Beneficial Owner	Sabra Shares Beneficially Owned(1)		Percent of Sabra Shares(1)
Directors and Named Executive Officers:
Richard K. Matros	492,632	(2)	1.9%
Harold W. Andrews, Jr.	—		—
Talya Nevo-Hacohen	—		—
Craig A. Barbarosh.	692	(3)	*
Robert A. Ettl	692	(3)	*
Michael J. Foster	21,428	(4)	*
Milton J. Walters	17,621	(5)	*
All persons who are directors and executive officers of Sabra as a group (7 persons, each of whom is named above)	533,065	(6)	2.1%

*	Less than 1.0%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise noted below, applicable percentage ownership is determined based on 25,061,447 shares of Sabra common stock outstanding as of January 14, 2011. Options exercisable within 60 days of January 14, 2011, restricted stock units vesting within 60 days of January 14, 2011, and shares of common stock subject to vested restricted stock units, the payment of which has been deferred until termination, are considered outstanding for purposes of computing the share amount and percentage ownership of the person holding such stock options or restricted stock units, but Sabra does not deem them outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.
(2)	Consists of (i) 154,994 shares held by the R&A Matros Revocable Trust, with respect to which Mr. Matros shares voting and investment power, (ii) 314,351 shares subject to stock options that are currently exercisable or exercisable within 60 days of January 14, 2011, and (iii) 23,287 shares of common stock subject to restricted stock units that vest within 60 days of January 14, 2011.
(3)	Consists of shares of common stock subject to restricted stock units that vest within 60 days of January 14, 2011.
(4)	Includes (i) 8,873 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 692 shares of common stock subject to restricted stock units that vest within 60 days of January 14, 2011.
(5)	Includes (i) 14,308 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 692 shares of common stock subject to restricted stock units that vest within 60 days of January 14, 2011.
(6)	Includes (i) 154,994 shares held by family trusts, with respect to which the officer or director shares voting and investment power, (ii) 314,351 shares subject to stock options that are currently exercisable or exercisable within 60 days of January 14, 2011, (iii) 26,055 shares of common stock subject to restricted stock units that vest within 60 days of January 14, 2011 and (iv) 23,181 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Revolving Credit Facility

Through the Operating Partnership, on November 3, 2010, we entered into a $100.0 million senior secured revolving credit facility. Approximately $87.6 million was available to us for borrowing under the credit facility shortly after completion of the Separation and REIT Conversion Merger, and up to $15.0 million of such amount was available for letters of credit. Our senior secured revolving credit facility includes an accordion feature that allows us to add lenders and increase the borrowing availability under the credit facility by up to an additional $100.0 million. Borrowing availability under our senior secured revolving credit facility is subject to a borrowing base calculation based on, among other factors, the lesser of (i) the mortgageability cash flow or (ii) the appraised value, in each case of the properties securing the credit facility. We will use our senior secured revolving credit facility for acquisitions or other operational and capital needs.

The interest rate for borrowings under our senior secured revolving credit facility is determined based upon the London Interbank Offered Rate (“LIBOR”) or an alternative base rate plus an applicable spread thereon, and our senior secured revolving credit facility has an initial term of three years with a one-year extension option.

Our senior secured revolving credit facility is secured by first lien mortgages on certain of the Sabra Properties. Our senior secured revolving credit facility contains customary covenants that include restrictions on our ability to make acquisitions and other investments, pay dividends, incur additional indebtedness, engage in non-healthcare related business activities, enter into transactions with affiliates and sell or otherwise transfer certain assets as well as customary events of default. Our senior secured revolving credit facility requires us, through the Operating Partnership, to comply with specified financial covenants, which include a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum tangible net worth requirement.

Borrowings under our senior secured revolving credit facility are subject to the borrowing base requirement of that facility.

Mortgage Indebtedness

Of the Sabra Properties, 27 are subject to mortgage indebtedness to third parties that, based on the outstanding principal amount of such indebtedness at September 30, 2010, totals approximately $156.7 million ($162.2 million after giving effect to the October 2010 mortgage refinancings). The entities that own these properties are not guarantors of our senior secured revolving credit facility or of the Old Notes. The table below sets forth the amount of our mortgage indebtedness and related interest rate and amortization provisions, prepayment provisions and maturity dates.

Lender	No. of Properties	Principal Amount (in millions)(1)	Interest Rate	Maturity Date	Principal at Maturity (in millions)	Amortization Provisions
HUD-guaranteed indebtedness	8	$60.7(2)	5.20%-5.90%	May 2031 -June 2047	$0	Fully amortized
GE Healthcare	6	$32.3(3)	6.82%(3)	January 2014	$30.0	Equal payments of principal and interest with 30- year amortization
GE Healthcare	4	$20.5(3)	90-day LIBOR plus 4.50% (1.00% floor)	August 2015	$18.2	Equal payments of principal with 25- year amortization
Key Bank	6	$23.5(4)	30-day LIBOR plus 3.00%	June 2011	$24.4	Equal payments of principal with 25- year amortization
CapitalSource	2	$11.0(4)	7.98%	June 2011	$10.9	Equal payments of principal and interest with 25- year amortization
Berkadia Commercial Mortgage	1	$8.1(5)	9.43%	April 2023	$1.3	Equal payments of principal and interest with 25- year amortization

(1)	The principal amounts and number of properties reflected in this table do not give effect to additional mortgage refinancings that occurred subsequent to September 30, 2010 and unamortized premiums of $0.6 million. If these refinancings had occurred as of September 30, 2010, the aggregate principal amount of mortgage indebtedness reflected in this table would have been $161.6 million (excluding the unamortized premium of $0.6 million).

(2)	Prepayable at any time with premiums ranging between 2% and 5% of the principal amount, with the exception of one HUD-guaranteed loan that is not prepayable until November 2011 (with a premium of 8% of the principal amount). Each prepayment premium declines by 1% each year.
(3)	Cross collateralized with other GE Healthcare indebtedness subsequent to September 30, 2010. In connection with this cross collateralization, the maturity date of the loan was extended to August 2015 and the rate during the period from January 2014 to August 2015 will be 90-day LIBOR plus 4.50%, subject to a 1.00% LIBOR floor. The variable rate portion is prepayable without premium; the fixed rate portion is not prepayable (but is defeasible) unless prepayment is accepted by lender, in its sole discretion, upon payment of a “make-whole” amount equal to the greater of (i) 1% of the amount prepaid or (ii) all interest due to maturity, discounted as provided in the loan agreement.
(4)	The indebtedness was refinanced in October 2010 with GE Healthcare. The new indebtedness is for an aggregate principal amount of $40.0 million, with an interest rate equal to the 90-day LIBOR plus 4.5% (1.0% LIBOR floor) and a maturity date of August 2015 and is secured by seven properties and cross collateralized with other GE Healthcare indebtedness.
(5)	Not prepayable until April 2013; thereafter prepayable without premium.

DESCRIPTION OF EXCHANGE NOTES

The Exchange Notes are to be issued under the Indenture. The Indenture under which the Exchange Notes are to be issued is the same indenture under which the Old Notes were issued. Any Old Note that remains outstanding after the completion of the exchange offer, together with the Exchange Notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture. As used in this “Description of Exchange Notes,” except as otherwise specified or the context otherwise requires, the Old Notes and the Exchange Notes are referred to together as the “notes.”

The following is a summary of the material provisions of the Indenture. It does not restate that agreement, and we urge you to read the Indenture in its entirety, which is available upon request to Sabra at the address indicated under “Where You Can Find More Information” elsewhere in this prospectus, because it, and not this description, defines your rights as a noteholder.

You can find the definitions of certain capitalized terms used in this description under the subheading “—Certain Definitions.” The term “Operating Partnership” as used in this section refers only to Sabra Health Care Limited Partnership and not any of its subsidiaries, and the term “Issuers” as used in this section refers only to Sabra Health Care Limited Partnership and Sabra Capital Corporation and not to any of their subsidiaries and the term “Parent” as used in this section refers only to Sabra Health Care REIT, Inc. and not to any of its subsidiaries.

General

The Old Notes were issued in an aggregate principal amount of $225.0 million. The notes are unsecured senior obligations of the Issuers and will mature on November 1, 2018. The notes bear interest at a rate of 8.125% per annum, payable semiannually to holders of record at the close of business on the April 15 or the October 15 immediately preceding the interest payment date on May 1 and November 1 of each year, commencing May 1, 2011.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, in accordance with the terms of the Indenture.

Interest on the Exchange Notes will accrue from the date of original issuance of the Old Notes or from the date of the last payment of interest on the Old Notes, whichever is later. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will not pay interest on Old Notes tendered and accepted for exchange.

The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $2,000 of principal amount and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of Exchange Notes, but the Issuers are entitled to require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with a registration of transfer.

Subject to the covenants described below under “—Covenants” and applicable law, the Issuers are entitled to issue additional notes under the Indenture. The notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Additional notes will not necessarily be fungible with the notes for U.S. federal income tax purposes.

Guaranties and Subsidiary Guarantors

The notes are guaranteed by Sabra and by all existing and, subject to certain exceptions, future subsidiaries of the Issuers, other than the Real Property Non-Guarantor Subsidiaries. The subsidiaries that guarantee the notes are referred to herein as the “Subsidiary Guarantors.” The Real Property Non-Guarantor Subsidiaries became wholly owned subsidiaries of the Operating Partnership following the Separation and REIT Conversion Merger and hold 26 of the Sabra Properties that are subject to mortgages whose terms prohibit such subsidiaries from entering into guarantees of other indebtedness. Pro forma for the Separation and REIT Conversion Merger, Sabra’s net revenues attributable to the properties held by the Real Property Non-Guarantor Subsidiaries would have been $18.9 million for the nine months ended September 30, 2010, and, as of September 30, 2010, these properties would have accounted for 40% of Sabra’s total real estate investments, net of accumulated depreciation, and would have had aggregate mortgage indebtedness to third parties of approximately $150.3 million ($162.2 million after giving effect to the October 2010 mortgage refinancings).

The notes are guaranteed on an unsecured senior basis by Sabra and the Subsidiary Guarantors. The guarantees are unconditional regardless of the enforceability of the notes and the Indenture. The notes will not be guaranteed by the Real Property Non-Guarantor Subsidiaries, any Unrestricted Subsidiaries we may create in the future or any future Restricted Subsidiaries that do not otherwise guarantee (or become a co-borrower in respect of) the Indebtedness of the Issuers or a Subsidiary Guarantor. As of the date of this prospectus, there are no Unrestricted Subsidiaries.

Subject to certain exceptions, each future Restricted Subsidiary that subsequently guarantees Indebtedness of the Issuers or a Subsidiary Guarantor that ranks equally with or subordinate in right of payment to the Notes (or the applicable Subsidiary Guaranty) will be required to execute a Subsidiary Guaranty. See “—Covenants—Future Guaranties by Restricted Subsidiaries.”

Pursuant to the Indenture, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “—Covenants—Consolidation, Merger and Sale of Assets” and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “—Covenants—Limitation on Asset Sales”; provided, however, that, in the case of a consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not the Parent, the Issuers or a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Guaranty must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1)	the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Subsidiary of the Parent; or

(2)	the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Parent or a Subsidiary of the Parent and as permitted by the Indenture and if in connection therewith the Parent provides a certificate to the trustee to the effect that the Parent will comply with its obligations described below under “—Covenants—Limitation on Asset Sales” in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guaranty will be released from its obligations thereunder. Notwithstanding any of the foregoing, (1) any transaction entered into in connection with and for purposes of effecting the Separation or the REIT Conversion Merger was not subject to this paragraph, and (2) for the avoidance of doubt, the lease of all or substantially all of the assets of the Parent or its Subsidiaries shall not be subject to this paragraph.

The Subsidiary Guaranty of a Subsidiary Guarantor also will be released under specified circumstances, including in connection with a disposition of a Subsidiary Guarantor’s Capital Stock if various conditions are satisfied. See “—Covenants—Future Guaranties by Restricted Subsidiaries.”

Optional Redemption

Optional Redemption. Except as described below, the Issuers are not entitled to redeem any notes prior to November 1, 2014. The notes will be redeemable at the option of the Issuers, in whole or in part, at any time, and from time to time, on and after November 1, 2014, upon not less than 30 days’ nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing November 1 of the years indicated below, in each case together with accrued and unpaid interest thereon to the redemption date:

Year	Redemption Price
2014	104.063%
2015	102.031%
2016 and thereafter	100.000%

Prior to November 1, 2014, the Issuers will be entitled, at their option, to redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount of the notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each holder’s registered address or as otherwise provided in accordance with the procedures of DTC, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means with respect to a note at any redemption date, the greater of (1) 1.00% of the principal amount of such note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such note on November 1, 2014 (such redemption price being described in the first paragraph in this “—Optional Redemption” section exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such note through November 1, 2014 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after November 1, 2014, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated by the Issuers on the third Business Day immediately preceding the redemption date, in each case, plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes from the redemption date to November 1, 2014, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to November 1, 2014.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of three, or such lesser number as is obtained by the Issuers, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Issuers.

“Reference Treasury Dealer” means Banc of America Securities LLC and its successors and assigns, Citigroup Global Markets, Inc. and its successors and assigns, J.P. Morgan Securities LLC and its successors and assigns, and Wells Fargo Securities LLC and its successors and assigns.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuers, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to November 1, 2013, the Issuers are entitled, at their option, to use an amount equal to all or a portion of the Net Cash Proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the notes (together with any additional notes) issued under the Indenture at a redemption price of 108.125% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that:

(1)	at least 65% of the principal amount of notes originally issued under the Indenture remains outstanding immediately after such redemption; and

(2)	the Issuers make such redemption not more than 120 days after the consummation of any such Equity Offering.

The Issuers or their Affiliates are entitled to acquire notes by means other than a redemption from time to time, including through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, so long as such acquisition does not otherwise violate the terms of the Indenture, upon such terms and at such prices as the Issuers or their Affiliates may determine, which may be more or less than the consideration for which the notes offered hereby are being sold and may be less than any redemption price then in effect and could be for cash or other consideration.

Selection and Notice of Redemption for Optional Redemptions

In the event that the Issuers elect to redeem less than all of the notes, selection of the notes for redemption will be made by the trustee either:

(1)	in compliance with the requirements of the principal national securities exchange, if any, on which the notes are then listed; or

(2)	on a pro rata basis, by lot or by such method as the trustee will deem fair and appropriate.

No notes of a principal amount of $2,000 or less will be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the trustee will select the notes on a pro rata basis to the extent practicable, by lot or such other method as the trustee in its sole discretion shall deem to be fair and appropriate, unless another method is required by law or applicable exchange or depositary requirements (subject to DTC procedures). Notice of redemption will be mailed by first-class mail or as otherwise provided in accordance with the procedures of DTC at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may be given prior to the completion of an Equity Offering, and any redemption or notice may, at the Issuers’ discretion, be subject to the completion of an Equity Offering. Unless the Issuers default in the payment of the redemption price, on and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

Sinking Fund

There will be no sinking fund payments for the notes.

Ranking

The notes are senior unsecured obligations of the Issuers, and rank equally in right of payment with other existing and future unsecured senior Indebtedness of the Issuers. The notes are effectively junior to all of the Issuers’ and the Issuers’ consolidated Subsidiaries’ secured Indebtedness to the extent of the value of the collateral securing such debt, including our $100.0 million senior secured revolving credit facility and our mortgage indebtedness, and structurally subordinated to all Indebtedness of any non-guarantor Subsidiaries. As of September 30, 2010, after giving pro forma effect to the offering of the Old Notes and the use of proceeds and the effectiveness of our senior secured revolving credit facility, the Separation and the REIT Conversion Merger:

(i)	we had approximately $387.7 million of Indebtedness outstanding;

(ii)	we had approximately $156.7 million ($162.2 million after giving effect to the October 2010 mortgage refinancings) of Secured Indebtedness (all of which would be effectively senior to the Notes to the extent of the value of the underlying assets); and

(iii)	we had approximately $87.6 million in borrowings available under our senior secured revolving credit facility given the borrowing base requirements of the facility (all of which would be effectively senior to the notes to the extent of the value of the underlying assets).

The guarantees of each Guarantor are unsecured senior obligations of such Guarantor and rank equally in right of payment with all existing and future unsecured senior Indebtedness of such Guarantor. The guarantees of our Guarantors are effectively subordinated to all of the Secured Indebtedness of such Guarantor, to the extent of the value of the underlying assets. See “—Guaranties and Subsidiary Guarantors” for a description of which entities will guarantee the notes.

Suspension of Covenants

During a Suspension Period, the Parent and its Restricted Subsidiaries will not be subject to the following corresponding provisions of the Indenture:

•	“—Covenants—Limitation on Indebtedness”;

•	“—Covenants—Maintenance of Total Unencumbered Assets”;

•	“—Covenants—Limitation on Restricted Payments”;

•	“—Covenants—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

•	“—Covenants—Future Guaranties by Restricted Subsidiaries”;

•	“—Covenants—Limitation on Transactions with Affiliates”; and

•	“—Covenants—Limitation on Asset Sales.”

All other provisions of the Indenture will apply at all times during any Suspension Period so long as any notes remain outstanding thereunder.

“Suspension Period” means any period:

(1) beginning on the date that:

(A)	the notes have Investment Grade Status;

(B)	no Default or Event of Default has occurred and is continuing; and

(C)	the Issuers have delivered an officers’ certificate to the trustee certifying that the conditions set forth in clauses (A) and (B) above are satisfied; and

(2) ending on the date (the “Reversion Date”) that the notes cease to have Investment Grade Status.

On each Reversion Date, all Indebtedness, liens thereon and dividend blockages incurred during the Suspension Period prior to such Reversion Date will be deemed to have been outstanding on the Closing Date.

For purposes of calculating the amount available to be made as Restricted Payments under clause (C) of the first paragraph of the “—Limitation on Restricted Payments” covenant, calculations under that clause will be made with reference to the Transaction Date, as set forth in that clause. Accordingly, (x) Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (1) through (12) under the third paragraph under the “Limitation on Restricted Payments” covenant will reduce the amount available to be made as Restricted Payments under clause (C) of the first paragraph of such covenant; provided, however, that the amount available to be made as a Restricted Payment on the Transaction Date shall not be reduced to below zero solely as a result of such Restricted Payments, but may be reduced to below zero as a result of negative cumulative Adjusted Consolidated Net Income or Funds from Operations during the Suspension Period, as applicable, for the purpose of the first or second bullet under clause (C) of the first paragraph of such covenant, and (y) the items specified in the six bullets under clause (C) of the first paragraph of such covenant that occur during the Suspension Period will increase the amount available to be made as Restricted Payment under clause (C) of the first paragraph of such covenant. Any Restricted Payment made during the Suspension Period that are of the type described in the third paragraph of the “Limitation on Restricted Payments” covenant (other than the Restricted Payment referred to in clause (2) of the such third paragraph or an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) of such third paragraph), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3) and (4) of the third paragraph of the “Limitation on Restricted Payments” covenant shall be included in calculating the amounts permitted to be incurred under such clause (C) on each Reversion Date. For purposes of the “—Limitation on Asset Sales” covenant, on each Reversion Date, the unutilized Excess Proceeds will be reset to zero. No Default or Event of Default will be deemed to have occurred on the Reversion Date (or thereafter) under any Suspended Covenant solely as a result of any actions taken by the Parent, the Issuers or any Restricted Subsidiaries thereof, or events occurring, during the Suspension Period. For purposes of the “—Maintenance of Total Unencumbered Assets” covenant, if the Issuers and their Restricted Subsidiaries are not in compliance with such covenant as of a Reversion Date, no Default or Event of Default will be deemed to have occurred for up to 120 days following the Reversion Date, provided that neither the Issuers nor any of their Restricted Subsidiaries shall incur any Secured Indebtedness until such time that the requirements of such covenant have been.

Separation Transactions

The Indenture provides that notwithstanding any of the covenants or obligations of the Parent, the Issuers or any of the Restricted Subsidiaries described under “—Covenants,” “—Consolidation, Merger and Sale of Assets” and “—Repurchase of Notes upon a Change of Control,” any action taken by any of the Parent, the Issuers or any Restricted Subsidiary in connection with or incidental to the completion of the Separation and the REIT Conversion Merger was permitted under those covenants and obligations without restriction.

Covenants

The Indenture contains, among others, the following covenants:

Limitation on Indebtedness

(1) The Parent will not Incur any Indebtedness (including Acquired Indebtedness) other than the guarantees issued on the Closing Date, other Indebtedness existing on the Closing Date, and guarantees of Indebtedness of the Issuers or any other Restricted Subsidiary of the Parent provided such Indebtedness is permitted by and made in accordance with this covenant. The Parent will not permit any of its Restricted Subsidiaries (including the Issuers) to Incur any Indebtedness (including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such additional Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Indebtedness of the Parent and its Restricted Subsidiaries on a consolidated basis is greater than 60% of Adjusted Total Assets.

(2) The Issuers will not, and will not permit any of their Restricted Subsidiaries to, Incur any Secured Indebtedness (including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Secured Indebtedness of the Issuers and their Restricted Subsidiaries on a consolidated basis is greater than 40% of Adjusted Total Assets.

(3) The Parent will not permit any of its Restricted Subsidiaries (including the Issuers) to Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuers or any of the Subsidiary Guarantors may Incur Indebtedness (including Acquired Indebtedness) if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Issuers and their Restricted Subsidiaries on a consolidated basis would be at least 2.0 to 1.0.

(4) Notwithstanding paragraphs (1), (2) or (3) above, the Parent or any of its Restricted Subsidiaries (except as specified below) may Incur each and all of the following:

(A)	Indebtedness of the Parent, the Issuers or any of Subsidiary Guarantors outstanding under any Credit Facility at any time in an aggregate principal amount not to exceed $200 million;

(B)	Indebtedness of the Issuers or any of their Restricted Subsidiaries owed to:

•	the Issuers evidenced by an unsubordinated promissory note, or

•	any Restricted Subsidiary;

provided, however, that any event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Issuers or any subsequent transfer of such Indebtedness (other than to the Issuers or any other Restricted Subsidiary of the Issuers ) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (B);

(C)	Indebtedness of the Issuers or any of their Restricted Subsidiaries under Currency Agreements and Interest Rate Agreements; provided that such agreements (i) are designed solely to protect the Issuers or any of their Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates (whether fluctuations of fixed to floating rate interest or floating to fixed rate interest) and (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

(D)	Indebtedness of the Issuers or any of the Subsidiary Guarantors, to the extent the net proceeds thereof are promptly:

•	used to purchase notes tendered in an Offer to Purchase made as a result of a Change in Control, or

•	used to redeem all the notes as described above under “Optional Redemption,”

•	deposited to defease the notes as described below under “Defeasance,” or

•	deposited to discharge the obligations under the notes and Indenture as described below under “Satisfaction and Discharge”;

(E)	(i) Guarantees of Indebtedness of the Issuers or any of the Subsidiary Guarantors by the Parent, (ii) Guarantees of Indebtedness of the Issuers by any of their Restricted Subsidiaries provided the guarantee of such Indebtedness is permitted by and made in accordance with the “Future Guaranties by Restricted Subsidiaries” covenant described below, and (iii) any Guarantees by a Subsidiary Guarantor of any Indebtedness of any other Subsidiary Guarantor;

(F)	Existing Indebtedness;

(G)	Indebtedness represented by the notes and the Guaranties issued on the Closing Date and the Exchange Notes and related exchange guarantees to be issued in exchange for the Old Notes and Guaranties pursuant to the Registration Rights Agreement;

(H)	Indebtedness consisting of obligations to pay insurance premiums incurred in the ordinary course of business;

(I)	Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business;

(J)	Indebtedness in respect of workers’ compensation claims, self-insurance obligations, indemnities, bankers’ acceptances, performance, completion and surety bonds or guarantees and similar types of obligations in the ordinary course of business;

(K)	Indebtedness represented by cash management obligations and other obligations in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(L)	Indebtedness supported by a letter of credit procured by the Issuers or their Restricted Subsidiaries in a principal amount not in excess of the stated amount of such letter of credit and where the underlying Indebtedness would otherwise be permitted;

(M)	Guarantees (a) incurred in the ordinary course of business or (b) constituting Investments that are (i) included in the calculation of the amount available to be made as Restricted Payments under clause (C) of the first paragraph of the “—Limitation on Restricted Payments” covenant, (ii) made pursuant to clause (12) under the third paragraph under the “Limitation on Restricted Payments” covenant or (iii) made in reliance on clause (9) or (18) of the definition of “Permitted Investments”;

(N)	Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the provisions of paragraphs (1), (2) or (3) of this covenant or clauses (F), (G), (N), (O), or (P) of this paragraph (4);

(O)	Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors in aggregate principal amount at any time outstanding not to exceed, when taken together with all then outstanding net Investments in Unrestricted Subsidiaries and joint ventures made in reliance on clause (9) of the definition of “Permitted Investments,” the greater of $15 million and 2.0% of the Adjusted Total Assets of such Restricted Subsidiaries; provided, however, that any Permitted Refinancing Indebtedness incurred under clause (N) above in respect of such Indebtedness shall be deemed to have been incurred under this clause (O) for purposes of determining the amount of Indebtedness that may at any time be incurred under this clause (O); or

(P)	additional Indebtedness of the Issuers and Restricted Subsidiaries in aggregate principal amount at any time outstanding not to exceed the greater of $15 million and 2.0% of Parent’s Adjusted Total Assets; provided, however, that any Permitted Refinancing Indebtedness incurred under clause (N) above in respect of such Indebtedness shall be deemed to have been incurred under this clause (P) for purposes of determining the amount of Indebtedness that may at any time be incurred under this clause (P).

(5) Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that the Parent or any of its Restricted Subsidiaries may Incur pursuant to this “Limitation on Indebtedness” covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

(6) For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant,

•

Indebtedness Incurred and outstanding under the Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (A) of paragraph (4) of this “Limitation on Indebtedness” covenant, and

•	Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (A) through (P) of paragraph (4) above or is entitled to be incurred pursuant to paragraphs (1), (2) and (3) above, the Issuers shall, in their sole discretion, be entitled to classify all or a portion of such item of Indebtedness on the date of its incurrence or issuance and determine the order of such incurrence or issuance (and may later reclassify such item of Indebtedness) and may divide and classify such Indebtedness in more than one of the types of Indebtedness described. At any time that the Issuers would be entitled to have incurred any then outstanding Indebtedness under clause (1), (2) and (3) of this covenant, such Indebtedness shall be automatically reclassified into Indebtedness incurred pursuant to those paragraphs. Notwithstanding the foregoing, any Indebtedness Incurred and outstanding under the Credit Agreement on or prior to the Closing Date shall be deemed to have been incurred under clause (A) of paragraph (4) above and may not be reclassified. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness, but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, however, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Maintenance of Total Unencumbered Assets

The Issuers and their Restricted Subsidiaries will maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Issuers and their Restricted Subsidiaries on a consolidated basis.

Limitation on Restricted Payments

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on or with respect to Capital Stock of the Parent or any Restricted Subsidiary of the Parent held by Persons other than the Parent or any of its Restricted Subsidiaries, other than (i) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (ii) pro rata dividends or other distributions made by a Subsidiary that is not wholly owned to minority stockholders (or owners of equivalent interests in the event the Subsidiary is not a corporation);

(2)	purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Parent held by any Person (other than a Restricted Subsidiary of the Parent);

(3)

make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Issuers that is subordinated in right of payment to the notes or Indebtedness of a Subsidiary Guarantor that is subordinated in right of payment to the Subsidiary Guaranty of such Subsidiary Guarantor, in each case excluding (i) any intercompany Indebtedness between or among the Parent, the Issuers or any of the Subsidiary Guarantors, (ii) the Existing Notes and (iii) the payment, purchase, redemption, defeasance, acquisition or retirement (collectively, a “purchase”) of such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement; or

(4)	make an Investment, other than a Permitted Investment, in any Person

(such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)	a Default or Event of Default shall have occurred and be continuing,

(B)	the Issuers could not Incur at least $1.00 of Indebtedness under paragraphs (1) and (3) of the “Limitation on Indebtedness” covenant, or

(C)	the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors of the Parent, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of, without duplication:

•

50% of the aggregate amount of Adjusted Consolidated Net Income (or, if Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning October 1, 2010 and ending on the last day of the last fiscal quarter preceding the earlier of the REIT Conversion Effective Date and the Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the “SEC Reports and Reports to Holders” covenant (or if no such reports have yet been required to be filed with the SEC pursuant to the Indenture, for which internal financial statements are available), plus

•

95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the REIT Conversion Effective Date occurs and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the “SEC Reports and Reports to Holders” covenant (or if no such reports have yet been required to be filed with the SEC pursuant to the Indenture, for which internal financial statements are available), plus

•

100% of the aggregate Net Cash Proceeds received by the Parent after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Parent, including from an issuance or sale permitted by the Indenture of Indebtedness of the Parent or any of its Restricted Subsidiaries for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Parent, or from the issuance to a Person who is not a Subsidiary of the Parent of any options, warrants or other rights to acquire Capital Stock of the Parent (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder for cash or Indebtedness, or are required to be redeemed, prior to the Stated Maturity of the notes), plus

•

an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person after the Closing Date resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Parent or any of its Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income or Funds From Operations) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”) not to exceed, in each case, the amount of Investments previously made by the Parent and its Restricted Subsidiaries in such Person or Unrestricted Subsidiary and treated as a Restricted Payment, plus

•

the fair market value of noncash tangible assets or Capital Stock acquired in exchange for an issuance of Capital Stock (other than Disqualified Stock or Capital Stock issued in exchange for Capital Stock of the Parent utilized pursuant to clauses (3) or (4) of the second succeeding paragraph) of the Parent subsequent to the Closing Date (including upon conversion or exchange of the Common Units for Capital Stock of the Parent, in which case the fair market value shall equal the fair market value received upon issuance of such Common Units), plus

•

without duplication, in the event the Parent or any Restricted Subsidiary of the Parent makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the Parent, an amount not to exceed the amount of Investments previously made by the Parent and its Restricted Subsidiaries in such Person and treated as a Restricted Payment.

Notwithstanding the foregoing, from and after the REIT Conversion Effective Date, the Parent and any of its Restricted Subsidiaries may declare or pay any dividend or make any distribution or take other action (that would have otherwise been a Restricted Payment) that is necessary to maintain the Parent’s status as a REIT under the Code if (i) the aggregate principal amount of all outstanding Indebtedness of the Parent and its Restricted Subsidiaries on a consolidated basis at such time is less than 60% of Adjusted Total Assets; and (ii) no Default or Event of Default shall have occurred and be continuing.

The foregoing provisions shall not be violated by reason of:

(1)	the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, as the case may be, if, at said date of declaration or notice, such payment would comply with the foregoing paragraph;

(2)	the payment, redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes or to a Subsidiary Guaranty including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under paragraph (1), (2) or (3) or clause (N) of paragraph (4) of the “Limitation on Indebtedness” covenant;

(3)	(a) the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Parent (other than any Disqualified Stock or any Capital Stock sold to a Restricted Subsidiary of the Parent or to an employee stock ownership plan or any trust established by the Parent) or from substantially concurrent contributions to the equity capital of the Parent (collectively, including any such contributions, “Refunding Capital Stock”) (with any offering within 45 days deemed as substantially concurrent); and (b) the declaration and payment of accrued dividends on any Capital Stock redeemed, repurchased, retired, defeased or acquired out of the proceeds of the sale of Refunding Capital Stock within 45 days of such sale; provided, that the amount of any such proceeds or contributions that are utilized for any Restricted Payment pursuant to this clause (3) shall be excluded from the amount described in the third bullet of clause (4)(C) of this covenant;

(4)	the making of any principal payment on, or the repurchase, redemption, retirement, defeasance or other acquisition for value of, Indebtedness of the Issuers which is subordinated in right of payment to the notes or Indebtedness of a Subsidiary Guarantor which is subordinated in right of payment to the Subsidiary Guaranty of such Subsidiary Guarantor in exchange for, or out of the proceeds of, an issuance of, shares of the Capital Stock (other than Disqualified Stock) of the Parent (or options, warrants or other rights to acquire such Capital Stock) within 90 days of such principal payment, repurchase, redemption, retirement, defeasance or other acquisition;

(5)	payments or distributions, to dissenting stockholders pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Parent;

(6)	the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Parent held by any member of the Parent’s (or any of its Restricted Subsidiaries’) any current or former officer, director, consultant or employee of the Parent or any of its Restricted Subsidiaries (or any permitted transferees, assigns, estates or heirs of any of the foregoing); provided, however, the aggregate amount paid by the Parent and its Restricted Subsidiaries pursuant to this clause (6) shall not exceed $5 million in any calendar year (excluding for purposes of calculating such amount the amount paid for Capital Stock repurchased, redeemed, acquired or retired with the cash proceeds from the repayment of outstanding loans previously made by the Parent or a Restricted Subsidiary thereof for the purpose of financing the acquisition of such Capital Stock), with unused amounts in any calendar year being carried over for one additional calendar year; provided further, that such amount in any calendar year may be increased by an amount not to exceed: (A) the net cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Parent, in each case, to members of management, directors or consultants of the Parent or any of its Subsidiaries that occurs after the Closing Date, to the extent such cash proceeds (i) have not otherwise been and are not thereafter applied to permit the payment of any other Restricted Payment or (ii) are not attributable to loans made by the Parent or a Restricted Subsidiary thereof for the purpose of financing the acquisition of such Capital Stock, plus (B) the cash proceeds of key man life insurance policies received by the Parent and its Restricted Subsidiaries after the Closing Date, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (6); provided further, however, that cancellation of Indebtedness owing to the Parent from members of management of the Parent or any Restricted Subsidiary thereof in connection with a repurchase of Capital Stock of the Parent shall not be deemed to constitute a Restricted Payment for purposes of the Indenture;

(7)	the repurchase of Capital Stock deemed to occur (i) upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof, and (ii) in connection with the withholding of a portion of the Capital Stock granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

(8)	upon the occurrence of a Change of Control (or similarly defined term in other Indebtedness) and within 90 days after completion of the Offer to Purchase (including the purchase of all notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuers or any Subsidiary Guarantor that is contractually subordinated to the notes or to any Subsidiary Guaranty that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control (or similarly defined term in other Indebtedness), at a purchase price not greater than 101% of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(9)	within 90 days after completion of any offer to repurchase notes pursuant to the covenant described above under the caption “—Limitation on Asset Sales” (including the purchase of all notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuers or any Subsidiary Guarantor that is contractually subordinated to the notes or to any Subsidiary Guaranty that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale (or similarly defined term in such other Indebtedness), at a purchase price not greater than 100% of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(10)	the payment of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of the Parent;

(11)	Restricted Payments made in connection with the Separation and the REIT Conversion Merger and fees and expenses related thereto, to the extent permitted by the covenant described under “—Limitation on Transactions with Affiliates”; or

(12)	additional Restricted Payments in an aggregate amount not to exceed $15 million;

provided, however, that, except in the case of clauses (1) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a direct consequence of the actions or payments set forth therein.

The net amount of any Restricted Payment permitted pursuant to the second paragraph of this covenant and clause (1) of the immediately preceding paragraph shall be included in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. The net amount of any Restricted Payment permitted pursuant to clauses (2) through (12) of the immediately preceding paragraph shall be excluded in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Parent or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. In determining whether any Restricted Payment is permitted by the covenant described under the caption “—Limitation on Restricted Payments,” the Parent and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (12) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the first paragraph under “—Limitation on Restricted Payments” (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the covenant described under the caption “—Limitation on Restricted Payments.”

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Parent will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

•	pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Parent or any of its Restricted Subsidiaries,

•	pay any Indebtedness owed to the Parent or any other Restricted Subsidiary,

•	make loans or advances to the Parent or any other Restricted Subsidiary, or

•	transfer its property or assets to the Parent or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1)	existing under, by reason of or with respect to, the Indenture, the Credit Agreement and any other agreement in effect on the Closing Date as in effect on the Closing Date, and any amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements of such agreements; provided, however, that the encumbrances and restrictions in any such amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements are not materially more restrictive, taken as a whole, than those in effect on the Closing Date;

(2)	existing under, by reason of or with respect to any other Credit Facility of the Issuers permitted under the Indenture; provided, however, that the encumbrances and restrictions contained in the agreement or agreements governing the other Credit Facility are not materially more restrictive, taken as a whole, than those contained in the Credit Agreement (with respect to other credit agreements) or the Indenture (with respect to other indentures), in each case as in effect on the Closing Date;

(3)	existing under, by reason of or with respect to applicable law, rule, regulation or administrative or court order;

(4)	existing with respect to any Person or the property or assets of such Person acquired by the Parent or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements thereof; provided, however, that the encumbrances and restrictions in any such amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements are entered into in the ordinary course of business or not materially more restrictive, taken as a whole, than those contained in the instruments or agreements with respect to such Person or its property or assets as in effect on the date of such acquisition;

(5)	existing under, by reason of or with respect to provisions in joint venture, operating or similar agreements;

(6)	in the case of the last bullet in the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant:

•	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

•

existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Parent or any Restricted Subsidiary not otherwise prohibited by the Indenture,

•

existing under, by reason of or with respect to (i) purchase money obligations for property acquired in the ordinary course of business or (ii) capital leases or operating leases that impose encumbrances or restrictions on the property so acquired or covered thereby, or

•

arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Parent or any Restricted Subsidiary in any manner material to the Parent and its Restricted Subsidiaries taken as a whole;

(7)	with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock of, or property and assets of, such Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the closing of such sale or other disposition;

(8)	existing under, by reason of or with respect to Indebtedness permitted to be incurred pursuant to paragraph (4)(N) of the covenant described under “—Limitation on Indebtedness;” provided, that the encumbrances and restrictions contained in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

(9)	contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

•	the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement,

•

the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by the good faith judgment of the Parent), and

•	the Parent, in its good faith, determines that such an encumbrance or restriction will not materially affect the Issuers’ ability to make principal or interest payments on the notes.

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent the Parent or any Restricted Subsidiary from restricting the sale or other disposition of property or assets of the Parent or any of its Restricted Subsidiaries that secure Indebtedness of the Issuers or any of their Restricted Subsidiaries. For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock, and (2) the subordination of loans or advances made to a Restricted Subsidiary to other Indebtedness incurred by such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Future Guaranties by Restricted Subsidiaries

The Parent will not permit any Restricted Subsidiary of the Issuers, directly or indirectly, to Guarantee any Indebtedness of the Issuers or of a Subsidiary Guarantor that ranks equally with or subordinate in right of payment to the notes (or the applicable Subsidiary Guaranty) (“Guaranteed Indebtedness”), unless in either case such Restricted Subsidiary within 30 calendar days executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guaranty by such Restricted Subsidiary; provided, however, that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary. The Parent may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 calendar day period described above.

If the Guaranteed Indebtedness:

•	ranks equally with the notes in right of payment, then the Guarantee of such Guaranteed Indebtedness shall rank equally with, or subordinate to, the Subsidiary Guaranty in right of payment; or

•

is subordinate in right of payment to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guaranty at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

Any such Subsidiary Guaranty by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1)	any sale, exchange or transfer, to any Person not a Subsidiary of the Parent of Capital Stock held by the Parent and its Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) such that, immediately after giving effect to such transaction, such Restricted Subsidiary would no longer constitute a Subsidiary of the Parent,

(2)	in connection with the merger or consolidation of a Subsidiary Guarantor with (a) an Issuer or (b) any other Guarantor (provided that the surviving entity remains a Guarantor),

(3)	if Parent properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under the Indenture,

(4)	upon the Legal Defeasance (as defined below) or Covenant Defeasance (as defined below) or satisfaction and discharge of the Indenture,

(5)	upon a liquidation or dissolution of a Subsidiary Guarantor permitted under the Indenture, or

(6)	the release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guaranty, except a discharge or release by or as a result of payment under such Guarantee.

In addition, any Subsidiary Guaranty provided by a Future Sabra Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged if (i) such Future Sabra Subsidiary ceases to guarantee obligations under the Credit Agreement or ceases to constitute a co-borrower with respect to the Credit Agreement, in either case in connection with a secured financing transaction with respect to real property owned by such entity and (ii) the proceeds from any such secured financing transaction are applied solely for one or more of the uses described in clauses (1) through (7) of the third paragraph under the “Limitation on Asset Sales” covenant.

Limitation on Transactions with Affiliates

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction (including the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Parent or with any Affiliate of the Parent or any of its Restricted Subsidiaries, in each case involving consideration in excess of $2.5 million, except upon terms that are not materially less favorable to the Parent or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1)	transactions (A) approved by a majority of the disinterested directors of the Board of Directors of the Parent or (B) for which the Parent or any Restricted Subsidiary delivers to the trustee a written opinion of a nationally recognized investment banking, appraisal or accounting firm stating that the transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view;

(2)	any transaction solely between the Parent and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

(3)	the payment of reasonable fees and compensation to, and indemnification and similar arrangements on behalf of, current, former or future directors of the Parent or any Restricted Subsidiary;

(4)	the issuance or sale of Capital Stock (other than Disqualified Stock) of the Parent;

(5)	any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant;

(6)	any contracts, instruments or other agreements or arrangements in each case as in effect on the date of the Indenture, and any transactions pursuant thereto or contemplated thereby, or any amendment, modification or supplemental thereto or any replacement thereof entered into from time to time, as long as such agreement or arrangements as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Parent and the Restricted Subsidiaries at the time executed than the original agreement or arrangements as in effect on the date of the Indenture;

(7)	any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Parent or any Restricted Subsidiary with current, former or future officers and employees of the Parent or such Restricted Subsidiary and the payment of compensation to officers and employees of the Parent or any Restricted Subsidiary (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(8)	loans and advances to officers and employees of the Parent or any Restricted Subsidiary or guarantees in respect thereof (or cancellation of such loans, advances or guarantees), for bona fide business purposes, including for reasonable moving and relocation, entertainment and travel expenses and similar expenses, made in the ordinary course of business and consistent with past practice;

(9)	transactions with a Person that is an Affiliate of the Parent solely because the Parent, directly or indirectly, owns Capital Stock of, or controls such Person;

(10)	any transaction with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; or

(11)	the entering into or amending of any tax sharing, allocation or similar agreement and any payments thereunder.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on Transactions with Affiliates” covenant and not covered by (2) through (11) of the immediately foregoing paragraph:

•	the aggregate amount of which exceeds $10 million in value must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above; and

•	the aggregate amount of which exceeds $25 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

Limitation on Asset Sales

The Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1)	the consideration received by the Parent or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

(2)	at least 75% of the consideration received consists of cash, Temporary Cash Investments or Replacement Assets, or a combination of cash, Temporary Cash Investments or Replacement Assets; provided, however, with respect to the sale of one or more properties that up to 75% of the consideration may consist of indebtedness of the purchaser of such properties so long as such Indebtedness is secured by a first priority Lien on the property or properties sold.

For purposes of this provision, each of the following shall be deemed to be cash:

(a)	any liabilities of the Parent or any Restricted Subsidiary (as shown on the most recent consolidated balance sheet of the Parent and its Restricted Subsidiaries other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guaranty) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Parent or any such Restricted Subsidiary from further liability with respect to such liabilities or that are assumed by contract or operation of law;

(b)	any securities, notes or other obligations received by the Issuers or any such Restricted Subsidiary from such transferee that are converted by the Issuers or such Restricted Subsidiary into cash or Temporary Cash Investments within 180 days (to the extent of the cash or Temporary Cash Investments received in that conversion); and

(c)	any Designated Non-Cash Consideration received by the Issuers or any such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed the greater of (x) $15 million and (y) 2.0% of the Parent’s Adjusted Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Parent or any such Restricted Subsidiary may apply such Net Cash Proceeds:

(1)	to prepay, repay, redeem or purchase Pari Passu Indebtedness of the Issuer or a Subsidiary Guarantor that is Secured Indebtedness (in each case other than Indebtedness owed to the Parent or an Affiliate of the Parent);

(2)	to make an Investment in (provided such Investment is in the form of Capital Stock), or to acquire all or substantially all of the assets of, a Person engaged in a Permitted Business if such Person is, or will become as a result thereof, a Restricted Subsidiary;

(3)	to prepay, repay, redeem or purchase Pari Passu Indebtedness of the Issuer or of any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor; provided, however, that if the Parent, the Issuers or a Subsidiary Guarantor shall so prepay, repay, redeem or purchase any such Pari Passu Indebtedness, the Issuers will equally and ratably reduce obligations under the notes if the notes are then prepayable or, if the notes may not then be prepaid, the Issuers shall make an offer (in accordance with the procedures set forth below) with the ratable proceeds to all holders to purchase their notes at 100% of the principal amount thereof, plus accrued but unpaid interest, if any, thereon, up to the principal amount of notes that would otherwise be prepaid;

(4)	to fund all or a portion of an optional redemption of the notes as described under “—Optional Redemption”;

(5)	to make a capital expenditure;

(6)	to acquire Replacement Assets to be used or that are useful in a Permitted Business; or

(7)	any combination of the foregoing;

provided, that the Parent will be deemed to have complied with the provisions described in clauses (2), (5) and (6) of this paragraph if and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, the Parent or any of its Restricted Subsidiaries has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Permitted Business, acquire Replacement Assets or make a capital expenditure in compliance with the provisions described in clauses (2), (5) and (6) of this paragraph, and that acquisition, purchase or capital expenditure is thereafter completed within 180 days after the end of such 365-day period. Pending the final application of any such Net Cash Proceeds, the Parent may temporarily reduce the revolving Indebtedness under any Credit Facility or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 365 day period as set forth in the third paragraph above and not so applied by the end of such period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant totals at least $15 million, the Issuers must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders of the notes and, to the extent required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness on a pro rata basis an aggregate principal amount of notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the notes (and Pari Passu Indebtedness), plus, in each case, accrued and unpaid interest (if any) to the Payment Date. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Parent may use such Excess Proceeds for any purpose not prohibited by the Indenture. If the aggregate purchase price of the notes and the other Pari Passu Indebtedness tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Parent shall select the notes to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $2,000 initial principal amount and multiples of $1,000 thereafter. Upon completion of each Offer to Purchase, the amount of Excess Proceeds related to such Asset Sale Offer shall be reset at zero. The Parent may satisfy the foregoing obligation with respect to any Net Cash Proceeds prior to the expiration of the relevant 365 day period (as such period may be extended in accordance with the Indenture. Nothing in this paragraph shall preclude the Issuers from making an Offer to Purchase even if the amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant totals less than $15 million.

Consolidation, Merger and Sale of Assets

The Parent will not consolidate with or merge with or into, or sell, convey, transfer or otherwise dispose of all or substantially of it and its Restricted Subsidiaries’ (taken as a whole) property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Parent unless:

(1)	the Parent shall be the continuing Person, or the Person (if other than the Parent) formed by such consolidation or into which the Parent is merged or that acquired or leased such property and assets of the Parent shall be a corporation, limited liability company, partnership (including a limited partnership) or trust organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of the Parent on its Guaranty and under the Indenture (provided that in the case of a limited liability company, partnership (including a limited partnership) or trust, there shall also be a corporation organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof which shall expressly jointly with such limited liability company, partnership (including a limited partnership) or trust, assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of the Parent on its Guaranty and under the Indenture);

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable Four-Quarter Period, on a pro forma basis the Issuers, or any Person becoming the successor obligor of the notes, as the case may be, could Incur at least $1.00 of Indebtedness under paragraphs (1) and (3) of the “Limitation on Indebtedness” covenant; provided, however, that this clause (3) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary; and

(4)	the Parent delivers to the trustee an officers’ certificate (attaching the arithmetic computations to demonstrate compliance with clause (3) above) and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with and, with respect to the opinion of counsel, that the supplemental indenture constitutes a valid and binding obligation enforceable against the Parent, or the Person (if other than the Parent) formed by such consolidation or into which the Parent is merged or that acquired all or substantially all of the Parent’s and its Restricted Subsidiaries’ property and assets;

provided, however, that clause (3) above does not apply if, in the good faith determination of the Board of Directors of the Parent, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of domicile of the Parent; provided further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

The Parent will not permit the Issuers or any Subsidiary Guarantor to consolidate with or merge with or into, or convey or transfer, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)

the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Issuer or Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture, all the obligations of such Issuer or Subsidiary Guarantor, if any, under the notes or its Subsidiary Guaranty, as applicable; provided, however, that the foregoing requirement will not apply in the case of a Subsidiary Guarantor or all or substantially all of its assets (x) that has been disposed of in its entirety to another Person (other than to the Parent or an Affiliate of the Parent), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, so long as, in both cases, in connection therewith the Parent provides an Officers’ Certificate to the trustee to the effect that the Parent will comply with its obligations under the covenant described under “—Limitation on Asset Sales”;

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	the Parent delivers to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, complies with the Indenture and, with respect to the opinion of counsel, that the supplemental indenture constitutes a valid and binding obligation enforceable against the Issuers, the Subsidiary Guarantors, the Parent and the surviving Persons.

Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge with an Affiliate of the Parent or an Affiliate of the Parent or a Restricted Subsidiary of the Parent or another Subsidiary Guarantor solely for the purpose of changing the state of domicile of the Subsidiary Guarantor, (ii) merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor, the Issuers or the Parent, or (iii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Subsidiary Guarantor.

Notwithstanding any of the foregoing, (1) any transaction entered into in connection with and for purposes of effecting the Separation or the REIT Conversion Merger was not subject to this covenant, and (2) for the avoidance of doubt, the lease of all or substantially all of the assets of the Parent and its Restricted Subsidiaries shall not be subject to this covenant.

Repurchase of Notes upon a Change of Control

The Issuers must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest (if any) to the Payment Date.

There can be no assurance that the Issuers will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as any covenant that may be contained in other securities of the Issuers that might be outstanding at the time). The above covenant requiring the Issuers to repurchase the notes will, unless consents are obtained, require the Issuers to repay all indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

The Issuers will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Offer to Purchase made by the Issuers and purchases all notes validly tendered and not withdrawn under such Offer to Purchase or if notice of redemption has been given pursuant to “Optional Redemption” above. Notwithstanding anything to the contrary contained herein, an Offer to Purchase may be made in advance of a Change of Control, subject to one or more conditions precedent, including but not limited to the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Offer to Purchase is made.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Parent and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and Parent. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenant described under “—Covenants—Limitations on Indebtedness.” Such restrictions in the Indenture can be waived only with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The Credit Agreement also provides that the occurrence of certain change of control events with respect to the Parent would constitute a default thereunder. Future credit agreements that the Parent enters into may contain similar provisions. Such defaults could result in amounts outstanding under the Credit Agreement and such other agreements being declared immediately due and payable or lending commitments being terminated.

The definition of Change of Control includes a phrase relating to the sale, lease, exchange or other transfer of “all or substantially all” of the properties or assets of the Parent and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase such notes as a result of a sale, lease, exchange or other transfer of less than all of the assets of the Parent and its Subsidiaries taken as a whole to another Person or group may be uncertain.

A Change of Control would be triggered at such time as the majority of the members of the Board of Directors of the Parent no longer include individuals who constitute the Board of Directors of the Parent on the Closing Date (together with any new or replacement directors whose election or nomination was approved by a vote of at least a majority of the members of the Board of Directors then in office who were members on the Closing Date or whose election or nomination was so approved). You should note, however, that recent case law suggests that, in the event that incumbent directors are replaced as a result of a contested election, the Parent may nevertheless avoid triggering a Change of Control under a clause similar to the provision described in the prior sentence if the outgoing directors were to approve the new directors for the purpose of such Change of Control clause.

The provisions under the Indenture relative to the Issuers’ obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

SEC Reports and Reports to Holders

Whether or not the Parent is then required to file reports with the SEC, the Parent shall file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if it was subject thereto; provided, however, that, if filing such documents by the Parent with the SEC is not permitted under the Exchange Act, the Parent shall, within 15 days after the time the Parent would be required to file such information with the SEC if it were subject to Section 13 or 15(d) under the Exchange Act, provide such documents and reports to the trustee and upon written request supply copies of such documents and reports to any holder and shall post such documents and reports on the Parent’s public website. The Parent shall supply the trustee and each holder or shall supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information. Delivery of such information, documents and reports to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of its covenants hereunder (as to which the trustee is entitled to rely exclusively on officers’ certificates).

So long as permitted by the SEC, at any time that either (x) one or more Subsidiaries of Parent is an Unrestricted Subsidiary or (y) Parent holds directly any material assets (including Capital Stock) other than the Capital Stock of the Issuers and, in either case, such Unrestricted Subsidiary or other assets taken together would represent 5% or more of the Total Assets of Parent and its Subsidiaries as of the latest quarterly financial statements, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or any other comparable section, of the financial condition and results of operations of the Issuers and their Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries and other material assets of Parent.

The Parent shall also, within a reasonably prompt period of time following the disclosure of the annual and quarterly information required above, conduct a conference call with respect to such information and results of operations for the relevant reporting period. No fewer than three Business Days prior to (i) the disclosure of the annual, quarterly and periodic information required above and (ii) the date of the conference call required to be held in accordance with the preceding sentence, the Parent shall issue a press release to the appropriate internationally recognized wire services announcing the date that such information will be available and the time and date of such conference call.

Notwithstanding anything herein to the contrary, the Parent will not be deemed to have failed to comply with any of its obligations under this covenant for purposes of clause (4) under “Events of Default” until 30 days after the date any report hereunder is due.

Events of Default

Events of Default under the Indenture include the following:

(1)	default in the payment of principal of, or premium, if any, on any note when they are due and payable at maturity, upon acceleration, redemption or otherwise;

(2)	default in the payment of interest on any note when they are due and payable, and such default continues for a period of 30 days;

(3)	default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Parent or the failure by the Issuers to consummate an Offer to Purchase in accordance with the “—Covenants—Limitations on Asset Sales” or “—Repurchase of Notes upon a Change of Control” covenants;

(4)	the Parent defaults in the performance of or breaches any other covenant or agreement of the Parent in the Indenture or under the notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for 60 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the notes;

(5)	there occurs with respect to any issue or issues of Indebtedness of the Parent or any Significant Subsidiary having an outstanding principal amount of $15 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

•

an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or

•

the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(6)	any final and non-appealable judgment or order (not covered by insurance) for the payment of money in excess of $15 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not covered by insurance):

•	shall be rendered against the Parent or any Significant Subsidiary and shall not be paid or discharged, and

•

there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $15 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7)	a court of competent jurisdiction enters a decree or order for:

•	relief in respect of the Parent or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

•

appointment of a receiver, liquidator, assignee custodian, trustee, sequestrator or similar official of the Parent or any Significant Subsidiary or for all or substantially all of the property and assets of the Parent or any Significant Subsidiary, or

•

the winding up or liquidation of the affairs of the Parent or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(8)	the Parent or any Significant Subsidiary:

•

commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law,

•

consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Parent or such Significant Subsidiary or for all or substantially all of the property and assets of the Parent or such Significant Subsidiary, or

•	effects any general assignment for the benefit of its creditors.

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to the Parent or the Issuers) occurs and is continuing under the Indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Issuers (and to the trustee if such notice is given by the holders), may, and the trustee at the request of the holders of at least 25% in aggregate principal amount of the notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Parent or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event or Default specified in clause (7) or (8) above occurs with respect to the Parent or the Issuers, the principal of, premium, if any, and accrued interest on the notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes by written notice to the Issuers and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

•

all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived, and

•	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

As to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. A holder may not pursue any remedy with respect to the Indenture or the notes unless:

(1)	the holder gives the trustee written notice of a continuing Event of Default;

(2)	the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4)	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

The Indenture requires certain officers of the Parent to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Parent and its Restricted Subsidiaries and of its performance under the Indenture and that the Parent has fulfilled all obligations thereunder, or, if there has been a default in fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Parent will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the Indenture within 30 days of becoming aware of any such default unless such default has been cured before the end of the 30 day period.

Defeasance

The Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”) and cure all then existing Events of Default. Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the notes and the Guaranties, and the Indenture shall cease to be of further effect as to all outstanding notes and Guaranties, except as to

(1)	rights of holders to receive payments in respect of the principal of and interest on the notes when such payments are due from the trust funds referred to below,

(2)	the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)	the rights, powers, trust, duties, and immunities of the trustee, and the Issuers’ obligations in connection therewith, and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. The Issuers may exercise their Legal Defeasance option regardless of whether they previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuers, to pay the principal of and interest on the notes on the stated date for payment or on the redemption date of the notes,

(2)	in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel in the United States confirming that:

(a)	the Issuers have received from, or there has been published by the Internal Revenue Service, a ruling, or

(b)	since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3)	in the case of Covenant Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4)	no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens on the deposited funds in connection therewith),

(5)	the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the Indenture) to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound (other than any such Default or default relating to any Indebtedness being defeased from any borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens on the deposited funds in connection therewith),

(6)	the Issuers shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by them with the intent of preferring the holders over any other of their creditors or with the intent of defeating, hindering, delaying or defrauding any other of their creditors or others, and

(7)	the Issuers shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the officers’ certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when

(1)	either:

(a)	all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the trustee for cancellation; or

(b)	all notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Issuers directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuers have paid all other sums payable under the Indenture by the Parent or the Issuers; and

(3)	the Issuers have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification and Waiver

Subject to certain limited exceptions, modifications and amendments of the Indenture may be made by the Issuers and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any note,

(2)	reduce the principal amount of, or premium, if any, or interest on, any note,

(3)	change the place of payment of principal of, or premium, if any, or interest on, any note,

(4)	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note,

(5)	reduce the above-stated percentages of outstanding notes the consent of whose holders is necessary to modify or amend the Indenture,

(6)	waive a default in the payment of principal of, premium, if any, or interest on the notes (except a rescission of the declaration of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes then outstanding and a waiver of the payment default that resulted from such acceleration, so long as all other existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived),

(7)	voluntarily release a Guarantor of the notes, except as permitted by the Indenture,

(8)	reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or

(9)	modify or change any provisions of the Indenture affecting the ranking of the notes as to right of payment or the Guaranties in any manner adverse to the holders of the notes.

Notwithstanding the preceding, without the consent of any holder, the Parent, the Issuers, the Subsidiary Guarantors and trustee may amend the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption by a successor corporation of the obligations of the Parent, the Issuers or any Subsidiary Guarantor under the Indenture;

(3)	to provide for uncertificated notes in addition to or in place of certificated notes;

(4)	to add guaranties with respect to the notes, including any Subsidiary Guaranties, or to secure the notes;

(5)	to add to the covenants of the Parent, the Issuers or a Subsidiary Guarantor for the benefit of the holders or to surrender any right or power conferred upon the Parent, the Issuers or a Subsidiary Guarantor;

(6)	to make any change that does not adversely affect the rights of any Holder in any material respect;

(7)	to comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that (a) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer notes;

(9)	to conform the text of the Indenture or the Guaranties or the notes to any provision of the “Description of Notes” section of the offering memorandum relating to the Old Notes to the extent that such provision in the “Description of Notes” section of the offering memorandum relating to the Old Notes was intended to be a substantially verbatim recitation of a provision of the Indenture or the Guaranties or the notes;

(10)	evidence and provide for the acceptance of appointment by a successor trustee, provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(11)	provide for a reduction in the minimum denominations of the notes;

(12)	comply with the rules of any applicable securities depositary; or

(13)	to provide for the issuance of additional notes and related guarantees in accordance with the limitations set forth in the Indenture.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Parent is required to mail to holders a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Parent nor any Affiliate of the Parent may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to all holders and is paid to all holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Parent, the Issuers or the Guarantors in the Indenture, or in any of the notes or Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Parent, the Issuers or the Subsidiary Guarantors or of any successor Person thereof. Each holder, by accepting the notes, waives and releases all such liability.

Concerning the Trustee

The Indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference into the Indenture contain limitations on the rights of the trustee, should it become a creditor of the Parent or the Issuers, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Certain Definitions

Set forth below are definitions of certain terms contained in the Indenture that are used in this description. Please refer to the Indenture for the definition of other capitalized terms used in this description that are not defined below.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or that is assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary and not incurred by such Person in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided, however, that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) (before giving effect to cash dividends on preferred stock of the Parent or charges resulting from the redemption of preferred stock of the Parent) of the Parent and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP; provided, however, that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication:

(1)	the net income of any Person, other than the Parent or a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid in cash (or to the extent converted into cash) or Temporary Cash Investments to the Parent or any of its Restricted Subsidiaries by such Person during such period;

(2)	the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived for such entire period; provided, however, that Adjusted Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments made in cash (or to the extent converted into cash) or Temporary Cash Investments to the Parent or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(3)	the cumulative effect of a change in accounting principles;

(4)	(i) costs associated with initiating public company reporting, information technology implementation, and other similar start-up costs, not to exceed, in the case of this clause (4)(i), an aggregate of $5.0 million and (ii) any other non-recurring charges or expenses incurred in connection with the Separation and the REIT Conversion Merger and related transactions and the becoming of a separate operating company; and

(5)	any after-tax gains or losses attributable to Asset Sales.

“Adjusted Total Assets” means, for any Person, the sum of:

(1)	Total Assets for such Person as of the end of the fiscal quarter preceding the Transaction Date; and

(2)	any increase in Total Assets following the end of such quarter determined on a pro forma basis, including any pro forma increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of clarity, New Sun and its Subsidiaries will not be deemed to be directly or indirectly controlling, controlled by, or under direct or indirect common control with, Parent or its Subsidiaries, based upon the description of the corporate and business relationships of such two Persons and their respective Subsidiaries in the offering memorandum relating to the Old Notes; provided, however, that the foregoing shall not apply to the extent there develops any material change in such relationships after the REIT Conversion Merger Date.

“Asset Acquisition” means:

(1)	an investment by the Parent or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Parent or any of its Restricted Subsidiaries; provided, however, that such Person’s primary business is related, ancillary, incidental or complementary to the businesses of the Issuers or any of their Restricted Subsidiaries on the date of such investment; or

(2)	an acquisition by the Parent or any of its Restricted Subsidiaries from any other Person of assets that constitute substantially all of a division or line of business, or one or more properties, of such Person; provided, however, that the assets and properties acquired are related, ancillary, incidental or complementary to the businesses of the Issuers or any of their Restricted Subsidiaries on the date of such acquisition.

“Asset Disposition” means the sale or other disposition by the Parent or any of its Restricted Subsidiaries, other than to the Parent, the Issuers or another Restricted Subsidiary, of:

(1)	all or substantially all of the Capital Stock of any Restricted Subsidiary; or

(2)	all or substantially all of the assets that constitute a division or line of business, or one or more properties, of the Parent or any of its Restricted Subsidiaries.

“Asset Sale” means any sale, transfer or other disposition, including by way of merger, consolidation or Sale-Leaseback Transaction, in one transaction or a series of related transactions by the Parent or any of its Restricted Subsidiaries to any Person other than the Parent, the Issuers or any of their Restricted Subsidiaries of:

(1)	all or any of the Capital Stock of any Restricted Subsidiary of the Parent;

(2)	all or substantially all of the assets that constitute a division or line of business of the Parent or any of its Restricted Subsidiaries;

(3)	any property and assets of the Parent or any of its Restricted Subsidiaries outside the ordinary course of business of the Parent or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Parent;

provided, however, that “Asset Sale” shall not include:

•	the lease or sublease of any Real Estate Asset;

•	sales, leases, assignments, licenses, sublicenses, subleases or other dispositions of inventory, receivables and other current assets;

•	the sale, conveyance, transfer, lease, disposition or other transfer of all or substantially all of the assets of the Parent as permitted under “Consolidation, Merger and Sale of Assets”;

•	the license or sublicense of intellectual property or other general intangibles;

•

the issuance of Capital Stock by a Restricted Subsidiary in which the percentage interest (direct and indirect) in the Capital Stock of such Person owned by the Parent after giving effect to such issuance, is at least equal to the percentage interest prior to such issuance;

•	any issuance of Capital Stock (other than Disqualified Stock) by the Operating Partnership in order to acquire assets used or useful in a Permitted Business;

•	the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

•	any Restricted Payment permitted by the “Limitation on Restricted Payments” covenant or that constitutes a Permitted Investment;

•	sales, transfers or other dispositions of assets with a fair market value not in excess of $5.0 million in any transaction or series of related transactions;

•

sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (2) of the third paragraph of the “Limitation on Asset Sales” covenant;

•	sales or other dispositions of cash or Temporary Cash Investments;

•	the creation, granting, perfection or realization of any Lien permitted under the Indenture;

•

the lease, assignment or sublease of property in the ordinary course of business so long as the same does not materially interfere with the business of the Parent and its Restricted Subsidiaries, taken as a whole; and

•

sales, exchanges, transfers or other dispositions of damaged, worn-out or obsolete or otherwise unsuitable or unnecessary equipment or assets that, in the Parent’s reasonable judgment, are no longer used or useful in the business of the Parent or its Restricted Subsidiaries and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction. For purposes hereof such present value shall be calculated using a discount rate equal to the rate of interest implicit in such Sale and Leaseback Transaction, determined by lessee in good faith on a basis consistent with comparable determinations of Capitalized Lease Obligations under GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing:

(1)	the sum of the products of:

•	the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security; and

•	the amount of such principal payment, by

(2)	the sum of all such principal payments.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such Person, whether outstanding on the Closing Date or issued thereafter, including all Common Stock and Preferred Stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person. For clarity purposes, GAAP for purposes of this definition shall be deemed GAAP as in effect on the date of the Indenture.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Change of Control” means the occurrence of one or more of the following events:

(1)	any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Parent and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) (other than to the Parent or its Restricted Subsidiaries), provided, however, that for the avoidance of doubt, the lease of all or substantially all of the assets of the Parent and its Subsidiaries taken as a whole shall not constitute a Change of Control;

(2)	a “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Parent on a fully diluted basis;

(3)	the approval by the holders of Capital Stock of the Parent of any plan or proposal for the liquidation or dissolution of the Parent (whether or not otherwise in compliance with the provisions of the Indenture); or

(4)	individuals who on the Closing Date constituted the Board of Directors of the Parent (together with any new or replacement directors whose election by the Board of Directors of the Parent or whose nomination by the Board of Directors of the Parent for election by the Parent’s shareholders was approved by a vote of at least a majority of the members of the Board of Directors of the Parent then still in office who either were members of the Board of Directors of the Parent on the Closing Date or whose election or nomination for election was so approved) cease for any reason to constitute a majority of the members of the Board of Directors of the Parent then in office.

“Closing Date” means October 27, 2010.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means the common units of the Operating Partnership, as defined in the Operating Partnership’s limited partnership agreement.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Closing Date or issued thereafter, including all series and classes of common stock.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income (without duplication):

(1)	Consolidated Interest Expense;

(2)	provision for taxes based on income or profits or capital gains, including federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes;

(3)	depreciation and amortization (including without limitation amortization or impairment write-offs of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period);

(4)	the amount of (i) Separation Expenses and (ii) integration costs deducted (and not added back) in such period in computing Adjusted Consolidated Net Income, including any one-time direct transaction or restructuring costs incurred in connection with acquisitions, not to exceed for any period, in the case of this clause (ii), 10% of Consolidated EBITDA (calculated on a pro forma basis for any relevant transaction giving rise to the calculation of Consolidated EBITDA but before giving effect to the costs described in this clause (ii));

(5)	proceeds from any business interruption insurance;

(6)	any non-cash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors and employees of the Parent and any of its Subsidiaries;

(7)	all extraordinary or non-recurring non-cash gain or loss or expense, together with any related provision for taxes; and

(8)	all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), including any impairment charge or asset write-offs or write-downs related to intangible assets (including goodwill) and long-lived assets pursuant to GAAP, less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Parent and its Restricted Subsidiaries in conformity with GAAP.

Notwithstanding the preceding, the income taxes of, and the depreciation and amortization and other non-cash items of, a Subsidiary shall be added (or subtracted) to Adjusted Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that net income of such Subsidiary was included in calculating Adjusted Consolidated Net Income.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense, less the aggregate amount of interest income for such period, in respect of Indebtedness of the Parent and the Restricted Subsidiaries during such period, all as determined on a consolidated basis in conformity with GAAP including (without duplication):

•	the interest portion of any deferred payment obligations;

•	all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;

•	the net cash costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of the Parent or any of its Restricted Subsidiaries; and

•	all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Parent and its Restricted Subsidiaries;

excluding, to the extent included in interest expense above, (A) the amount of such interest expense of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof), as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP and (B) (i) accretion of accrual of discounted liabilities not constituting Indebtedness, (ii) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iv) any expensing of bridge, commitment or other financing fees and (v) non-cash costs associated with Interest Rate Agreements and Currency Agreements.

“Credit Agreement” means the Credit Agreement dated November 3, 2010, by and among the Restricted Subsidiaries of the Parent now or hereafter party thereto as borrowers or guarantors, the Parent as guarantor, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as administrative agent, together with the related documents thereto (including any guarantee agreements and security documents).

“Credit Facility” means one or more credit or debt facilities (including any credit or debt facilities provided under the Credit Agreement), financings, commercial paper facilities, note purchase agreements or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, notes, securities, letters of credit or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other lenders or investors).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Parent or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Parent, less the amount of cash or Temporary Cash Investments received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1)	required to be redeemed on or prior to the date that is 91 days after the Stated Maturity of the notes;

(2)	redeemable at the option of the holder of such class or series of Capital Stock, at any time on or prior to the date that is 91 days after the Stated Maturity of the notes (other than into shares of Capital Stock that is not Disqualified Stock); or

(3)	convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the notes;

provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Covenants—Limitation on Restricted Payments.” Disqualified Stock shall not include Capital Stock which is issued to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. Disqualified Stock shall not include Common Units.

“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Parent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of Old Sun and its Subsidiaries that was in existence on the date of the Indenture, and that was assumed by the Parent and its Subsidiaries upon the closing of the Separation or the REIT Conversion Merger, until such amounts are repaid.

“Existing Notes” means the 9.125% Senior Subordinated Notes due 2015 of Old Sun outstanding on the Closing Date.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. For purposes of determining compliance with the provisions of the Indenture described under the caption “—Covenants,” any determination that the fair market value of assets other than cash or Temporary Cash Investments is equal to or greater than $20.0 million will be as determined in good faith by the Board of Directors of the Parent, whose determination shall be conclusive if evidenced by a Board Resolution, and otherwise by the principal financial officer of the Parent acting in good faith, each of whose determination will be conclusive.

“Four Quarter Period” means, for purposes of calculating the Interest Coverage Ratio with respect to any Transaction Date, the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the “—Covenants—SEC Reports and Reports to Holders” covenant (or if no such reports have yet been required to be filed with the SEC, for which internal financial statements are available); provided, however, that with respect to calculating the Interest Coverage Ratio for any four quarter period ending on or prior to September 30, 2011, Consolidated EBITDA and Consolidated Interest Expense shall be computed as follows:

(1)	the four (4) quarter period ended September 30, 2010, Consolidated EBITDA shall be $65,100,000 and Consolidated Interest Expense shall be $28,875,000;

(2)	for the four (4) fiscal quarter period ending as of December 31, 2010, Consolidated EBITDA and Consolidated Interest Expense for the period from the REIT Conversion Merger Date to the end of such fiscal quarter shall be annualized;

(3)	for the four (4) quarter period ended March 31, 2011, Consolidated EBITDA and Consolidated Interest Expense for the quarter ended such date shall each be multiplied by 4;

(4)	for the four (4) quarter period ended June 30, 2011, Consolidated EBITDA and Consolidated Interest Expense for the two fiscal-quarter period then ended shall each be multiplied by 2; and

(5)	for the four (4) quarter period ended September 30, 2011, Consolidated EBITDA and Consolidated Interest Expense for the three fiscal-quarter period then ended shall each be multiplied by 1-1/3.

Notwithstanding the foregoing, in calculating Consolidated EBITDA for the periods described in clauses (2) through (5) above, to the extent the Parent incurs any non-recurring charges or expenses in such period that (i) are deducted in computing Adjusted Consolidated Net Income (but which are not added back in computing Consolidated EBITDA) and (ii) are not reasonably expected to recur prior to September 30, 2011, then for purposes of this definition only, Consolidated EBITDA for such period shall initially be calculated by adding back such charges or expenses to Adjusted Consolidated Net Income for such period (notwithstanding the definition of Consolidated EBITDA) and then shall be adjusted, after application of the applicable multiplication factor described in such clause (2) through (5), as applicable, by subtracting from the product so obtained the amount of such charge or expense. For purposes of clarity, the reason for the foregoing adjustment is to eliminate the duplication (as a result of annualization or multiplication) of any charge or expense that, because it is non-recurring, should not be annualized or multiplied. Any such adjustments shall be determined in good faith by a responsible financial or accounting officer of the Parent and set forth in an officers’ certificate.

“Funds From Operations” for any period means the consolidated net income of the Parent and its Restricted Subsidiaries for such period determined in conformity with GAAP after adjustments for unconsolidated partnerships and joint ventures, plus depreciation and amortization of real property (including furniture and equipment) and other real estate assets and excluding (to the extent such amount was deducted in calculating such consolidated net income):

(1)	gains or losses from (a) the restructuring or refinancing of Indebtedness or (b) sales of properties;

(2)	non-cash asset impairment charges;

(3)	non-cash charges related to redemptions of Preferred Stock of the Parent;

(4)	any non-cash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors and employees of the Parent and any of its Subsidiaries;

(5)	the amortization of financing fees and the write-off of financing costs; and

(6)	any other non-cash charges associated with the sale or settlement of any Interest Rate Agreement or other hedging or derivative instruments.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Except as otherwise specifically provided in the Indenture, all ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis. For clarity purposes, in determining whether a lease is a Capitalized Lease or an operating lease and whether interest expense exists, such determination shall be made in accordance with GAAP as in effect on the date of the Indenture.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means the Parent, each Subsidiary Guarantor and, prior to the consummation of the Separation and REIT Conversion Merger, Old Sun.

“Guaranty” means a Guaranty by each Guarantor for payment of the notes by such Guarantor.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided, however, that neither the accrual of interest, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement);

(4)	all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5)	all Capitalized Lease Obligations and Attributable Debt;

(6)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at that date of determination and (B) the amount of such Indebtedness;

(7)	all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

(8)	to the extent not otherwise included in this definition or the definition of Consolidated Interest Expense, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any Guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however, that:

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the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP;

•	Indebtedness shall not include any liability for foreign, federal, state, local or other taxes;

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Indebtedness shall not include any indemnification, earnouts, adjustment or holdback of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; and

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Indebtedness shall not include contingent obligations under performance bonds, performance guarantees, surety bonds, appeal bonds or similar obligations incurred in the ordinary course of business and consistent with past practices.

“Interest Coverage Ratio” means, on any Transaction Date, the ratio of:

•	the aggregate amount of Consolidated EBITDA for the then applicable Four Quarter Period to

•	the aggregate Consolidated Interest Expense during such Four Quarter Period.

In making the foregoing calculation,

(1)	pro forma effect shall be given to any Indebtedness Incurred or repaid (other than in connection with an Asset Acquisition or Asset Disposition) during the period (“Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(2)	Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(3)	pro forma effect shall be given to Asset Dispositions, Asset Acquisitions and Permitted Mortgage Investments (including giving pro forma effect to the application of proceeds of any Asset Disposition and any Indebtedness Incurred or repaid in connection with any such Asset Acquisitions or Asset Dispositions) that occur during such Reference Period or subsequent to the end of the related Four Quarter Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period and after giving effect to Pro Forma Cost Savings;

(4)	pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to (i) the application of proceeds of any asset disposition and any Indebtedness Incurred or repaid in connection with any such asset acquisitions or asset dispositions, (ii) expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act and (iii) Pro Forma Cost Savings) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Parent or any of its Restricted Subsidiaries during such Reference Period but subsequent to the end of the related Four Quarter Period and that would have constituted asset dispositions or asset acquisitions during such Reference Period but subsequent to the end of the related Four Quarter Period had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions and had occurred on the first day of such Reference Period;

(5)	the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Transaction Date; and

(6)	consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period. Interest on Indebtedness that may optionally be determined at an interest rate based on a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if not, then based upon such operational rate chosen as the Parent may designate. Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the applicable period except as set forth in clause (1) of this definition. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

provided, however, that to the extent that clause (3) or (4) of this paragraph requires that pro forma effect be given to an Asset Acquisition, Asset Disposition, Permitted Mortgage Investment, asset acquisition or asset disposition, as the case may be, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business, or one or more properties, of the Person that is acquired or disposed of to the extent that such financial information is available or otherwise a reasonable estimate thereof is available.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement with respect to interest rates.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the Parent and its Restricted Subsidiaries and commission, travel and similar advances to employees, directors, officers, managers and consultants in each case made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

(1)	the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(2)	the fair market value of the Capital Stock (or any other Investment), held by the Parent or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary;

provided, however, that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described above:

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“Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to the Parent or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;

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the fair market value of the assets (net of liabilities (other than liabilities to the Parent or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

•	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

“Investment Grade Status” means, with respect to the Parent or the Issuers, when the notes have (1) a rating of both “Baa3” or higher from Moody’s and (2) a rating of “BBB-” or higher from S&P (or, if either such agency ceases to rate the notes for reasons outside the control of the Parent, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act selected by the Parent as a replacement agency), in each case published by the applicable agency.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“New Sun” means SHG Services, Inc., renamed Sun Healthcare Group, Inc. in connection with the Separation.

“Net Cash Proceeds” means:

(1)	with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments (except to the extent such obligations are financed or sold with recourse to the Parent or any of its Restricted Subsidiaries) and proceeds from the conversion or sale of other property received when converted to or sold for cash or cash equivalents, net of:

•	brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

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provisions for all taxes actually paid or payable as a result of such Asset Sale by the Parent and its Restricted Subsidiaries, taken as a whole, after taking into account any available tax credits or deductions and any tax sharing arrangements;

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payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale; and

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so long as after giving pro forma effect to any such distribution (i) the aggregate principal amount of all outstanding Indebtedness of the Parent and its Restricted Subsidiaries on a consolidated basis at such time is less than 60% of Adjusted Total Assets; and (ii) no Default or Event of Default shall have occurred and be continuing, the amount required to be distributed to the holders of Parent’s Capital Stock as a result of such Asset Sale in order for Parent to maintain its status as a REIT and any related pro rata distributions to holders of the Operating Partnership’s Capital Stock;

•

amounts reserved by the Parent and its Restricted Subsidiaries against any liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP.

(2)	with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments (except to the extent such obligations are financed or sold with recourse to the Parent or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof.

“Offer to Purchase” means an offer to purchase notes by the Issuers from the holders commenced by sending a notice to the trustee and each holder electronically or by first class mail at its registered address or otherwise in accordance with the procedures of DTC stating:

(1)	the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

(2)	the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(3)	that any note not tendered will continue to accrue interest pursuant to its terms;

(4)	that, unless the Issuers default in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5)	that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the note completed, to the Paying Agent at the address specified in the notice or otherwise in accordance with DTC’s applicable procedures prior to the close of business on the Business Day immediately preceding the Payment Date;

(6)	that holders will be entitled to withdraw their election by using the ATOP System in accordance with DTC’s applicable procedures or if the Payment Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter or instruction to DTC, as applicable, setting forth the name of such holder, the principal amount of notes delivered for purchase and, if applicable, a statement that such holder is withdrawing his election to have such notes purchased; and

(7)	that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided, however, that each note purchased and each new note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

On the Payment Date, the Issuers shall:

•	accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase;

•	deposit with the Paying Agent no later than 12:00 p.m. New York City time money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

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shall promptly thereafter deliver, or cause to be delivered, to the trustee all notes or portions thereof so accepted together with an Officers’ Certificate specifying the notes or portions thereof accepted for payment by the Issuers.

The Paying Agent shall promptly wire to the holders of notes so accepted payment in an amount equal to the purchase price, and the trustee shall promptly authenticate and mail to such holders a new note equal in principal amount to any unpurchased portion of any note surrendered (and in the case of notes held in book entry form, the trustee shall hold such global notes as custodian for DTC); provided, however, that each note purchased and each new note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Issuers will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Issuers will comply with Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Issuers are required to repurchase notes pursuant to an Offer to Purchase.

“Pari Passu Indebtedness” means any Indebtedness of the Issuers or any Guarantor that ranks pari passu in right of payment with the notes or the Guaranty thereof by such Guarantor, as applicable.

“Permitted Business” means any business activity (including Permitted Mortgage Investments) in which the Parent and its Restricted Subsidiaries are engaged or propose to be engaged in (as described in the offering memorandum relating to the Old Notes) on the Closing Date, any business activity related to properties customarily constituting assets of a healthcare REIT, or any business reasonably related, ancillary or complementary thereto, or reasonable expansions or extensions thereof.

“Permitted Investment” means:

(1)	(a) an Investment in the Parent or any of its Restricted Subsidiaries or (b) a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Parent or any of its Restricted Subsidiaries and, in each case, any Investment held by such Person, provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(2)	investments in cash and Temporary Cash Investments;

(3)	Investments made by the Parent or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant or from any other disposition or transfer of assets not constituting an Asset Sale;

(4)	Investments represented by Guarantees that are otherwise permitted under the Indenture;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(6)	Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(7)	any Investment acquired solely in exchange for Capital Stock (other than Disqualified Stock) of the Parent or the Operating Partnership, which the Parent or the Operating Partnership did not receive in exchange for a cash payment, Indebtedness or Disqualified Stock, but excluding any new cash Investments made thereafter;

(8)	any Investment that existed on the Closing Date or that was made in connection with the closing of the Separation and REIT Conversion Merger;

(9)	Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause and all Indebtedness then outstanding pursuant to clause 4(O) of the covenant described under “—Covenants—Limitation on Indebtedness,” not to exceed the greater of $15 million and 2.0% of Adjusted Total Assets (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Closing Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Adjusted Consolidated Net Income), not to exceed the amount of Investments in such Person made after the Closing Date in reliance on this clause);

(10)	obligations under Currency Agreements and Interest Rate Agreements otherwise permitted under the Indenture;

(11)	Permitted Mortgage Investments;

(12)	any transaction which constitutes an Investment to the extent permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Covenants—Limitation on Transactions with Affiliates” (except transactions described under clauses (1), (5), (9) and (10) of such paragraph);

(13)	any Investment consisting of prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(14)	pledges or deposits by a Person under workers compensation laws, unemployment insurance laws or similar legislation, or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(15)	any Investment acquired by the Parent or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(16)	any Investment consisting of a loan or advance to officers, directors or employees of the Parent or any of its Restricted Subsidiaries (a) in connection with the purchase by such Persons of Capital Stock of the Parent or (b) made in the ordinary course of business not to exceed $2.5 million at any one time outstanding;

(17)	any Investment made in connection with the funding of contributions under any non-qualified employee retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expenses recognized by the Parent and any of its Restricted Subsidiaries in connection with such plans; and

(18)	additional Investments not to exceed the greater of $20 million and 2.5% of Adjusted Total Assets at any time outstanding.

“Permitted Mortgage Investment” means any Investment in secured notes, mortgage, deeds of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivative or other secured debt instruments, so long as such investment relates directly or indirectly to real property that constitutes or is used as a skilled nursing home center, hospital, assisted living facility, medical office or other property customarily constituting an asset of a real estate investment trust specializing in healthcare or senior housing property.

“Permitted Refinancing Indebtedness” means:

(A)	any Indebtedness of the Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has:

(a)	a final maturity date later than (x) the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (y) the date that is 91 days after the maturity of the notes, and

(b)	an Average Life equal to or greater than the Average Life of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or 91 days more than the Average Life of the notes;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the notes or the Guaranty, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the notes or any Guaranty, such Permitted Refinancing Indebtedness is pari passu in right of payment with, or subordinated in right of payment to, the notes or such Guaranty; and

(5)	such Indebtedness is incurred either (a) by the Parent, an Issuer or any Subsidiary Guarantor or (b) by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including all series and classes of such preferred or preference stock.

“Pro Forma Cost Savings” means, with respect to any period, the reductions in costs (including such reductions resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes) that occurred during such period that are (1) directly attributable to an asset acquisition or (2) implemented and that are supportable and quantifiable by the underlying records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such period in order to achieve such reduction in costs, all such costs to be determined in good faith by the chief financial officer of the Parent.

“Real Estate Assets” of a Person means, as of any date, the real estate assets of such Person and its Restricted Subsidiaries on such date, on a consolidated basis determined in accordance with GAAP.

“Real Estate Revenues” means, with respect to any Real Estate Asset of Parent and its Restricted Subsidiaries owned as of the closing of the Separation and the REIT Conversion Merger, the pro forma rental revenues generated by such Real Estate Asset during the four-quarter period ending June 30, 2010 assuming such Real Estate Asset had been held by Parent during such period, all as set forth on a schedule attached to the Indenture prepared substantially consistent with the pro forma income statement included in the offering memorandum relating to the Old Notes.

“REIT Conversion Effective Date” means the date on which the Parent’s election to be treated as a real estate investment trust for U.S. federal income tax purposes becomes effective.

“REIT Conversion Merger” means the merger of Old Sun with and into the Parent, with the Parent surviving the merger and holders of Old Sun common stock receiving shares of Parent common stock in exchange for shares of Old Sun common stock.

“REIT Conversion Merger Date” means November 15, 2010, the date on which Old Sun merged with and into Parent following the Separation.

“Replacement Assets” means (1) tangible non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Subsidiary” means, with respect to a Person, any Subsidiary of such Person other than an Unrestricted Subsidiary. For the avoidance of doubt, the Issuers are considered Restricted Subsidiaries of the Parent for purposes of the Indenture.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Parent or any Restricted Subsidiary of any property, whether owned by the Parent or any such Restricted Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by the Parent or any such Restricted Subsidiary to such Person or any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Secured Indebtedness” means any Indebtedness secured by a Lien upon the property of the Parent or any of its Restricted Subsidiaries.

“Separation” means the distribution on November 15, 2010 by Old Sun to the holders of Old Sun common stock on a pro rata basis all of the outstanding shares of common stock of New Sun, together with an additional cash distribution.

“Separation Expenses” means any costs, fees or expenses incurred or paid by the Parent or any of its Restricted Subsidiaries in connection with the Separation or the REIT Conversion Merger.

“Significant Subsidiary,” with respect to any Person, means any restricted subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Stated Maturity” means:

(1)	with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2)	with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable,

provided, that Stated Maturity shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Subsidiary Guarantors” means (i) each Restricted Subsidiary of the Issuers on the Closing Date and (ii) each other Person that is required to become a Guarantor by the terms of the Indenture after the Closing Date, in each case, until such Person is released from its Subsidiary Guaranty.

“Temporary Cash Investment” means any of the following:

(1)	United States dollars;

(2)	direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

(3)	time deposits accounts, term deposit accounts, time deposits, bankers’ acceptances, certificates of deposit, Eurodollar time deposits and money market deposits maturing within twelve months or less of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with a bank meeting the qualifications described in clause (3) above;

(5)	commercial paper, maturing not more than six months after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the laws of the United States of America, any state of the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P;

(6)	securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s; and

(7)	any fund investing substantially all of its assets in investments that constitute Temporary Cash Investments of the kinds described in clauses (1) through (6) of this definition.

“Total Assets” means, for any Person as of any date, the sum of (i) in the case of any Real Estate Assets that were owned as of the closing of the Separation and REIT Conversion Merger, the Real Estate Revenues specified for such Real Estate Assets on a schedule attached to the Indenture, divided by 0.0975, plus (ii) the cost (original cost plus capital improvements before depreciation and amortization) of all Real Estate Assets acquired after the closing of the Separation and REIT Conversion Merger that are then owned by such Person or any of its Restricted Subsidiaries and (iii) the book value of all assets (excluding Real Estate Assets and intangibles) of such Person and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Total Unencumbered Assets” means, for any Person as of any date, the Total Assets of such Person and its Restricted Subsidiaries as of such date, that do not secure any portion of Secured Indebtedness, on a consolidated basis determined in accordance with GAAP.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by the Parent or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Unrestricted Subsidiary” means

(1)	any Subsidiary of the Issuers that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

Except during a Suspension Period, the Board of Directors of the Parent may designate any Subsidiary (including any newly acquired or newly formed Subsidiary of the Issuers) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Parent or any of its Restricted Subsidiaries; provided, however, that:

•

any Guarantee by the Parent or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Parent or such Restricted Subsidiary (or all, if applicable) at the time of such designation;

•

either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant described above; and

•

if applicable, the Incurrence of Indebtedness and the Investment referred to in the first bullet of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants described above.

The Board of Directors of the Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that:

•	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

•

all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture.

Any such designation by the Board of Directors of the Parent shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means any Indebtedness of the Parent or any of its Restricted Subsidiaries that is not Secured Indebtedness.

“U.S. Government Obligations” means direct obligations of, obligations guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the option of the issuer thereof.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by individuals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax consequences of purchasing, owning and disposing of Exchange Notes and exchanging Old Notes for Exchange Notes. This summary applies to you only if you are a beneficial owner of Old Notes or Exchange Notes and you hold your Old Notes or Exchange Notes as capital assets (generally, investment property) and does not deal with special tax situations such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding Old Notes or Exchange Notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts; and

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal tax purposes, and beneficial owners of pass-through entities.

Neither the term “non-U.S. holder” nor the term “U.S. holder” includes a partnership for U.S. federal tax purposes. If you are a partnership (or an entity or arrangement classified as a partnership for U.S. federal tax purposes) holding Old Notes or Exchange Notes or a partner in such a partnership, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you should consult your own tax advisor regarding the U.S. federal income tax consequences of purchasing, owning and disposing of Exchange Notes and exchanging Old Notes for Exchange Notes.

This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any tax consequences resulting from the newly enacted Medicare tax on investment income, U.S. state or local income or foreign income, U.S. federal laws other than those pertaining to the U.S. federal income tax, or other tax consequences. This summary is based on U.S. federal income tax law, including the provisions of the Code, Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this offering memorandum. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of Exchange Notes or exchanging Old Notes for Exchange Notes as set forth in this summary. Before you exchange the Old Notes for Exchange Notes or purchase Exchange Notes, you should consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the Exchange Notes and exchanging the Old Notes for the Exchange Notes that may be applicable to you.

Exchange Offer

The exchange of Old Notes for Exchange Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes and you will have the same tax basis and holding period in the Exchange Notes as you had in the Old Notes.

U.S. Holders

The following summary applies to you only if you are a U.S. holder (as defined below).

Definition of a U.S. Holder

A “U.S. holder” is a beneficial owner of an Old Note or an Exchange Note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•

a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Interest

Interest on your Exchange Notes will be taxed as ordinary interest income. In addition:

•

if you use the cash method of accounting for U.S. federal income tax purposes, you will have to include the interest on your Exchange Notes in your gross income at the time you receive the interest; and

•	if you use the accrual method of accounting for U.S. federal income tax purposes, you will have to include the interest on your Exchange Notes in your gross income at the time the interest accrues.

Market Discount and Bond Premium

If a U.S. holder purchases an Exchange Note (or purchased an Old Note for which the Exchange Note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over the U.S. holder’s purchase price will be treated as “market discount.” However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date the U.S. holder purchased the Exchange Note or Old Note, as the case may be.

Under the market discount rules of the Code, a U.S. holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, an Exchange Note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income by the U.S. holder during the period the U.S. holder held the Exchange Note (and the Old Note for which the Exchange Note was exchanged, as the case may be). In addition, the U.S. holder may be required to defer, until the maturity of the Exchange Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the Exchange Note (or an Old Note for which the Exchange Note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the Exchange Note (or Old Note for which the Exchange Note was exchanged, as the case may be) to the maturity date of the Exchange Note, unless the U.S. holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. A U.S. holder may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Exchange Note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

If a U.S. holder purchases an Exchange Note (or purchased an Old Note for which the Exchange Note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the Exchange Note, the U.S. holder will be considered to have purchased the Exchange Note (or Old Note) with “bond premium” equal to the excess of the U.S. holder’s purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). It may be possible for a U.S. holder of an Exchange Note to elect to amortize the premium using a constant yield method over the remaining term of the Exchange Note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the Exchange Note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the U.S. holder’s prior interest inclusions on the Exchange Note, and finally as a carryforward allowable against the U.S. holder’s future interest inclusions on the Exchange Note. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. A U.S. holder that does not make this election will be required to include in gross income the full amount of interest on the Exchange Note in accordance with its regular method of tax accounting, and will include the premium in its tax basis for the Exchange Note for purposes of computing the amount of its gain or loss recognized on the taxable disposition of the Exchange Note. U.S. holders should consult their own tax advisors concerning the computation and amortization of any bond premium on the Exchange Notes.

A U.S. holder may elect to include in gross income under a constant yield method all amounts that accrue on an Exchange Note that are treated as interest for tax purposes (i.e., stated interest, market discount and de minimis market discount, as adjusted by any amortizable bond premium). U.S. holders should consult their tax advisors as to the desirability, mechanics and collateral consequences of making this election.

Sale or Other Disposition of Exchange Notes

Upon the sale, redemption, exchange (other than as discussed above under “—Exchange Offer”) or other taxable disposition of the Exchange Notes, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•

the amount realized on the disposition (less any amount attributable to accrued interest, which will be taxable as ordinary interest income to the extent not previously included in gross income, in the manner described under “—U.S. Holders—Interest”); and

•	your tax basis in the Exchange Notes.

Your tax basis in your Exchange Notes generally will be their cost (or, in the case of an Exchange Note received in exchange for an Old Note in the exchange offer, the tax basis of the Old Note, as discussed above under “—Exchange Offer”), increased by the amount of any market discount previously included in your gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest on your Exchange Notes (as discussed above under “—U.S. Holders—Market Discount and Bond Premium”).

Your gain or loss generally will be capital gain or loss, except with respect to accrued market discount not previously included in your income, which will be taxable as ordinary income. This capital gain or loss will be long-term capital gain or loss if at the time of the disposition you have held the Exchange Notes for more than one year (taking into account, for this purpose, in the case of an Exchange Note received in exchange for an Old Note in the exchange offer, the period of time that you held the Old Note). Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. holder, your long-term capital gain generally will be subject to a preferential rate of U.S. federal income tax.

Backup Withholding and Information Reporting

In general, “backup withholding” (currently at a maximum rate of 28%, but currently scheduled to increase to 31% in 2013) may apply:

•	to any payments made to you of principal of and interest on your Exchange Note, and

•	to payment of the proceeds of a sale or other disposition of your Exchange Note,

if you are a non-corporate U.S. holder and you fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be credited against your U.S. federal income tax liability, provided that correct information is timely provided to the IRS.

In general, information reporting requirements will apply to payments of interest paid on the Exchange Notes and to the proceeds of a sale or other disposition (including a retirement or redemption) of an Exchange Note paid to you unless you are an exempt recipient.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of an Old Note or an Exchange Note and you are neither a U.S. holder (as defined above) nor a partnership (or an entity or arrangement classified as a partnership for U.S. federal tax purposes) (a “non-U.S. holder”).

U.S. Federal Withholding Tax

Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments by the Issuers or the paying agent (in its capacity as such) of principal of and interest on your Exchange Notes under the “portfolio interest” exception of the Code, provided that in the case of interest:

•

you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of stock of Sabra entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to the Issuers through sufficient stock ownership (as provided in the Code);

•	you are not a bank receiving interest described in Section 881(c)(3)(A) of the Code;

•	such interest is not effectively connected with your conduct of a U.S. trade or business; and

•

you provide a signed written statement, on an IRS Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Code and providing your name and address to:

•	the Issuers or the paying agent; or

•

a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your Exchange Notes on your behalf and that certifies to the Issuers or the paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides the Issuers or the paying agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30% U.S. federal withholding tax unless you provide the Issuers or the paying agent with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest if any, paid on your Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

U.S. Federal Income Tax

Except for the possible application of U.S. federal withholding tax (see “—Non-U.S. Holders—U.S. Federal Withholding Tax” above) and backup withholding tax (see “—Non-U.S. Holders—Backup Withholding and Information Reporting” below), you generally will not have to pay U.S. federal income tax on payments of principal of and interest on your Exchange Notes, or on any gain realized from (or accrued interest treated as received in connection with) the sale, redemption, retirement at maturity or other disposition of your Exchange Notes unless:

•

in the case of interest payments or disposition proceeds representing accrued interest you cannot satisfy the requirements of the “portfolio interest” exception described above (and your U.S. federal income tax liability has not otherwise been fully satisfied through the U.S. federal withholding tax described above);

•

in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your Exchange Notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though you are not considered a resident alien under the Code); or

•

the interest or gain is effectively connected with your conduct of a U.S. trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest or gain in respect of your Exchange Notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment” maintained by you), the interest or gain generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to a U.S. holder (although the interest will be exempt from the withholding tax discussed in the preceding paragraphs if you provide a properly executed IRS Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable U.S. income tax treaty.

Backup Withholding and Information Reporting

Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by the Issuers or the paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “—Non-U.S. Holders—U.S. Federal Withholding Tax” above, and provided that neither the Issuers nor the paying agent has actual knowledge or reason to know that you are a U.S. holder (as described in “—U.S. Holders” above). However, the Issuers or the paying agent may be required to report to the IRS and you payments of interest on the Exchange Notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition of your Exchange Notes may be subject to information reporting and backup withholding (currently at a maximum rate of 28%, but currently scheduled to increase to 31% in 2013). If you sell your Exchange Notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your Exchange Notes through a non-U.S. office of a broker that:

•	is a United States person (as defined in the Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your Exchange Notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a IRS Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption, provided that the broker does not have actual knowledge or reason to know that you are not a U.S. person or the conditions of any other exemption are not, in fact, satisfied.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

If you are a broker-dealer that receives Exchange Notes for your own account pursuant to the exchange offer, you must acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. To the extent any broker-dealer participates in the exchange offer and so notifies us, we have agreed, for 180 days after the exchange offer is consummated, to make this prospectus, as amended or supplemented, available to that broker-dealer for use in connection with resales, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal.

•	We will not receive any proceeds from any sale of Exchange Notes by broker-dealers.

•

Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

•

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers or any such Exchange Notes.

•

Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

•

The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker-dealer), subject to certain prescribed limitations, and will provide indemnification against certain liabilities, including certain liabilities that may arise under the Securities Act, to broker-dealers that make a market in the Old Notes and exchange Old Notes in the exchange offer for Exchange Notes.

By its acceptance of the exchange offer, any broker-dealer that receives Exchange Notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Exchange Notes. It also agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this prospectus until we have notified such broker-dealer that delivery of this prospectus may resume and has furnished copies of any amendment or supplement to this prospectus to such broker-dealer.

LEGAL MATTERS

Certain legal matters relating to the validity of the Exchange Notes will be passed upon by O’Melveny & Myers LLP. Certain legal matters relating to Massachusetts law will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP and certain legal matters relating to Maryland law will be passed upon by Venable LLP.

EXPERTS

The combined balance sheet of Sun Real Estate Properties, a combination of certain assets and liabilities of Sun Healthcare Group, Inc., as of March 31, 2010 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The Issuers and the guarantors (other than Sabra Health Care REIT, Inc.) are not currently subject to the periodic reporting and other informational requirements of the Exchange Act. Sabra Health Care REIT, Inc., a guarantor and the parent company of the Issuers, is currently subject to the periodic reporting and other informational requirements of the Exchange Act, and Sabra Health Care REIT, Inc. files annual, quarterly and current reports and other information with the SEC. Following the offering of the Exchange Notes, Sabra Health Care REIT, Inc. will continue to file periodic reports and other information with the SEC. The registration statement of which this prospectus forms a part, such reports and other information will be available on the SEC’s Web site at www.sec.gov. You also may read and copy any documents filed at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges. The SEC filings of Sabra Health Care REIT, Inc. are also available free of charge at its Internet website (http://www.sabrahealth.com). The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not a part of this prospectus and is not incorporated in this prospectus by reference. Information may also be obtained from us at Sabra Health Care REIT, Inc., 18500 Von Karman, Suite 550, Irvine, California 92612, Attention: Investor Relations, telephone (888) 393-8248.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the Exchange Notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

AUDITED SUN REAL ESTATE PROPERTIES COMBINED BALANCE SHEET

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Sun Healthcare Group, Inc.:

In our opinion, the accompanying combined balance sheet presents fairly, in all material respects, the financial position of certain owned real estate properties and related liabilities of Sun Real Estate Properties, a combination of certain assets and liabilities of Sun Healthcare Group, Inc. (the “Company”), at March 31, 2010 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Irvine, California

July 14, 2010, except for the condensed consolidating financial information described in Note 8 to the combined balance sheet, as to which the date is January 20, 2011

SUN REAL ESTATE PROPERTIES

COMBINED BALANCE SHEET

As of March 31, 2010

(in thousands)

Assets:
Real estate investments, net of accumulated depreciation of $78,240	$494,399
Restricted cash	1,107
Deferred financing costs	1,964

Total assets	$497,470

Liabilities:
Mortgage notes payable	$162,840
Accrued interest on mortgage notes	892
Deferred tax liabilities, net	46,852

Total liabilities	210,584
Sun Healthcare Group, Inc. Net Equity in Sun Real Estate Properties:	286,886

Total liabilities and Sun Healthcare Group, Inc. net equity in Sun real estate properties	$497,470

The accompanying notes are an integral part of this balance sheet.

NOTES TO SUN REAL ESTATE PROPERTIES

COMBINED BALANCE SHEET

(1) Description of Reporting Entity

Sun Healthcare Group, Inc. and its subsidiaries (“Sun”) provides nursing, rehabilitative and related specialty healthcare services principally to the senior population in the United States. Sun’s core business is providing, through its subsidiaries, inpatient services, primarily through 166 skilled nursing centers, 16 combined skilled nursing, assisted and independent living centers, 10 assisted living centers, two independent living centers and eight mental health centers. As of March 31, 2010, Sun’s centers had 23,205 licensed beds located in 25 states, of which 22,423 were available for occupancy. Of the 202 centers operated by Sun’s subsidiaries as of March 31, 2010, 112 centers were leased and 90 centers were owned by Sun’s subsidiaries. Sun’s subsidiaries also provide rehabilitation therapy services to affiliated and non-affiliated centers and medical staffing and other ancillary services primarily to non-affiliated centers and other third parties.

Sabra Health Care REIT, Inc. (“Sabra”) was incorporated on May 10, 2010 as a wholly owned subsidiary of Sun. Sabra’s primary business following the Separation and REIT Conversion (both as defined below) will consist of acquiring, financing and owning real estate property to be leased to third party tenants in the healthcare sector.

The board of directors of Sun approved a plan to restructure its business by separating its real estate assets and its operating assets into two separate publicly traded companies. This plan consists of the following key transactions:

•	reorganizing, through a series of internal corporate restructurings, such that:

•	substantially all of Sun’s owned real property and related mortgage indebtedness owed to third parties will be held by Sabra, or by one or more subsidiaries of Sabra; and

•

all of Sun’s operations and other assets and liabilities will be held by SHG Services, Inc. (to be renamed “Sun Healthcare Group, Inc.”), a Delaware corporation and a wholly owned subsidiary of Sun (“New Sun”), or by one or more subsidiaries of New Sun;

•

To govern their ongoing relationship, New Sun and Sabra will enter into certain agreements on or prior to the Separation. These agreements include: (i) a distribution agreement, providing for certain organizational matters, the mechanics related to the Separation and REIT Conversion as well as other ongoing obligations of New Sun and Sabra (the “Distribution Agreement”), (ii) multiple master lease agreements (the “Lease Agreements”), which will set forth the terms pursuant to which subsidiaries of New Sun will lease from subsidiaries of Sabra all of the real property that Sabra’s subsidiaries will own immediately following the restructuring of Sun’s business, (iii) an agreement relating to tax allocation matters, and (iv) an agreement pursuant to which New Sun may provide certain services to Sabra on a transitional basis;

•

Sun distributing to its stockholders on a pro rata basis all of the outstanding shares of common stock of New Sun, with cash paid in lieu of any fractional shares (also referred to as the “Separation”);

•

Sun distributing cash to its stockholders who hold shares of Sun common stock on the record date for the Separation, the actual amount of the cash distribution to be determined at the time of the Separation;

•

Sun merging with and into Sabra, with Sabra surviving the merger as a Maryland corporation and Sun stockholders receiving shares of Sabra common stock in exchange for their shares of Sun common stock, with cash paid in lieu of any fractional shares (also referred to as the “REIT Conversion Merger”); and

•

Sabra qualifying and electing to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, which is currently expected to occur commencing with its taxable year beginning on January 1, 2011 (this election, together with the REIT Conversion Merger, is collectively referred to as the “REIT Conversion”).

The accompanying historical combined balance sheet reflects certain owned real estate consisting of 86 properties (the “Sun Real Estate Properties”) and related liabilities, including the related mortgage indebtedness of Sun to be owned by Sabra following the Separation and REIT Conversion.

NOTES TO SUN REAL ESTATE PROPERTIES

COMBINED BALANCE SHEET—(Continued)

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

The accompanying combined balance sheet of Sun Real Estate Properties reflects the assets and liabilities directly attributed to Sun’s real estate holdings to be owned by Sabra. The balance sheet presented herein is combined on the basis of common control. The combined balance sheet is prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The combined balance sheet has been derived from the accounting records of Sun using the historical basis of assets and liabilities of Sun adjusted as necessary to conform to GAAP. Management believes the assumptions underlying the combined balance sheet are reasonable. However, the combined balance sheet included herein may not necessarily reflect Sun Real Estate Properties’ financial position in the future or what their financial position would have been had Sun Real Estate Properties operated independently of Sun at the date presented.

(b) Use of Estimates

The preparation of the combined balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheet. Significant estimates include determination of the real estate investments’ useful lives, deferred taxes and the realizability of long-lived assets. Actual results could differ from those estimates.

(c) Real Estate Investments

Property and equipment are stated at historical cost. Major renewals or improvements are capitalized whereas ordinary maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: buildings and improvements—five to forty years; and equipment—three to twenty years. Long-lived assets are subject to an impairment test if an indicator of potential impairment is present.

(d) Restricted Cash

Restricted cash is restricted for specific purposes such as funding of mortgage escrow and debt service requirements. These balances are presented separately from cash and cash equivalents on the balance sheet. Restricted cash balances are stated at carrying value.

(e) Deferred Financing Costs

Deferred financing costs, representing the unamortized costs related to mortgage indebtedness, are amortized using the effective interest method over the term of the mortgage indebtedness.

(f) Income Taxes

Sun Real Estate Properties is included in the consolidated income tax returns with Sun. Income taxes are included in the accompanying combined balance sheet as if Sun Real Estate Properties filed a separate tax return.

An asset or liability is recognized for the deferred tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the balance sheet. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets are recovered or liabilities are settled. Deferred tax assets are also recognized for the future tax benefits from net operating loss, capital loss and tax credit carryforwards. A valuation allowance is provided for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. In evaluating the need to record a valuation allowance, all items of positive evidence (e.g., future sources of taxable income and tax planning strategies) and negative evidence (e.g., history of taxable losses and changes in tax planning strategies) are considered.

Sun Real Estate Properties is subject to income taxes in the U.S. and numerous state and local jurisdictions. Significant judgment is required in evaluating uncertain tax positions. Sun Real Estate Properties uses a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. Adjustments to reserves for uncertain tax positions are made as a result of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate. At March 31, 2010 no reserve for uncertain tax positions was necessary.

NOTES TO SUN REAL ESTATE PROPERTIES

COMBINED BALANCE SHEET—(Continued)

(g) Sun Healthcare Group, Inc. Net Equity in Sun Real Estate Properties

Sun Healthcare Group, Inc. net equity in Sun Real Estate Properties represents Sun’s net historical basis in the assets and liabilities expected to be contributed to Sabra at the time of the Separation.

(h) Subsequent Events

Sun Healthcare Group, Inc., with respect to the Sun Real Estate Properties, has performed an evaluation of recognizable subsequent events through April 29, 2010, the date Sun filed its Form 10-Q for the quarterly period ended March 31, 2010, and evaluated subsequent events for disclosures through July 14, 2010, the date the financial statements were issued.

(3) Real Estate Investments

Real estate investments, including integral equipment, consisted of the following as of March 31, 2010 (in thousands):

Land	$75,155
Buildings and improvements	452,866
Integral equipment	35,292
Construction in process(1)	9,326

Total	572,639
Less accumulated depreciation and amortization	(78,240)

Real estate investments, net	$494,399

(1)	Capitalized interest associated with construction in process at March 31, 2010 is $0.2 million.

(4) Mortgage Notes Payable

Mortgage notes payable are collateralized by the carrying value of the real estate investment to which they relate and are due at various dates through 2037. The balances consisted of the following as of March 31, 2010 (in thousands):

Mortgage notes payable due monthly, with interest at 11.6%	$12,115
Mortgage notes payable due monthly, with interest from 8.0% to 9.4%	27,430
Mortgage notes payable due monthly, with interest from 5.2% to 6.8%	98,880
Mortgage notes payable due monthly, with interest at 3.3%	23,743
Fair value premium related to acquisitions	672

Total mortgage notes payable	$162,840

The scheduled maturities of mortgage notes payable, excluding premiums of $0.7 million, as of March 31, 2010 were as follows (in thousands):

2010	$22,666
2011	36,127
2012	2,090
2013	32,007
2014	1,564
Thereafter	67,714

$162,168

NOTES TO SUN REAL ESTATE PROPERTIES

COMBINED BALANCE SHEET—(Continued)

(5) Deferred Taxes

Deferred tax assets and liabilities consisted of the following at March 31, 2010 (in thousands):

Deferred tax assets:
Net operating loss carryforwards	$25,317
Tax credit carryforwards	5,971
Intangible assets	5,235
Other	124

36,647
Less valuation allowance	(36,647)

Total deferred tax assets	—

Deferred tax liabilities:
Property and equipment	(46,643)
Deferred financing costs	(209)

Total deferred tax liabilities	(46,852)

Deferred tax liabilities, net	$(46,852)

Federal and state net operating loss (“NOL”) carryforwards of approximately $36 million and $251 million, respectively, have been attributed to the Sun Real Estate Properties. Sun Real Estate Properties’ ability to utilize NOL and tax credit carryforwards will be subject to a variety of factors, including the ability to generate sufficient taxable income and the impact of the REIT Conversion Merger and other factors. As a result of the uncertainties relating to the ultimate realization of these tax attribute carryforwards and other deferred tax assets, a full valuation allowance has been recorded.

(6) Fair Value of Financial Instruments

The estimated fair values of financial instruments as of March 31, 2010 were as follows (in thousands):

	Carrying Amount	Fair Value
Restricted cash	$1,107	$1,107
Mortgage notes payable	$162,840	$152,784

The restricted cash carrying amount approximates fair value because of the short maturity of these instruments. The fair value of mortgage notes payable was based on estimates using present value techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk.

(7) Litigation

It is expected that pursuant to the Distribution Agreement, any liability arising from or relating to legal proceedings involving Sun’s owned real property assets that will be owned by Sabra will be assumed by Sabra and that Sabra will indemnify New Sun (and its subsidiaries, directors, officers, employees and agents and certain related parties) against any losses it may incur arising out of or relating to such legal proceedings. While there are not currently any such actions and proceedings, there is no assurance that such actions or proceedings will not occur and that the ultimate outcome will not have a material adverse effect on Sabra’s business, financial position or results of operations.

In addition, pursuant to the Distribution Agreement, New Sun has agreed to indemnify Sabra (and its subsidiaries, directors, officers, employees and agents and certain related parties) for any liability arising from or relating to legal proceedings involving Sun’s healthcare business prior to the Separation, and, pursuant to the Lease Agreements, the tenants will agree to indemnify Sabra for any liability arising from operation at the real property leased from Sabra. The resolution of any such legal proceedings, either individually or in the aggregate, could have a material adverse effect on New Sun’s business, financial position or results of operations, which, in turn, could have a material adverse effect on Sabra’s business, financial position or results of operations if New Sun or its subsidiaries are unable to meet their indemnification obligations.

(8) Condensed Consolidating Financial Information

On October 27, 2010, Sabra, through certain of its subsidiaries, issued $225.0 million aggregate principal amount of 8.125% senior notes due 2018 (the “Senior Notes”) in a private placement. The Senior Notes were sold at par, resulting in gross proceeds of $225.0 million and net proceeds of approximately $219.9 million after deducting discounts, commissions and expenses. The Senior Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, by Sabra and certain of its subsidiaries.

The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X, Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” Each of the subsidiary guarantors are 100% owned by Sabra and all guarantees are full and unconditional and joint and several. Sabra’s investments in its consolidated subsidiaries, as well as the guarantor subsidiaries’ investments in non-guarantor subsidiaries and the non-guarantor subsidiaries’ investments in guarantor subsidiaries, are presented under the equity method of accounting.

(In thousands)
	Parent Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Elimination	Combined

Assets:
Real estate investments, net of accumulated depreciation	$—	$309,644	$184,755	$—	$494,399
Restricted cash	—	103	1,004	—	1,107
Deferred financing costs	—	43	1,921	—	1,964
Investment in subsidiaries	349,330	15,592	—	(364,922)	—

Total assets	$349,330	$325,382	$187,680	$(364,922)	$497,470

Liabilities:
Mortgage notes payable	$—	$6,376	$156,464	$—	$162,840
Accrued interest on mortgage notes	—	44	848	—	892
Deferred tax liabilities, net	46,852	—	—	—	46,852

Total liabilities	46,852	6,420	157,312	—	210,584
Sun Healthcare Group, Inc. Net Equity in Old Sun Real Estate Properties	302,478	318,962	30,368	(364,922)	286,886

Total liabilities and Sun Healthcare Group, Inc. Net Equity in Old Sun Real Estate Properties	$349,330	$325,382	$187,680	$(364,922)	$497,470

SUN REAL ESTATE PROPERTIES

COMBINED BALANCE SHEET (unaudited)

As of September 30, 2010

(in thousands)

Assets:
Real estate investments, net of accumulated depreciation of $88,875	$486,190
Restricted cash	903
Deferred financing costs	2,325

Total assets	$489,418

Liabilities:
Mortgage notes payable	$156,679
Accrued interest on mortgage notes	763
Deferred tax liabilities, net	52,203

Total liabilities	209,645
Sun Healthcare Group, Inc. Net Equity in Old Sun Real Estate Properties:	279,773

Total liabilities and Sun Healthcare Group, Inc. net equity in Old Sun real estate properties	$489,418

The accompanying notes are an integral part of this balance sheet.

NOTES TO SUN REAL ESTATE PROPERTIES

COMBINED BALANCE SHEET (unaudited)

(1) Description of Reporting Entity

Sabra Health Care REIT, Inc. (“Sabra”) was incorporated on May 10, 2010 as a wholly owned subsidiary of Sun Healthcare Group, Inc. (“Old Sun”), a provider of nursing, rehabilitative and related specialty healthcare services principally to the senior population in the United States. Pursuant to a restructuring plan previously announced by Old Sun, Old Sun restructured its business by separating its real estate assets and its operating assets into two separate publicly traded companies. The separation of Old Sun’s operating assets (the “Separation”) occurred by means of a spin-off transaction pursuant to which Old Sun distributed to its stockholders on a pro rata basis all of the outstanding shares of common stock of SHG Services, Inc. a Delaware corporation (“New Sun”). Immediately following the spin-off transaction, Old Sun merged with and into Sabra, with Sabra surviving the merger (the “REIT Conversion Merger”), and New Sun was renamed “Sun Healthcare Group, Inc.” The Separation and REIT Conversion Merger were completed on November 15, 2010.

Following completion of the Separation and REIT Conversion Merger, Sabra is a self-administered, self-managed realty company that, directly or indirectly, owns and invests in real estate serving the healthcare industry. Subsidiaries of Sabra own substantially all of Old Sun’s owned real property and assumed the liabilities of Old Sun, including mortgage indebtedness to third parties, that are related to the real properties owned by subsidiaries of Sabra. Initially, Sabra’s portfolio consists of 86 properties: (i) 67 skilled nursing facilities, (ii) ten combined skilled nursing, assisted living and independent living facilities, (iii) five assisted living facilities, (iv) two mental health facilities, (v) one independent living facility, and (vi) one continuing care retirement community (collectively, the “Sabra Properties”). As of September 30, 2010, the Sabra Properties had a total of 9,603 licensed beds, or units, spread across 19 states. Subsidiaries of Sabra lease all of the Sabra Properties to subsidiaries of New Sun pursuant to triple-net, master lease agreements with initial terms of between 10 and 15 years (the “Lease Agreements”).

Following completion of the REIT Conversion Merger, Sabra intends to qualify and elect to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with its taxable year beginning on January 1, 2011. Sabra operates through an umbrella partnership (commonly referred to as an UPREIT) structure in which substantially all of its properties and assets are held by Sabra Health Care Limited Partnership (the “Operating Partnership”), of which Sabra is the sole general partner, or by subsidiaries of the Operating Partnership.

The accompanying unaudited combined balance sheet reflects the Sabra Properties and related liabilities, including the related mortgage indebtedness of Old Sun owned or assumed by Sabra following the Separation and REIT Conversion Merger.

(2) Basis of Presentation

The accompanying unaudited combined balance sheet of Sun Real Estate Properties reflects the assets and liabilities directly attributed to Old Sun’s real estate holdings owned or assumed by Sabra. The Sun Real Estate Properties combined balance sheets as of June 30, 2010 and March 31, 2010 include one immaterial property that was retained by New Sun and accordingly is not included in the accompanying unaudited combined balance sheet. The unaudited balance sheet presented herein is combined on the basis of common control. The unaudited combined balance sheet has been prepared in accordance with Old Sun’s customary accounting practices and accounting principles generally accepted in the United States. In our opinion, the accompanying combined balance sheet is a fair statement of Sun Real Estate Properties’ financial position at September 30, 2010. This statement is unaudited, and certain information and footnote disclosures normally included in audited financial statements have been condensed or omitted, as permitted under the applicable rules and regulations of the Securities and Exchange Commission (“SEC”). The accompanying unaudited combined balance sheet reflects all adjustments, consisting of only normal recurring items. This unaudited combined balance sheet should be read in conjunction with the audited combined balance sheet and notes thereto as of March 31, 2010 included herein.

NOTES TO SUN REAL ESTATE PROPERTIES

COMBINED BALANCE SHEET (unaudited)—(Continued)

The preparation of the unaudited combined balance sheet in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of significant contingent assets and liabilities at the date of the balance sheet. Significant estimates include determination of the real estate investments’ useful lives, deferred taxes and the realizability of long-lived assets. Actual results could differ from those estimates.

(3) Mortgage Notes Payable

Mortgage notes payable are collateralized by the carrying value of the real estate investment to which they relate and are due at various dates through 2037. The balances consisted of the following as of September 30, 2010 (in thousands):

Mortgage notes payable due monthly, with interest from 8.0% to 9.4%	$19,090
Mortgage notes payable due monthly, with interest from 5.2% to 6.8%	113,392
Mortgage notes payable due monthly, with interest at 3.3%	23,535
Fair value premium related to acquisitions	662

Total mortgage notes payable	$156,679

The scheduled maturities of mortgage notes payable, excluding premiums of $0.7 million, as of September 30, 2010 were as follows (in thousands):

October 1 through December 31, 2010	$36,746
2011	2,391
2012	2,561
2013	32,104
2014	20,241
Thereafter	61,976

$156,019

(4) Litigation

New Sun and Sabra have entered into a distribution agreement, providing for certain organizational matters, the mechanics related to the Separation and REIT Conversion Merger as well as other ongoing obligations of New Sun and Sabra (the “Distribution Agreement”). Pursuant to the Distribution Agreement, any liability arising from or relating to legal proceedings involving Old Sun’s owned real property assets that are owned by Sabra will be assumed by Sabra and Sabra will indemnify New Sun against any losses it may incur arising out of or relating to such legal proceedings. While there are not currently any such actions and proceedings, there is no assurance that such actions or proceedings will not occur and that the ultimate outcome will not have a material adverse effect on Sabra’s business, financial position or results of operations.

In addition, pursuant to the Distribution Agreement, New Sun has agreed to indemnify Sabra for any liability arising from or relating to legal proceedings involving Old Sun’s healthcare business prior to the Separation, and, pursuant to the Lease Agreements, the tenants will agree to indemnify Sabra for any liability arising from operations at the real property leased from Sabra. The resolution of any such legal proceedings, either individually or in the aggregate, could have a material adverse effect on New Sun’s business, financial position or results of operations, which, in turn, could have a material adverse effect on Sabra’s business, financial position or results of operations if New Sun or its subsidiaries are unable to meet their indemnification obligations.

NOTES TO SUN REAL ESTATE PROPERTIES

COMBINED BALANCE SHEET (unaudited)—(Continued)

(5) Subsequent Events

Old Sun, with respect to the Sun Real Estate Properties, has performed an evaluation of recognizable subsequent events through October 28, 2010, the date Old Sun filed its Form 10-Q for the quarterly period ended September 30, 2010, and evaluated subsequent events for disclosures through November 11, 2010, the date the unaudited combined balance sheet was issued.

In October 2010, Old Sun refinanced mortgage indebtedness totaling $34.5 million, collateralized by certain of the Sabra Properties. The new mortgage indebtedness is for a total amount of $40.0 million ($10.0 million of which is being held by the lender pending a collateral package modification, expected to occur in December 2010), carries interest at LIBOR plus 4.5% (with a LIBOR floor of 1.0%), and is currently collateralized by seven of the Sabra Properties and, upon completion of the collateral package modification, will be collateralized by a total of 17 of the Sabra Properties, which properties will also serve as collateral for certain other mortgage indebtedness to be assumed by subsidiaries of Sabra.

On November 3, 2010, certain of Sabra’s subsidiaries entered into a Credit Agreement (the “Sabra Credit Agreement”) with certain lenders as set forth in the Sabra Credit Agreement and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (each as defined in the Sabra Credit Agreement). The Sabra Credit Agreement provides for up to a $100.0 million senior secured revolving credit facility (up to $15.0 million of which may be utilized for letters of credit) and includes an accordion feature that allows the borrowers under the Sabra Credit Agreement, through the increase in commitments from existing lenders and/or the addition of new lenders, to increase the borrowing availability under the Sabra Credit Agreement by up to an additional $100.0 million. The Sabra Credit Agreement was not available for borrowing until completion of the Separation and REIT Conversion Merger. At that time, approximately $87.6 million was available for borrowing under the Sabra Credit Agreement. Borrowing availability under the Sabra Credit Agreement terminates, and all borrowings mature, on November 3, 2013, subject to a one-year extension option.

(6) Condensed Consolidating Financial Information

On October 27, 2010, Sabra, through certain of its subsidiaries, issued $225.0 million aggregate principal amount of 8.125% senior notes due 2018 (the “Senior Notes”) in a private placement. The Senior Notes were sold at par, resulting in gross proceeds of $225.0 million and net proceeds of approximately $219.9 million after deducting discounts, commissions and expenses. The Senior Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, by Sabra and certain of its subsidiaries. On November 4, 2010, the net proceeds were released from escrow and, on December 6, 2010, substantially all of the net proceeds are expected to be used to redeem the $200.0 million in aggregate principal amount outstanding of Old Sun’s 9.125% senior subordinated notes due 2015, including accrued and unpaid interest and the applicable redemption premium.

The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X, Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” Each of the subsidiary guarantors are 100% owned by Sabra and all guarantees are full and unconditional and joint and several. Sabra’s investments in its consolidated subsidiaries, as well as the guarantor subsidiaries’ investments in the non-guarantor subsidiaries and non-guarantor subsidiaries’ investments in guarantor subsidiaries, are presented under the equity method of accounting.

(In thousands)
	Parent Company	Combined Guarantor Subsidiaries (1)	Combined Non- Guarantor Subsidiaries	Elimination	Combined
Assets:
Real estate investments, net of accumulated depreciation	$—	$292,450	$193,740	$—	$486,190
Restricted cash	—	103	800	—	903
Deferred financing costs	—	26	2,299	—	2,325
Investment in subsidiaries	348,080	16,104	—	(364,184)	—

Total assets	$348,080	$308,683	$196,839	$(364,184)	$489,418

Liabilities:
Mortgage notes payable	$—	$6,342	$150,337	$—	$156,679
Accrued interest on mortgage notes	—	42	721	—	763
Deferred tax liabilities	52,203	—	—	—	52,203

Total liabilities	52,203	6,384	151,058	—	209,645
Sun Healthcare Group, Inc. Net Equity in Old Sun Real Estate Properties	295,877	302,299	45,780	(364,184)	279,773

Total liabilities and Sun Healthcare Group, Inc. Net Equity in Old Sun Real Estate Properties	$348,080	$308,683	$196,839	$(364,184)	$489,418

(1)	In October 2010, amounts related to mortgage indebtedness for certain Guarantor Subsidiaries were repaid in full in connection with Old Sun's $40 million refinancing, which is collateralized by certain Non-Guarantor Subsidiaries.

$225,000,000

Sabra Health Care Limited Partnership

Sabra Capital Corporation

Exchange Offer for

8.125% Senior Notes due 2018

PROSPECTUS

                    , 2011

Until                     , 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sabra Health Care REIT, Inc.

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty which is established by a final judgment and is material to the cause of action. Sabra’s charter contains a provision that limits, to the maximum extent permitted by Maryland statutory or decisional law, the liability of its directors and officers to Sabra and its stockholders for money damages.

Maryland law requires a Maryland corporation (unless otherwise provided in its charter, which Sabra’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Sabra’s charter requires, to the maximum extent permitted by Maryland law, Sabra to indemnify and to pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (a) any present or former director or officer and (b) any individual who, while a director or officer and, at Sabra’s request, serves or has served another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member, manager, employee or agent from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities. Sabra’s charter and bylaws also permits it to indemnify and advance expenses to any individual who served its predecessor in any of the capacities described above and any employee or agent of Sabra or its predecessor.

Sabra has entered into indemnification agreements with each of its executive officers and directors providing for the indemnification of, and advancement of expenses to, each such person in connection with claims, suits or proceedings arising as a result of such person’s service as an officer or director of Sabra. Sabra also maintains insurance on behalf of its directors and officers, insuring them against liabilities that they may incur in such capacities or arising from this status.

Sabra Health Care Limited Partnership

Section 17–108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.

The Limited Partnership Agreement of Sabra Health Care Limited Partnership provides, to the fullest extent permitted by Delaware law, for the indemnification of any general partner, director or officer of the partnership or the general partner, or such other persons as the general partner may designate from time to time from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the partnership or Sabra as set forth in the Limited Partnership Agreement, in which such indemnitee may be involved, as a party or otherwise.

Sabra Capital Corporation

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The certificate of incorporation of Sabra Capital Corporation provides that Sabra Capital Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or an officer of Sabra Capital Corporation or by reason of the fact that such person, at the request of Sabra Capital Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

Delaware Limited Liability Companies

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The operating agreements of New Hampshire Holdings, LLC, Connecticut Holdings I, LLC, Northwest Holdings I, LLC, 395 Harding Street, LLC, 1104 Wesley Avenue, LLC, Kentucky Holdings I, LLC, Sabra Lake Drive, LLC, Sabra Idaho, LLC, Sabra California II, LLC, Sabra New Mexico, LLC, Sabra Connecticut II, LLC, Sabra Ohio, LLC, Sabra Kentucky, LLC, Sabra NC, LLC provide that the limited liability company shall indemnify, defend and hold the sole member, and each officer, employee and agent of the limited liability company harmless to the fullest extent permitted by law.

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the applicable operating agreement shall not be exclusive of any other right that any person may have or thereafter acquire under any statute, provision of the certificate of formation of the limited liability company, provision of the operating agreement, vote of the sole member or otherwise.

The limited liability company may maintain insurance, at its expense, to protect itself, the sole member, or any officer, employee or agent of the limited liability company against any expense, liability or loss, whether or not the limited liability company would have the power to indemnify such person against such expense, liability or loss by law.

Any amendment, repeal or modification of any provision of the section of the operating agreement providing for indemnification shall not adversely affect any right or protection of the sole member, or any officer, employee or agent of the limited liability company existing at the time of such amendment, repeal or modification.

Massachusetts Limited Liability Companies

Section 8 of the Massachusetts Limited Liability Company Act provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Such indemnification may include payment by the limited liability company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer a member or manager.

No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the limited liability company.

The certificate of organization or a written operating agreement may eliminate or limit the personal liability of a member or manager for breach of any duty to the limited liability company or to another member or manager.

The operating agreements of Orchard Ridge Nursing Center LLC, Oakhurst Manor Nursing Center LLC, Sunset Point Nursing Center LLC, West Bay Nursing Center LLC, and Bay Tree Nursing Center LLC provide that the limited liability company shall indemnify, defend and hold the sole member, and each officer, employee and agent of the limited liability company harmless to the fullest extent permitted by law.

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the applicable operating agreement shall not be exclusive of any other right that any person may have or thereafter acquire under any statute, provision of the certificate of formation of the limited liability company, provision of the operating agreement, vote of the sole member or otherwise.

The limited liability company may maintain insurance, at its expense, to protect itself, the sole member, or any officer, employee or agent of the limited liability company against any expense, liability or loss, whether or not the limited liability company would have the power to indemnify such person against such expense, liability or loss by law.

Any amendment, repeal or modification of any provision of the section of the operating agreement providing for indemnification shall not adversely affect any right or protection of the sole member, or any officer, employee or agent of the limited liability company existing at the time of such amendment, repeal or modification.

HHC 1998-1 Trust

The Amended and Restated Declaration of Trust of HHC 1998-1 Trust provides that HHC 1998-1 Trust shall indemnify and hold harmless the trustees, and any affiliates of the trustees, against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts paid and reasonably incurred by them in connection with or by reason of any act performed or omitted to be performed by them in connection with the business of HHC 1998-1 Trust, provided that: (i) the trustees have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of HHC 1998-1 Trust; (ii) such liability or loss was not the result of gross negligence or willful misconduct on the part of the trustees, or any affiliate of the trustees; and (iii) such indemnification or agreement to be held harmless is recoverable only out of the assets of HHC 1998-1 Trust and not from its shareholders. Notwithstanding the foregoing, an affiliate of the trustee may be indemnified only for actions or inactions which occurred while he or it was engaged in activities which could have been engaged in by a trustee in their capacity as such.

HHC 1998-1 Trust may not advance expenses incurred in defending a legal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding unless the following three conditions are satisfied: (i) the legal action relates to the performance of duties or services by such person on behalf of HHC 1998-1 Trust; (ii) the legal action is initiated by a third party who is not a shareholder of HHC 1998-1 Trust; and (iii) such person agrees in writing to repay the advanced funds, with interest at the applicable federal rate, to HHC 1998-1 Trust if it is ultimately determined that he or it is not entitled to indemnification by the Trust as authorized in the Amended and Restated Declaration of Trust.

The indemnification provided by the Amended and Restated Declaration of Trust shall continue as to a person who has ceased to be a trustee, or an affiliate of a trustee who performs services on behalf of HHC 1998-1 Trust and shall inure to the benefit of the heirs, executors and administrators of such a person.

In discharging their duties, the trustees and officers, when acting, in good faith, shall be fully protected in relying upon the books of account of HHC 1998-1 Trust, upon reports made to HHC 1998-1 Trust by any of its officers or employees or by counsel, accountants, appraisers or other experts or consultants selected with reasonable care by the trustees, or upon the records of HHC 1998-1 Trust.

HHC 1998-1 Trust has the power to purchase and maintain insurance on behalf of any person who is or was a trustee, or an affiliate of a trustee or who is or was serving at the request of the trust as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, business trust, trust or other enterprise against any liability asserted against him or it and incurred by him or it in any such capacity, or arising out of his or its status as such; provided, however, that HHC 1998-1 Trust shall not incur the cost of any liability insurance which insures any person against liability for which he or it could not be indemnified under the Amended and Restated Declaration of Trust.

The trustees shall review any indemnification provided pursuant to the Amended and Restated Declaration of Trust to determine that the requirements of the Amended and Restated Declaration of Trust are satisfied.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

EXHIBIT NO.	DESCRIPTION

2.1	Agreement and Plan of Merger, dated as of September 23, 2010, by and between Sun Healthcare Group, Inc. and Sabra Health Care REIT, Inc. (incorporated by reference to Annex A to the proxy statement/prospectus included in Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-167040) filed by Sabra Health Care REIT, Inc. on September 28, 2010).

2.2	Distribution Agreement, dated November 4, 2010, by and among Sun Healthcare Group, Inc., Sabra Health Care REIT, Inc. and SHG Services, Inc. (which has been renamed Sun Healthcare Group, Inc.) (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 5, 2010).*

3.1	Articles of Amendment and Restatement of Sabra Health Care REIT, Inc., dated October 20, 2010, filed with the State Department of Assessments and Taxation of the State of Maryland on October 21, 2010 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on October 26, 2010).

3.2	Amended and Restated Bylaws of Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on October 26, 2010).

3.3	Certificate of Limited Partnership of Sabra Health Care Limited Partnership, dated May 12, 2010, filed with the Secretary of State of the State of Delaware on May 12, 2010.

3.4	Limited Partnership Agreement of Sabra Health Care Limited Partnership, dated November 15, 2010.

3.5	Certificate of Incorporation of Sabra Capital Corporation, dated October 2, 2010, filed with the Secretary of State of the State of Delaware on October 6, 2010.

3.6	Bylaws of Sabra Capital Corporation.

3.7	Certificate of Formation of Sabra Health Care, L.L.C., dated May 11, 2010, filed with the Secretary of State of the State of Delaware on May 11, 2010.

3.8	Certificate of Formation of Sabra Health Care Holdings I, LLC, dated May 26, 2010, filed with the Secretary of State of the State of Delaware on May 26, 2010.

3.9	Certificate of Formation of Sabra Health Care Holdings II, LLC, dated May 26, 2010, filed with the Secretary of State of the State of Delaware on May 26, 2010.

3.10	Articles of Entity Conversion, Plan of Entity Conversion and Certificate of Organization of Orchard Ridge Nursing Center LLC, dated December 9, 2008, filed with the Secretary of the Commonwealth of Massachusetts on December 22, 2008 and effective as of December 31, 2008.

3.11	Operating Agreement of Orchard Ridge Nursing Center LLC, dated December 31, 2008.

3.12	Certificate of Formation of New Hampshire Holdings, LLC, dated November 5, 2004, filed with the Secretary of State of the State of Delaware on November 5, 2004.

3.13	Amended and Restated Operating Agreement of New Hampshire Holdings, LLC, dated March 30, 2009.

3.14	Articles of Entity Conversion, Plan of Entity Conversion and Certificate of Organization of Oakhurst Manor Nursing Center LLC, dated December 9, 2008, filed with the Secretary of the Commonwealth of Massachusetts on December 22, 2008 and effective as of December 31, 2008.

3.15	Operating Agreement of Oakhurst Manor Nursing Center LLC, dated December 31, 2008.

3.16	Articles of Entity Conversion, Plan of Entity Conversion and Certificate of Organization of Sunset Point Nursing Center LLC, dated December 9, 2008, filed with the Secretary of the Commonwealth of Massachusetts on December 22, 2008 and effective as of December 31, 2008.

3.17	Operating Agreement of Sunset Point Nursing Center LLC, dated December 31, 2008.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrants hereby agree to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

3.18	Certificate of Formation of Connecticut Holdings I, LLC, dated March 27, 2006, filed with the Secretary of State of the State of Delaware on March 27, 2006.

3.19	Amended and Restated Operating Agreement of Connecticut Holdings I, LLC, dated March 30, 2009.

3.20	Articles of Entity Conversion, Plan of Entity Conversion and Certificate of Organization of West Bay Nursing Center LLC, dated December 9, 2008, filed with the Secretary of the Commonwealth of Massachusetts on December 22, 2008 and effective as of December 31, 2008.

3.21	Operating Agreement of West Bay Nursing Center LLC, dated December 31, 2008.

3.22	Amended and Restated Declaration of Trust of HHC 1998-1 Trust, dated June 4, 2003, filed with the Secretary of the Commonwealth of Massachusetts on June 6, 2003.

3.23	Certificate of Formation of Northwest Holdings I, LLC, dated March 4, 2003, filed with the Secretary of State of the State of Delaware on March 5, 2003.

3.24	Amended and Restated Operating Agreement of Northwest Holdings I, LLC, dated March 30, 2009.

3.25	Certificate of Formation of 395 Harding Street, LLC, dated March 4, 2003, filed with the Secretary of State of the State of Delaware on May 5, 2003.

3.26	Amended and Restated Operating Agreement of 395 Harding Street, LLC, dated March 30, 2009.

3.27	Certificate of Formation of 1104 Wesley Avenue, LLC, dated March 4, 2003, filed with the Secretary of State of the State of Delaware on March 5, 2003.

3.28	Amended and Restated Operating Agreement of 1104 Wesley Avenue, LLC, dated March 30, 2009.

3.29	Certificate of Formation of Kentucky Holdings I, LLC, dated March 14, 2005, filed with the Secretary of State of the State of Delaware on March 16, 2005.

3.29.1	Certificate of Amendment to Certificate of Formation of Kentucky Holdings I, LLC, dated May 7, 2007, filed with the Secretary of State of the State of Delaware on May 16, 2007.

3.30	Second Amended and Restated Operating Agreement of Kentucky Holdings I, LLC, dated November 3, 2010.

3.31	Certificate of Formation of Sabra Lake Drive, LLC, dated August 30, 2010, filed with the Secretary of State of the State of Delaware on September 7, 2010.

3.32	Operating Agreement of Sabra Lake Drive, LLC, dated September 10, 2010.

3.33	Articles of Entity Conversion, Plan of Entity Conversion and Certificate of Organization of Bay Tree Nursing Center LLC, dated September 3, 2010, filed with the Secretary of the Commonwealth of Massachusetts on October 1, 2008 and effective as of October 1, 2008.

3.34	Amended and Restated Operating Agreement of Bay Tree Nursing Center LLC, dated October 27, 2010.

3.35	Certificate of Formation of Sabra Health Care Holdings III, LLC, dated May 26, 2010, filed with the Secretary of State of the State of Delaware on May 26, 2010.

3.36	Certificate of Formation of Sabra Health Care Holdings IV, LLC, dated May 26, 2010, filed with the Secretary of State of the State of Delaware on May 27, 2010.

3.37	Certificate of Formation of Sabra Idaho, LLC, dated September 20, 2010, filed with the Secretary of State of the State of Delaware on September 22, 2010.

3.38	Amended and Restated Operating Agreement of Sabra Idaho, LLC, dated October 27, 2010.

3.39	Certificate of Formation of Sabra California II, LLC, dated September 20, 2010, filed with the Secretary of State of the State of Delaware on September 22, 2010.

3.40	Amended and Restated Operating Agreement of Sabra California II, LLC, dated October 27, 2010.

3.41	Certificate of Formation of Sabra New Mexico, LLC, dated September 20, 2010, filed with the Secretary of State of the State of Delaware on September 22, 2010.

3.42	Amended and Restated Operating Agreement of Sabra New Mexico, LLC, dated October 27, 2010.

3.43	Certificate of Formation of Sabra Connecticut II, LLC, dated September 20, 2010, filed with the Secretary of State of the State of Delaware on September 22, 2010.

3.44	Amended and Restated Operating Agreement of Sabra Connecticut II, LLC, dated September 22, 2010.

3.45	Certificate of Formation of Sabra Ohio, LLC (formerly known as Sabra Connecticut I, LLC), dated September 20, 2010, filed with the Secretary of State of the State of Delaware on September 22, 2010.

3.45.1	Certificate of Amendment of Sabra Ohio, LLC, dated October 12, 2010, filed with the Secretary of State of the State of Delaware on October 13, 2010.

3.46	Second Amended and Restated Operating Agreement of Sabra Ohio, LLC, dated October 27, 2010.

3.47	Certificate of Formation of Sabra Kentucky, LLC, dated October 12, 2010, filed with the Secretary of State of the State of Delaware on October 13, 2010.

3.48	Operating Agreement of Sabra Kentucky, LLC, dated October 13, 2010.

3.49	Certificate of Formation of Sabra NC, LLC, dated October 12, 2010, filed with the Secretary of State of the State of Delaware on October 13, 2010.

3.50	Operating Agreement of Sabra NC, LLC, dated October 13, 2010.

4.1	Indenture, dated October 27, 2010, among Sabra Health Care Limited Partnership, Sabra Capital Corporation, Sabra Health Care REIT, Inc., the other guarantors named therein, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on October 27, 2010).

4.1.1	First Supplemental Indenture, dated November 4, 2010, among Sabra Health Care Limited Partnership, Sabra Capital Corporation, Sabra Health Care REIT, Inc., Orchard Ridge Nursing Center LLC, New Hampshire Holdings, LLC, Oakhurst Manor Nursing Center LLC, Sunset Point Nursing Center LLC, Connecticut Holdings I, LLC, West Bay Nursing Center LLC, HHC 1998-1 Trust, Northwest Holdings I, LLC, 395 Harding Street, LLC, 1104 Wesley Avenue, LLC, Kentucky Holdings I, LLC, Sabra Lake Drive, LLC, Bay Tree Nursing Center LLC, Sabra Health Care Holdings III, LLC, Sabra Health Care Holdings IV, LLC, Sabra Idaho, LLC, Sabra California II, LLC, Sabra New Mexico, LLC, Sabra Connecticut II, LLC, Sabra Ohio, LLC, Sabra Kentucky, LLC, Sabra NC, LLC, the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as Trustee.

4.2	Registration Rights Agreement, dated October 27, 2010, by and among Sabra Health Care Limited Partnership, Sabra Capital Corporation, Sabra Health Care REIT, Inc., the other guarantors listed therein and the initial purchasers of the Old Notes (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on October 27, 2010).

4.2.1	Joinder, dated as of November 4, 2010, to the Registration Rights Agreement dated as of October 27, 2010 among Sabra Health Care REIT, Inc., Sabra Health Care Limited Partnership, Sabra Capital Corporation, Sun Healthcare Group, Inc., the Closing Date Subsidiary Guarantors identified therein and Banc of America Securities LLC, in its individual capacity and as Representative for the other Initial Purchasers.

4.3	Form of 8.125% Senior Note due 2018 (included in Exhibit 4.1).

5.1	Opinion of O’Melveny & Myers LLP.

5.2	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

5.3	Opinion of Venable LLP.

10.1	Tax Allocation Agreement, dated as of September 23, 2010, by and among Sun Healthcare Group, Inc., Sabra Health Care REIT, Inc. and SHG Services, Inc. (which has been renamed Sun Healthcare Group, Inc.) (incorporated by reference to Exhibit 10.2 of Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-167040) filed by Sabra Health Care REIT, Inc. on September 24, 2010).

10.2	Transition Services Agreement, dated November 4, 2010 and effective as of the effective time of the REIT Conversion Merger, by and between SHG Services, Inc. (which has been renamed Sun Healthcare Group, Inc.) and Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 5, 2010).

10.3	Form of Master Lease Agreement entered into between subsidiaries of SHG Services, Inc. (which has been renamed Sun Healthcare Group, Inc.) and subsidiaries of Sabra Health Care REIT, Inc. that, with certain exceptions, became effective as of the Separation with respect to the 86 properties owned by subsidiaries of Sabra Health Care REIT, Inc. following the Separation and REIT Conversion Merger (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 5, 2010).

10.4	Form of Guaranty entered into by SHG Services, Inc. (which has been renamed Sun Healthcare Group, Inc.) in favor of subsidiaries of Sabra Health Care REIT, Inc., as landlords under the Master Lease Agreements (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 5, 2010).

10.5	Credit Agreement, dated November 3, 2010, among Sabra Health Care Limited Partnership, Sabra Idaho, LLC, Sabra California II, LLC, Oakhurst Manor Nursing Center LLC, Sunset Point Nursing Center LLC, Sabra New Mexico, LLC, Sabra Ohio, LLC, Sabra Kentucky, LLC, Sabra NC, LLC, Sabra Connecticut II LLC, West Bay Nursing Center LLC and Orchard Ridge Nursing Center LLC, as Borrowers, Sabra Health Care REIT, Inc., as REIT Guarantor, the other guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 5, 2010).

10.6	Form of Indemnification Agreement entered into with each of the directors and officers of Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 5, 2010).

10.7	Employment Agreement, dated November 22, 2010, by and between Richard K. Matros and Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 24, 2010).

10.8	Employment Agreement, dated November 22, 2010, by and between Harold W. Andrews, Jr. and Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 24, 2010).

10.9	Employment Agreement, dated November 22, 2010, by and between Talya Nevo-Hacohen and Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 24, 2010).

10.10	Sabra Health Care REIT, Inc. 2009 Performance Incentive Plan (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-8 filed by Sabra Health Care REIT, Inc. on December 22, 2010).

10.10.1	Form of Notice and Terms and Conditions of Stock Unit Award (Time-Based Stock Units).

10.10.2	Form of Notice and Terms and Conditions of Stock Unit Award (FFO Units).

10.10.3	Form of Notice and Terms and Conditions of Stock Unit Award (TSR Units).

10.10.4	Form of Notice and Terms and Conditions of Stock Unit Award (for Non-Employee Directors).

10.10.5	Non-Employee Directors Stock-for-Fees Program

10.11	Sabra Health Care REIT, Inc. 2004 Equity Incentive Plan (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form S-8 filed by Sabra Health Care REIT, Inc. on December 22, 2010).

10.12	Sabra Health Care REIT, Inc. Directors’ Compensation Policy

12.1	Statement Re: Computation of Ratio of Earnings to Fixed Charges.

21.1	List of Subsidiaries of Sabra Health Care REIT, Inc.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of O’Melveny & Myers LLP (included in the opinion filed as Exhibit 5.1).

23.3	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in the opinion filed as Exhibit 5.2).

23.4	Consent of Venable LLP (included in the opinion filed as Exhibit 5.3).

24.1	Powers of Attorney (included on signature pages hereto).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association, as Trustee.

99.1	Form of Letter of Transmittal.

99.2	Form of Letter to Brokers.

99.3	Form of Letter to Clients.

(b) Financial Statements and Financial Statement Schedules

See Index to Financial Statements on page F-1.

ITEM 22.	UNDERTAKINGS.

The undersigned registrants hereby undertake:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or its securities provided by or on behalf of the undersigned registrants; and

(iv) any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), or 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(h) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on January 21, 2011.

SABRA HEALTH CARE LIMITED PARTNERSHIP

By: SABRA HEALTH CARE REIT, INC., its general partner

By:	/s/ RICHARD K. MATROS
Name:	Richard K. Matros
Title:	Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Sabra Health Care REIT, Inc., do hereby constitute and appoint Richard K. Matros and Harold W. Andrews, Jr., and each of them, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and agreements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD K. MATROS Richard K. Matros	Chairman, President and Chief Executive Officer (Principal Executive Officer)	January 21, 2011

/s/ HAROLD W. ANDREWS, JR. Harold W. Andrews, Jr.	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	January 21, 2011

/s/ CRAIG A. BARBAROSH Craig A. Barbarosh	Director	January 21, 2011

/s/ ROBERT A. ETTL Robert A. Ettl	Director	January 21, 2011

/s/ MICHAEL J. FOSTER Michael J. Foster	Director	January 21, 2011

/s/ MILTON J. WALTERS Milton J. Walters	Director	January 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on January 21, 2011.

SABRA CAPITAL CORPORATION

By:	/s/ RICHARD K. MATROS
Name:	Richard K. Matros
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD K. MATROS Richard K. Matros	Chief Executive Officer, President and Director (Principal Executive Officer)	January 21, 2011

/s/ HAROLD W. ANDREWS, JR. Harold W. Andrews, Jr.	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	January 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on January 21, 2011.

SABRA HEALTH CARE REIT, INC.

By:	/s/ RICHARD K. MATROS
Name:	Richard K. Matros
Title:	Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Sabra Health Care REIT, Inc., do hereby constitute and appoint Richard K. Matros and Harold W. Andrews, Jr., and each of them, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and agreements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD K. MATROS Richard K. Matros	Chairman, President and Chief Executive Officer (Principal Executive Officer)	January 21, 2011

/s/ HAROLD W. ANDREWS, JR. Harold W. Andrews, Jr.	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	January 21, 2011

/s/ CRAIG A. BARBAROSH Craig A. Barbarosh	Director	January 21, 2011

/s/ ROBERT A. ETTL Robert A. Ettl	Director	January 21, 2011

/s/ MICHAEL J. FOSTER Michael J. Foster	Director	January 21, 2011

/s/ MILTON J. WALTERS Milton J. Walters	Director	January 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the co-registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on January 21, 2011.

SABRA HEALTH CARE, L.L.C.

SABRA HEALTH CARE HOLDINGS I, LLC

SABRA HEALTH CARE HOLDINGS II, LLC

ORCHARD RIDGE NURSING CENTER LLC

NEW HAMPSHIRE HOLDINGS, LLC

OAKHURST MANOR NURSING CENTER LLC

SUNSET POINT NURSING CENTER LLC

CONNECTICUT HOLDINGS I, LLC

WEST BAY NURSING CENTER LLC

NORTHWEST HOLDINGS I, LLC

395 HARDING STREET, LLC

1104 WESLEY AVENUE, LLC

KENTUCKY HOLDINGS I, LLC

SABRA LAKE DRIVE, LLC

BAY TREE NURSING CENTER LLC

SABRA HEALTH CARE HOLDINGS III, LLC

SABRA HEALTH CARE HOLDINGS IV, LLC

SABRA IDAHO, LLC

SABRA CALIFORNIA II, LLC

SABRA NEW MEXICO, LLC

SABRA CONNECTICUT II, LLC

SABRA OHIO, LLC

SABRA KENTUCKY, LLC

SABRA NC, LLC

By:	/s/ RICHARD K. MATROS
Name:	Richard K. Matros
Title:	President of the entities listed above

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD K. MATROS Richard K. Matros	President (Principal Executive Officer)	January 21, 2011

/s/ HAROLD W. ANDREWS, JR. Harold W. Andrews, Jr.	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	January 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on January 21, 2011.

HHC 1998-1 TRUST

By:	/s/ RICHARD K. MATROS
Name:	Richard K. Matros
Title:	President and Trustee

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD K. MATROS Richard K. Matros	President and Trustee (Principal Executive Officer)	January 21, 2011

/s/ HAROLD W. ANDREWS, JR. Harold W. Andrews, Jr.	Chief Financial Officer, Secretary and Trustee (Principal Financial and Accounting Officer)	January 21, 2011